Exhibit 99.2

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Management on Internal Control Over Financial Reporting

The management of Bank of America Corporation is responsible for establishing and maintaining adequate internal control over financial reporting.

The Corporation’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Corporation’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2006, based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework. Based on that assessment, management concluded that, as of December 31, 2006, the Corporation’s internal control over financial reporting is effective based on the criteria established in Internal Control – Integrated Framework.

Management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2006, has been audited by PricewaterhouseCoopers, LLP, an independent registered public accounting firm.

Kenneth D. Lewis Chairman, Chief Executive Officer and President	Joe L. Price Chief Financial Officer

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Bank of America Corporation:

We have completed integrated audits of Bank of America Corporation’s Consolidated Financial Statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated Financial Statements

In our opinion, the accompanying Consolidated Balance Sheet and the related Consolidated Statement of Income, Consolidated Statement of Changes in Shareholders’ Equity and Consolidated Statement of Cash Flows present fairly, in all material respects, the financial position of Bank of America Corporation and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These Consolidated Financial Statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits. We conducted our audits of these Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in the Report of Management on Internal Control Over Financial Reporting, that the Corporation maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Corporation’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Charlotte, North Carolina

February 22, 2007, except with respect to our opinion on the Consolidated Financial Statements insofar as it relates to the effects of changes in segments discussed in Note 20, for which the date is May 23, 2007

Bank of America Corporation and Subsidiaries Consolidated Statement of Income

	Year Ended December 31
(Dollars in millions, except per share information)	2006	2005	2004
Interest income
Interest and fees on loans and leases	$48,274	$34,843	$28,051
Interest and dividends on securities	11,655	10,937	7,256
Federal funds sold and securities purchased under agreements to resell	7,823	5,012	1,940
Trading account assets	7,232	5,743	4,016
Other interest income	3,601	2,091	1,690
Total interest income	78,585	58,626	42,953
Interest expense
Deposits	14,480	9,492	5,921
Short-term borrowings	19,840	11,615	4,072
Trading account liabilities	2,640	2,364	1,317
Long-term debt	7,034	4,418	3,683
Total interest expense	43,994	27,889	14,993
Net interest income	34,591	30,737	27,960

Noninterest income
Card income	14,293	5,753	4,592
Service charges	8,224	7,704	6,989
Investment and brokerage services	4,456	4,184	3,614
Investment banking income	2,317	1,856	1,886
Equity investment gains	3,189	2,212	1,024
Trading account profits	3,166	1,763	1,013
Mortgage banking income	541	805	414
Other income	2,246	1,077	1,473
Total noninterest income	38,432	25,354	21,005
Total revenue	73,023	56,091	48,965

Provision for credit losses	5,010	4,014	2,769

Gains (losses) on sales of debt securities	(443)	1,084	1,724

Noninterest expense
Personnel	18,211	15,054	13,435
Occupancy	2,826	2,588	2,379
Equipment	1,329	1,199	1,214
Marketing	2,336	1,255	1,349
Professional fees	1,078	930	836
Amortization of intangibles	1,755	809	664
Data processing	1,732	1,487	1,330
Telecommunications	945	827	730
Other general operating	4,580	4,120	4,457
Merger and restructuring charges	805	412	618
Total noninterest expense	35,597	28,681	27,012
Income before income taxes	31,973	24,480	20,908
Income tax expense	10,840	8,015	6,961
Net income	$21,133	$16,465	$13,947
Net income available to common shareholders	$21,111	$16,447	$13,931
Per common share information
Earnings	$4.66	$4.10	$3.71
Diluted earnings	$4.59	$4.04	$3.64
Dividends paid	$2.12	$1.90	$1.70
Average common shares issued and outstanding (in thousands)	4,526,637	4,008,688	3,758,507
Average diluted common shares issued and outstanding (in thousands)	4,595,896	4,068,140	3,823,943

See accompanying Notes to Consolidated Financial Statements.

Bank of America Corporation and Subsidiaries Consolidated Balance Sheet

	December 31
(Dollars in millions)	2006	2005
Assets
Cash and cash equivalents	$36,429	$36,999
Time deposits placed and other short-term investments	13,952	12,800
Federal funds sold and securities purchased under agreements to resell (includes $135,409 and $148,299 pledged as collateral)	135,478	149,785
Trading account assets (includes $92,274 and $68,223 pledged as collateral)	153,052	131,707
Derivative assets	23,439	23,712
Debt Securities:
Available-for-sale (includes $83,785 and $116,659 pledged as collateral)	192,806	221,556
Held-to-maturity, at cost (market value—$40 and $47)	40	47
Total debt securities	192,846	221,603
Loans and leases	706,490	573,791
Allowance for loan and lease losses	(9,016)	(8,045)
Loans and leases, net of allowance	697,474	565,746
Premises and equipment, net	9,255	7,786
Mortgage servicing rights (includes $2,869 measured at fair value at December 31, 2006)	3,045	2,806
Goodwill	65,662	45,354
Intangible assets	9,422	3,194
Other assets	119,683	90,311
Total assets	$1,459,737	$1,291,803
Liabilities
Deposits in domestic offices:
Noninterest-bearing	$180,231	$179,571
Interest-bearing	418,100	384,155
Deposits in foreign offices:
Noninterest-bearing	4,577	7,165
Interest-bearing	90,589	63,779
Total deposits	693,497	634,670
Federal funds purchased and securities sold under agreements to repurchase	217,527	240,655
Trading account liabilities	67,670	50,890
Derivative liabilities	16,339	15,000
Commercial paper and other short-term borrowings	141,300	116,269
Accrued expenses and other liabilities (includes $397 and $395 of reserve for unfunded lending commitments)	42,132	31,938
Long-term debt	146,000	100,848
Total liabilities	1,324,465	1,190,270

Commitments and contingencies (Notes 9 and 13)

Shareholders’ equity
Preferred stock, $0.01 par value; authorized—100,000,000 shares; issued and outstanding—121,739 and 1,090,189 shares	2,851	271
Common stock and additional paid-in capital, $0.01 par value; authorized—7,500,000,000 shares; issued and outstanding—4,458,151,391 and 3,999,688,491 shares	61,574	41,693
Retained earnings	79,024	67,552
Accumulated other comprehensive income (loss)	(7,711)	(7,556)
Other	(466)	(427)
Total shareholders’ equity	135,272	101,533
Total liabilities and shareholders’ equity	$1,459,737	$1,291,803

See accompanying Notes to Consolidated Financial Statements.

Bank of America Corporation and Subsidiaries Consolidated Statement of Changes in Shareholders’ Equity

(Dollars in millions, shares in thousands)	Preferred Stock	Common Stock and Additional Paid-in Capital		Retained Earnings	Accumulated Other Comprehensive Income (Loss)(1)	Other	Total Shareholders’ Equity	Comprehensive Income
		Shares	Amount
Balance, December 31, 2003	$54	2,882,288	$29	$51,162	$(2,434)	$(154)	$48,657
Net income				13,947			13,947	$13,947
Net unrealized losses on available-for-sale debt and marketable equity securities					(127)		(127)	(127)
Net unrealized gains on foreign currency translation adjustments					13		13	13
Net losses on derivatives					(185)		(185)	(185)
Cash dividends paid:
Common				(6,452)			(6,452)
Preferred				(16)			(16)
Common stock issued under employee plans and related tax benefits		121,149	4,066			(127)	3,939
Stock issued in acquisition (2)	271	1,186,728	46,480				46,751
Common stock repurchased		(147,859)	(6,375)	89			(6,286)
Conversion of preferred stock	(54)	4,240	54
Other			(18)	43	(31)		(6)	(31)
Balance, December 31, 2004	271	4,046,546	44,236	58,773	(2,764)	(281)	100,235	13,617
Net income				16,465			16,465	16,465
Net unrealized losses on available-for-sale debt and marketable equity securities					(2,781)		(2,781)	(2,781)
Net unrealized gains on foreign currency translation adjustments					32		32	32
Net losses on derivatives					(2,059)		(2,059)	(2,059)
Cash dividends paid:
Common				(7,665)			(7,665)
Preferred				(18)			(18)
Common stock issued under employee plans and related tax benefits		79,579	3,222			(145)	3,077
Common stock repurchased		(126,437)	(5,765)				(5,765)
Other				(3)	16	(1)	12	16
Balance, December 31, 2005	271	3,999,688	41,693	67,552	(7,556)	(427)	101,533	11,673
Net income				21,133			21,133	21,133
Net unrealized gains on available-for-sale debt and marketable equity securities					245		245	245
Net unrealized gains on foreign currency translation adjustments					269		269	269
Net gains on derivatives					641		641	641
Adjustment to initially apply FASB Statement No. 158 (3)					(1,308)		(1,308)
Cash dividends paid:
Common				(9,639)			(9,639)
Preferred				(22)			(22)
Issuance of preferred stock	2,850						2,850
Redemption of preferred stock	(270)						(270)
Common stock issued under employee plans and related tax benefits		118,418	4,863			(39)	4,824
Stock issued in acquisition (4)		631,145	29,377				29,377
Common stock repurchased		(291,100)	(14,359)				(14,359)
Other					(2)		(2)	(2)
Balance, December 31, 2006	$2,851	4,458,151	$61,574	$79,024	$(7,711)	$(466)	$135,272	$22,286

(1)

At December 31, 2006, Accumulated Other Comprehensive Income (Loss) (OCI), net of tax, includes Net Gains (Losses) on Derivatives of $(3,697) million, Net Unrealized Gains (Losses) on Available-for-sale (AFS) Debt and Marketable Equity Securities of $(2,733) million, the accumulated adjustment to apply FASB Statement No. 158 of $(1,428) million, and Net Unrealized Gains (Losses) on Foreign Currency Translation Adjustments of $147 million. For additional information on Accumulated OCI, see Note 14 of the Consolidated Financial Statements.

(2)	Includes adjustment for the fair value of outstanding FleetBoston Financial Corporation (FleetBoston) stock options of $862 million.
(3)	Includes accumulated adjustment to apply FASB Statement No. 158 of $(1,428) million, net of tax, and the reversal of the additional minimum liability adjustment of $120 million, net of tax.
(4)	Includes adjustment for the fair value of outstanding MBNA Corporation (MBNA) stock options of $435 million.

See accompanying Notes to Consolidated Financial Statements.

Bank of America Corporation and Subsidiaries Consolidated Statement of Cash Flows

	Year Ended December 31
(Dollars in millions)	2006	2005	2004
Operating activities
Net income	$21,133	$16,465	$13,947
Reconciliation of net income to net cash provided by (used in) operating activities:
Provision for credit losses	5,010	4,014	2,769
(Gains) losses on sales of debt securities	443	(1,084)	(1,724)
Depreciation and premises improvements amortization	1,114	959	972
Amortization of intangibles	1,755	809	664
Deferred income tax expense (benefit)	1,850	1,695	(519)
Net increase in trading and derivative instruments	(3,870)	(18,911)	(13,944)
Net increase in other assets	(17,070)	(104)	(11,928)
Net increase (decrease) in accrued expenses and other liabilities	4,517	(8,205)	4,594
Other operating activities, net	(373)	(7,861)	1,647
Net cash provided by (used in) operating activities	14,509	(12,223)	(3,522)
Investing activities
Net increase in time deposits placed and other short-term investments	(3,053)	(439)	(1,147)
Net (increase) decrease in federal funds sold and securities purchased under agreements to resell	13,020	(58,425)	(3,880)
Proceeds from sales of available-for-sale securities	53,446	134,490	117,672
Proceeds from paydowns and maturities of available-for-sale securities	22,417	39,519	26,973
Purchases of available-for-sale securities	(40,905)	(204,476)	(243,573)
Proceeds from maturities of held-to-maturity securities	7	283	153
Proceeds from sales of loans and leases	37,812	14,458	4,416
Other changes in loans and leases, net	(145,779)	(71,078)	(32,350)
Net purchases of premises and equipment	(748)	(1,228)	(863)
Proceeds from sales of foreclosed properties	93	132	198
Investment in China Construction Bank	—	(3,000)	—
(Acquisition) divestiture of business activities, net	(2,388)	(49)	4,936
Other investing activities, net	(2,226)	(632)	(89)
Net cash used in investing activities	(68,304)	(150,445)	(127,554)
Financing activities
Net increase in deposits	38,340	16,100	64,423
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	(22,454)	120,914	35,752
Net increase in commercial paper and other short-term borrowings	23,709	37,671	37,437
Proceeds from issuance of long-term debt	49,464	21,958	21,289
Retirement of long-term debt	(17,768)	(15,107)	(16,904)
Proceeds from issuance of preferred stock	2,850	—	—
Redemption of preferred stock	(270)	—	—
Proceeds from issuance of common stock	3,117	2,846	3,712
Common stock repurchased	(14,359)	(5,765)	(6,286)
Cash dividends paid	(9,661)	(7,683)	(6,468)
Excess tax benefits of share-based payments	477	—	—
Other financing activities, net	(312)	(117)	(91)
Net cash provided by financing activities	53,133	170,817	132,864
Effect of exchange rate changes on cash and cash equivalents	92	(86)	64
Net increase (decrease) in cash and cash equivalents	(570)	8,063	1,852
Cash and cash equivalents at January 1	36,999	28,936	27,084
Cash and cash equivalents at December 31	$36,429	$36,999	$28,936
Supplemental cash flow disclosures
Cash paid for interest	$42,355	$26,239	$13,765
Cash paid for income taxes	7,210	7,049	6,088

The fair values of noncash assets acquired and liabilities assumed in the MBNA merger were $83.3 billion and $50.4 billion.

Approximately 631 million shares of common stock, valued at approximately $28.9 billion were issued in connection with the MBNA merger.

Net transfers of Loans and Leases to loans held-for-sale (included in Other Assets) from the loan portfolio for Asset and Liability Management purposes amounted to $73 million in 2005.

Net transfers of Loans and Leases from loans held-for-sale to the loan portfolio for Asset and Liability Management purposes amounted to $1.1 billion in 2004.

In 2004, the fair values of noncash assets acquired and liabilities assumed in the merger with FleetBoston were $224.5 billion and $182.9 billion.

In 2004, approximately 1.2 billion shares of common stock, valued at approximately $45.6 billion, were issued in connection with the merger with FleetBoston.

See accompanying Notes to Consolidated Financial Statements.

Bank of America Corporation and Subsidiaries Notes to Consolidated Financial Statements

On January 1, 2006, Bank of America Corporation and its subsidiaries (the Corporation) acquired 100 percent of the outstanding stock of MBNA Corporation (MBNA). On April 1, 2004, the Corporation acquired all of the outstanding stock of FleetBoston Financial Corporation (FleetBoston). Both mergers were accounted for under the purchase method of accounting. Consequently, both MBNA and FleetBoston’s results of operations were included in the Corporation’s results from their dates of acquisition.

The Corporation, through its banking and nonbanking subsidiaries, provides a diverse range of financial services and products throughout the U.S. and in selected international markets. At December 31, 2006, the Corporation operated its banking activities primarily under two charters: Bank of America, National Association (Bank of America, N.A.) and FIA Card Services, N.A. Bank of America, N.A. was the surviving entity after the merger of Fleet National Bank on June 13, 2005. Effective June 10, 2006, MBNA America Bank N.A. was renamed FIA Card Services, N.A., and on October 20, 2006, Bank of America, N.A. (USA) merged into FIA Card Services, N.A. These mergers had no impact on the Consolidated Financial Statements of the Corporation.

NOTE 1 – Summary of Significant Accounting Principles

Principles of Consolidation and Basis of Presentation

The Consolidated Financial Statements include the accounts of the Corporation and its majority-owned subsidiaries, and those variable interest entities (VIEs) where the Corporation is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated. Results of operations of companies purchased are included from the dates of acquisition. Assets held in an agency or fiduciary capacity are not included in the Consolidated Financial Statements. The Corporation accounts for investments in companies in which it owns a voting interest of 20 percent to 50 percent and for which it has the ability to exercise significant influence over operating and financing decisions using the equity method of accounting. These investments are included in Other Assets and the Corporation’s proportionate share of income or loss is included in Equity Investment Gains.

The preparation of the Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates and assumptions. Certain prior period amounts have been reclassified to conform to current period presentation.

Recently Issued or Proposed Accounting Pronouncements

On February 15, 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159), which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. Subsequent changes in fair value of these financial assets and liabilities would be recognized in earnings when they occur. SFAS 159 further establishes certain additional disclosure requirements. SFAS 159 is effective for the Corporation’s financial statements for the year beginning on January 1, 2008, with earlier adoption permitted. Management is currently evaluating the impact and timing of the adoption of SFAS 159 on the Corporation’s financial condition and results of operations.

On September 29, 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS 158), which requires the recognition of a plan’s over-funded or under-funded status as an asset or liability with an offsetting adjustment to Accumulated Other Comprehensive Income (OCI). SFAS 158 further requires the determination of the fair values of a plan’s assets at a company’s year-end and recognition of actuarial gains and losses, prior service costs or credits, and transition assets or obligations as a component of Accumulated OCI. This statement was effective as of December 31, 2006. The adoption of SFAS 158 reduced Accumulated OCI by approximately $1.3 billion after tax in 2006.

On September 15, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value under GAAP and enhances disclosures about fair value measurements. SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 is effective for the Corporation’s financial statements issued for the year beginning on January 1, 2008, with earlier adoption permitted. Management is currently evaluating the impact and timing of the adoption of SFAS 157 on the Corporation’s financial condition and results of operations.

On September 13, 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108). SAB 108 expresses the SEC Staff’s views regarding the process of quantifying financial statement misstatements. SAB 108 states that in evaluating the materiality of financial statement misstatements, a corporation must quantify the impact of correcting misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. SAB 108 is effective for the year ended December 31, 2006. The application of SAB 108 did not have an impact on the Corporation’s financial condition and results of operations.

On July 13, 2006, the FASB issued FASB Staff Position (FSP) No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (FSP 13-2). The principal provision of FSP 13-2 is the requirement that a lessor recalculate the recognition of lease income when there is a change in the estimated timing of the cash flows relating to income taxes generated by such leveraged lease. FSP 13-2 is effective as of January 1, 2007 and requires that the cumulative effect of adoption be reflected as an adjustment to the beginning balance of Retained Earnings with a corresponding offset decreasing the net investment in leveraged leases. The adoption of FSP 13-2 is expected to reduce Retained Earnings by approximately $1.4 billion after-tax in the first quarter of 2007. This estimate reflects new information that changed management’s previously disclosed assumption of the projected timing and classification of future income tax cash flows related to certain leveraged leases.

On July 13, 2006, the FASB released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the tax law may be uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. The Corporation will adopt FIN 48 in the first quarter of 2007. The adoption of FIN 48 is not expected to have a material impact on the Corporation’s financial condition and results of operations.

On March 17, 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140” (SFAS 156), which permits, but does not require, an entity to account for one or more classes of servicing rights (i.e., mortgage servicing rights, or MSRs) at fair value, with the changes in fair value recorded in the Consolidated Statement of Income. The Corporation elected to early adopt the standard and to account for consumer-related MSRs using the fair value measurement method on January 1, 2006. Commercial-related MSRs continue to be accounted for using the amortization method (i.e., lower of cost or market). The adoption of this standard did not have a material impact on the Corporation’s financial condition and results of operations. For additional information on MSRs, see Note 8 of the Consolidated Financial Statements.

On February 16, 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Instruments, an amendment of FASB Statements No. 133 and 140” (SFAS 155), which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities, as amended” (SFAS 133). The statement also subjects beneficial interests issued by securitization vehicles to the requirements of SFAS 133. The Corporation will adopt SFAS 155 in the first quarter of 2007. The adoption of SFAS 155 is not expected to have a material impact on the Corporation’s financial condition and results of operations.

On January 1, 2006, the Corporation adopted SFAS No. 123 (revised 2004), “Share-based Payment” (SFAS 123R). Prior to January 1, 2006, the Corporation accounted for its stock-based compensation plans under a fair value-based method of accounting. The adoption of SFAS 123R impacted the recognition of stock compensation for any awards granted to retirement-eligible employees and the presentation of cash flows resulting from the tax benefits due to tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) in the Consolidated Statement of Cash Flows. For additional information, see Note 17 of the Consolidated Financial Statements.

Cash and Cash Equivalents

Cash on hand, cash items in the process of collection, and amounts due from correspondent banks and the Federal Reserve Bank are included in Cash and Cash Equivalents.

Securities Purchased Under Agreements to Resell and Securities Sold under Agreements to Repurchase

Securities Purchased under Agreements to Resell and Securities Sold under Agreements to Repurchase are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The Corporation’s policy is to obtain the use of Securities Purchased under Agreements to Resell. The market value of the underlying securities, which collateralize the related receivable on agreements to resell, is monitored, including accrued interest. The Corporation may require counterparties to deposit additional collateral or return collateral pledged, when appropriate.

Collateral

The Corporation has accepted collateral that it is permitted by contract or custom to sell or repledge. At December 31, 2006, the fair value of this collateral was approximately $186.6 billion of which $113.0 billion was sold or repledged. At December 31, 2005, the fair value of this collateral was approximately $179.1 billion of which $112.5 billion was sold or repledged. The primary source of this collateral is reverse repurchase agreements. The Corporation also pledges securities as collateral in transactions that consist of repurchase agreements, public and trust deposits, Treasury tax and loan notes, and other short-term borrowings. This collateral can be sold or repledged by the counterparties to the transactions.

In addition, the Corporation obtains collateral in connection with its derivative activities. Required collateral levels vary depending on the credit risk rating and the type of counterparty. Generally, the Corporation accepts collateral in the form of cash, U.S. Treasury securities and other marketable securities. Based on provisions contained in legal netting agreements, the Corporation has netted cash collateral against the applicable derivative mark-to-market exposures. Accordingly, the Corporation offsets its obligation to return or its right to reclaim cash collateral against the fair value of the derivatives being collateralized. The Corporation also pledges collateral on its own derivative positions which can be applied against Derivative Liabilities.

Trading Instruments

Financial instruments utilized in trading activities are stated at fair value. Fair value is generally based on quoted market prices. If quoted market prices are not available, fair values are estimated based on dealer quotes, pricing models or quoted prices for instruments with similar characteristics. Realized and unrealized gains and losses are recognized in Trading Account Profits.

Derivatives and Hedging Activities

The Corporation designates a derivative as held for trading, an economic hedge not designated as a SFAS 133 hedge, or a qualifying SFAS 133 hedge when it enters into the derivative contract. The designation may change based upon management’s reassessment or changing circumstances. Derivatives utilized by the Corporation include swaps, financial futures and forward settlement contracts, and option contracts. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. Financial futures and forward settlement contracts are agreements to buy or sell a quantity of a financial instrument, index, currency or commodity at a predetermined future date, and rate or price. An option contract is an agreement that conveys to the purchaser the right, but not the obligation, to buy or sell a quantity of a financial instrument (including another derivative financial instrument), index, currency or commodity at a predetermined rate or price during a period or at a time in the future. Option agreements can be transacted on organized exchanges or directly between parties. The Corporation also provides credit derivatives to customers who wish to increase or decrease credit exposures. In addition, the Corporation utilizes credit derivatives to manage the credit risk associated with the loan portfolio.

All derivatives are recognized on the Consolidated Balance Sheet at fair value, taking into consideration the effects of legally enforceable master netting agreements that allow the Corporation to settle positive and negative positions and offset cash collateral held with the same counterparty on a net basis. For exchange-traded contracts, fair value is based on quoted market prices. For non-exchange traded contracts, fair value is based on dealer quotes, pricing models or quoted prices for instruments with similar characteristics.

The Corporation recognizes gains and losses at inception of a derivative contract only if the fair value of the contract is evidenced by a quoted market price in an active market, an observable price or other market transaction, or other observable data supporting a valuation model in accordance with Emerging Issues Task Force (EITF) Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” (EITF 02-3). For those gains and losses not evidenced by the above mentioned market data, the transaction price is used as the fair value of the derivative contract. Any difference between the transaction price and the model fair value is considered an unrecognized gain or loss at inception of the contract. These unrecognized gains and losses are recorded in income using the straight line method of amortization over the contractual life of the derivative contract. Earlier recognition of the full unrecognized gain or loss is permitted if the trade is terminated early, subsequent market activity is observed which supports the model fair value of the contract, or significant inputs used in the valuation model become observable in the market. As of December 31, 2006, the balance of the above unrecognized gains and losses was not material. SFAS 157, when adopted, will nullify certain guidance in EITF 02-3 and, as a result, a portion of the above unrecognized gains and losses will be accounted for as a cumulative-effect adjustment to the opening balance of Retained Earnings.

Trading Derivatives and Economic Hedges

The Corporation designates at inception whether the derivative contract is considered hedging or non-hedging for SFAS 133 accounting purposes. Derivatives held for trading purposes are included in Derivative Assets or Derivative Liabilities with changes in fair value reflected in Trading Account Profits.

Derivatives used as economic hedges but not designated in a hedging relationship for accounting purposes are also included in Derivative Assets or Derivative Liabilities. Changes in the fair value of derivatives that serve as economic hedges of MSRs are recorded in Mortgage Banking Income. Changes in the fair value of derivatives that serve as asset and liability management (ALM) economic hedges, which do not qualify or were not designated as accounting hedges, are recorded in Other Income. Credit derivatives used by the Corporation do not qualify for hedge accounting under SFAS 133 despite being effective economic hedges with changes in the fair value of these derivatives included in Other Income.

Derivatives Used For SFAS 133 Hedge Accounting Purposes

For SFAS 133 hedges, the Corporation formally documents at inception all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various accounting hedges. Additionally, the Corporation uses dollar offset or regression analysis at the hedge’s inception and for each reporting period thereafter to assess whether the derivative used in its hedging transaction is expected to be and has been highly effective in offsetting changes in the fair value or cash flows of the hedged items. The Corporation discontinues hedge accounting when it is determined that a derivative is not expected to be or has ceased to be highly effective as a hedge, and then reflects changes in fair value in earnings after termination of the hedge relationship.

The Corporation uses its derivatives designated as hedging for accounting purposes as either fair value hedges, cash flow hedges or hedges of net investments in foreign operations. The Corporation manages interest rate and foreign currency exchange rate sensitivity predominantly through the use of derivatives. Fair value hedges are used to protect against changes in the fair value of the Corporation’s assets and liabilities that are due to interest rate or foreign exchange volatility. Cash flow hedges are used to minimize the variability in cash flows of assets or liabilities, or forecasted transactions caused by interest rate or foreign exchange fluctuation. For cash flow hedges, the maximum length of time over which forecasted transactions are hedged is 29 years, with a substantial portion of the hedged transactions being less than 10 years. Changes in the fair value of derivatives designated as fair value hedges are recorded in earnings, together with changes in the fair value of the related hedged item. Changes in the fair value of derivatives designated as cash flow hedges are recorded in Accumulated OCI and are reclassified into the line item in the Consolidated Statement of Income in which the hedged item is recorded in the same period the hedged item affects earnings. Hedge ineffectiveness and gains and losses on the excluded component of a derivative in assessing hedge effectiveness are recorded in earnings in the same income statement caption that is used to record hedge effectiveness. SFAS 133 retains certain concepts under SFAS No. 52, “Foreign Currency Translation,” (SFAS 52) for foreign currency exchange hedging. Consistent with SFAS 52, the Corporation records changes in the fair value of derivatives used as hedges of the net investment in foreign operations, to the extent effective, as a component of Accumulated OCI.

If a derivative instrument in a fair value hedge is terminated or the hedge designation removed, the previous adjustments to the carrying amount of the hedged asset or liability are subsequently accounted for in the same manner as other components of the carrying amount of that asset or liability. For interest-earning assets and interest-bearing liabilities, such adjustments are amortized to earnings over the remaining life of the respective asset or liability. If a derivative instrument in a cash flow hedge is terminated or the hedge designation is removed, related amounts in Accumulated OCI are reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. If it is probable that a forecasted transaction will not occur, any related amounts in Accumulated OCI are reclassified into earnings in that period.

Interest Rate Lock Commitments

The Corporation enters into interest rate lock commitments (IRLCs) in connection with its mortgage banking activities to fund residential mortgage loans at specified times in the future. IRLCs that relate to the origination of mortgage loans that will be held for sale are considered derivative instruments under SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” As such, these IRLCs are recorded at fair value with changes in fair value recorded in Mortgage Banking Income.

Consistent with SEC SAB No. 105, “Application of Accounting Principles to Loan Commitments,” the Corporation does not record any unrealized gain or loss at the inception of the loan commitment, which is the time the commitment is issued to the borrower. The Corporation records unrealized gains or losses based upon subsequent changes in the value from the inception of the loan commitment. In estimating the fair value of an IRLC, the Corporation assigns a probability to the loan commitment based on an expectation that it will be exercised and the loan will be funded. The fair value of the commitments is derived from the fair value of related mortgage loans which is based on observable market data. Changes to the fair value of IRLCs are recognized based on interest rate changes, changes in the probability that the commitment will be exercised and the passage of time. Changes from the expected future cash flows related to the customer relationship or loan servicing are excluded from the valuation of the IRLCs.

Outstanding IRLCs expose the Corporation to the risk that the price of the loans underlying the commitments might decline from inception of the rate lock to funding of the loan. To protect against this risk, the Corporation utilizes forward loan sales commitments and other derivative instruments, including interest rate swaps and options, to economically hedge the risk of potential changes in the value of the loans that would result from the commitments. The changes in the fair value of these derivatives are recorded in Mortgage Banking Income.

Securities

Debt Securities are classified based on management’s intention on the date of purchase and recorded on the Consolidated Balance Sheet as Debt Securities as of the trade date. Debt Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Debt Securities that are bought and held principally for the purpose of resale in the near term are classified as Trading Account Assets and are stated at fair value with unrealized gains and losses included in Trading Account Profits. All other Debt Securities that management has the intent and ability to hold to recovery unless there is a significant deterioration in credit quality in any individual security are classified as available-for-sale (AFS) and carried at fair value with net unrealized gains and losses included in Accumulated OCI on an after-tax basis.

Interest on Debt Securities, including amortization of premiums and accretion of discounts, is included in Interest Income. Realized gains and losses from the sales of Debt Securities, which are included in Gains (Losses) on Sales of Debt Securities, are determined using the specific identification method.

Marketable equity securities are classified based on management’s intention on the date of purchase and recorded on the Consolidated Balance Sheet as of the trade date. Marketable equity securities that are bought and held principally for the purpose of resale in the near term are classified as Trading Account Assets and are stated at fair value with unrealized gains and losses included in Trading Account Profits. Other marketable equity securities are accounted for as AFS and classified in Other Assets. All AFS marketable equity securities in which management has the intent and ability to hold to recovery are carried at fair value with net unrealized gains and losses included in Accumulated OCI on an after-tax basis. Dividend income on all AFS marketable equity securities is included in Equity Investment Gains. Realized gains and losses on the sale of all AFS marketable equity securities, which are recorded in Equity Investment Gains, are determined using the specific identification method.

Investments in equity securities without readily determinable market values are recorded in Other Assets, are accounted for using the cost method and are subject to impairment testing as applicable.

Equity investments held by Principal Investing, a diversified equity investor in companies at all stages of their life cycle from startup to buyout, are reported at fair value pursuant to American Institute of Certified Public Accountants (AICPA) Investment Company Audit Guide and recorded in Other Assets. These investments are made either directly in a company or held through a fund. Equity investments for which there are active market quotes are carried at estimated fair value based on market prices. Nonpublic and other equity investments for which representative market quotes are not readily available are initially valued at cost. Subsequently, these investments are reviewed semi-annually or on a quarterly basis, where appropriate, and adjusted to reflect changes in value as a result of initial public offerings, market liquidity, the investees’ financial results, sales restrictions, or other than temporary declines in value. Gains and losses on these equity investments, both unrealized and realized, are recorded in Equity Investment Gains.

Loans and Leases

Loans are reported at their outstanding principal balances net of any unearned income, charge-offs, unamortized deferred fees and costs on originated loans, and premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to income over the lives of the related loans. Unearned income, discounts and premiums are amortized to income using methods that approximate the interest method.

The Corporation purchases loans with and without evidence of credit quality deterioration since origination. Those loans with evidence of credit quality deterioration for which it is probable at purchase that we will be unable to collect all contractually required payments are accounted for under AICPA Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (SOP 03-3). SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 requires impaired loans be recorded at fair value and prohibits “carrying over” or the creation of valuation allowances in the initial accounting of loans acquired in a transfer that are within the scope of this SOP (categories of loans for which it is probable, at the time of acquisition, that all amounts due according to the contractual terms of the loan agreement will not be collected). The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. Under SOP 03-3, the excess of cash flows expected at purchase over the purchase price is recorded as interest income over the life of the loan. For those loans not within the scope of SOP 03-3 any difference between the purchase price and the par value of the loan is reflected in interest income over the life of the loan.

The Corporation provides equipment financing to its customers through a variety of lease arrangements. Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual value of the leased property less unearned income. Leveraged leases, which are a form of financing leases, are carried net of nonrecourse debt. Unearned income on leveraged and direct financing leases is accreted to earnings over the lease terms by methods that approximate the interest method.

Allowance for Credit Losses

The allowance for credit losses which includes the Allowance for Loan and Lease Losses and the reserve for unfunded lending commitments, represents management’s estimate of probable losses inherent in the Corporation’s lending activities. The Allowance for Loan and Lease Losses represents the estimated probable credit losses in funded consumer and commercial loans and leases while the reserve for unfunded lending commitments, including standby letters of credit (SBLCs) and binding unfunded loan commitments, represents estimated probable credit losses on these unfunded credit instruments based on utilization assumptions. Credit exposures, excluding Derivative Assets and Trading Account Assets, deemed to be uncollectible are charged against these accounts. Cash recovered on previously charged off amounts are recorded as recoveries to these accounts.

The Corporation performs periodic and systematic detailed reviews of its lending portfolios to identify credit risks and to assess the overall collectibility of those portfolios. The allowance on certain homogeneous loan portfolios, which generally consist of consumer and certain commercial loans such as the business card and small business portfolio, is based on aggregated portfolio segment evaluations generally by product type. Loss forecast models are utilized for these segments which consider a variety of factors including, but not limited to, historical loss experience, estimated defaults or foreclosures based on portfolio trends, delinquencies, economic conditions and credit scores. These models are updated on a quarterly basis in order to incorporate information reflective of the current economic environment. The remaining commercial portfolios are reviewed on an individual loan basis. Loans subject to individual reviews are analyzed and segregated by risk according to the Corporation’s internal risk rating scale. These risk classifications, in conjunction with an analysis of historical loss experience, current economic conditions, industry performance trends, geographic or obligor concentrations within each portfolio segment, and any other pertinent information (including individual valuations on nonperforming loans in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” (SFAS 114)) result in the estimation of the allowance for credit losses. The historical loss experience is updated quarterly to incorporate the most recent data reflective of the current economic environment.

If necessary, a specific Allowance for Loan and Lease Losses is established for individual impaired commercial loans. A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the agreement. Once a loan has been identified as individually impaired, management measures impairment in accordance with SFAS 114. Individually impaired loans are measured based on the present value of payments expected to be received, observable market prices, or for loans that are solely dependent on the collateral for repayment, the estimated fair value of the collateral. If the recorded investment in impaired loans exceeds the present value of payments expected to be received, a specific allowance is established as a component of the Allowance for Loan and Lease Losses.

The Allowance for Loan and Lease Losses includes two components which are allocated to cover the estimated probable losses in each loan and lease category based on the results of the Corporation’s detailed review process described above. The first component covers those commercial loans that are either nonperforming or impaired. The second component covers consumer loans and leases, and performing commercial loans and leases. Included within this second component of the Allowance for Loan and Lease Losses and determined separately from the procedures outlined above are reserves which are maintained to cover uncertainties that affect the Corporation’s estimate of probable losses including the imprecision inherent in the forecasting methodologies, as well as domestic and global economic uncertainty and large single name defaults or event risk. Management evaluates the adequacy of the Allowance for Loan and Lease Losses based on the combined total of these two components.

In addition to the Allowance for Loan and Lease Losses, the Corporation also estimates probable losses related to unfunded lending commitments, such as letters of credit and financial guarantees, and binding unfunded loan commitments. Unfunded lending commitments are subject to individual reviews and are analyzed and segregated by risk according to the

Corporation’s internal risk rating scale. These risk classifications, in conjunction with an analysis of historical loss experience, utilization assumptions, current economic conditions, performance trends within specific portfolio segments and any other pertinent information, result in the estimation of the reserve for unfunded lending commitments.

The allowance for credit losses related to the loan and lease portfolio is reported on the Consolidated Balance Sheet in the Allowance for Loan and Lease Losses. The allowance for credit losses related to the reserve for unfunded lending commitments is reported on the Consolidated Balance Sheet in Accrued Expenses and Other Liabilities. Provision for Credit Losses related to the loan and lease portfolio and unfunded lending commitments is reported in the Consolidated Statement of Income in the Provision for Credit Losses.

Nonperforming Loans and Leases, Charge-offs, and Delinquencies

In accordance with the Corporation’s policies, non-bankrupt credit card loans, open-end unsecured consumer loans, and real estate secured loans are charged off no later than the end of the month in which the account becomes 180 days past due. Personal property secured loans are charged off no later than the end of the month in which the account becomes 120 days past due. Accounts in bankruptcy are written down to collateral value either 60 days after bankruptcy notification (credit card and certain open-end unsecured accounts) or no later than the end of the month in which the account becomes 60 days past due. Only real estate secured accounts are generally placed into non accrual status and classified as nonperforming at 90 days past due. These loans can be returned to performing status when principal or interest is less than 90 days past due.

Commercial loans and leases, excluding business card loans, that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, including loans that are individually identified as being impaired, are generally classified as nonperforming unless well-secured and in the process of collection. Loans whose contractual terms have been restructured in a manner which grants a concession to a borrower experiencing financial difficulties, without compensation on restructured loans, are classified as nonperforming until the loan is performing for an adequate period of time under the restructured agreement. In situations where the Corporation does not receive adequate compensation, the restructuring is considered a troubled debt restructuring. Interest accrued but not collected is reversed when a commercial loan is classified as nonperforming. Interest collections on commercial nonperforming loans and leases for which the ultimate collectibility of principal is uncertain are applied as principal reductions; otherwise, such collections are credited to income when received. Commercial loans and leases may be restored to performing status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection. Business card loans are charged off no later than the end of the month in which the account becomes 180 days past due or in which 60 days has elapsed since receipt of notification of bankruptcy filing, whichever comes first, and are not classified as nonperforming.

The entire balance of an account is contractually delinquent if the minimum payment is not received by the specified due date on the customer’s billing statement. Interest and fees continue to accrue on past due loans until the date the loan goes into nonaccrual status, if applicable. Delinquency is reported on accruing loans that are 30 days or more past due.

Loans Held-for-Sale

Loans held-for-sale include residential mortgage, loan syndications, and to a lesser degree, commercial real estate, consumer finance and other loans, and are carried at the lower of aggregate cost or market value. Loans held-for-sale are included in Other Assets.

Premises and Equipment

Premises and Equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recognized using the straight-line method over the estimated useful lives of the assets. Estimated lives range up to 40 years for buildings, up to 12 years for furniture and equipment, and the shorter of lease term or estimated useful life for leasehold improvements.

Mortgage Servicing Rights

Effective January 1, 2006, the Corporation early adopted SFAS 156 and began accounting for consumer-related MSRs at fair value with changes in fair value recorded in Mortgage Banking Income, while commercial-related MSRs continue to be accounted for using the amortization method (i.e., lower of cost or market) with impairment recognized as a reduction to Mortgage Banking Income. Certain derivatives are used as economic hedges of the MSRs, but are not designated as hedges under SFAS 133. These derivatives are marked to market and recognized through Mortgage Banking Income.

Prior to January 1, 2006, the Corporation applied SFAS 133 hedge accounting for derivative financial instruments that had been designated to hedge MSRs. The loans underlying the MSRs being hedged were stratified into pools that possessed similar interest rate and prepayment risk exposures. The Corporation had designated the hedged risk as the change in the overall fair value of these stratified pools within a daily hedge period. The Corporation performed both prospective and retrospective hedge effectiveness evaluations, using regression analyses. A prospective test was performed to determine whether the hedge was expected to be highly effective at the inception of the hedge. A retrospective test was performed at the end of the daily hedge period to determine whether the hedge was actually effective. Debt Securities were also used as economic hedges of MSRs and were accounted for as AFS Securities with realized gains recorded in Gains (Losses) on Sales of Debt Securities and unrealized gains or losses recorded in Accumulated OCI in Shareholders’ Equity. For additional information on MSRs, see Note 8 of the Consolidated Financial Statements.

Goodwill and Intangible Assets

Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. Identified intangibles are amortized on an accelerated or straight-line basis over the estimated period of benefit. Goodwill is not amortized but is reviewed for potential impairment on an annual basis, or when events or circumstances indicate a potential impairment, at the reporting unit level. The impairment test is performed in two phases. The first step of the Goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including Goodwill. If the fair value of the reporting unit exceeds its carrying amount, Goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, an additional step has to be performed. This additional step compares the implied fair value of the reporting unit’s Goodwill (as defined in SFAS No. 142, “Goodwill and Other Intangible Assets”) with the carrying amount of that Goodwill. An impairment loss is recorded to the extent that the carrying amount of Goodwill exceeds its implied fair value. In 2006, 2005, and 2004, Goodwill was tested for impairment and it was determined that Goodwill was not impaired at any of these dates.

Intangible Assets subject to amortization are evaluated for impairment in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” An impairment loss will be recognized if the carrying amount of the Intangible Asset is not recoverable and exceeds fair value. The carrying amount of the intangible is considered not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of the asset. At December 31, 2006, Intangible Assets included on the Consolidated Balance Sheet consist of purchased credit card relationship intangibles, core deposit intangibles, affinity relationships, and other intangibles that are amortized on an accelerated or straight-line basis over anticipated periods of benefit of up to 15 years. There were no events or changes in circumstances in 2006, 2005, and 2004 that indicated the carrying amounts of our intangibles may not be recoverable.

Special Purpose Financing Entities

In the ordinary course of business, the Corporation supports its customers’ financing needs by facilitating the customers’ access to different funding sources, assets and risks. In addition, the Corporation utilizes certain financing arrangements to meet its balance sheet management, funding, liquidity, and market or credit risk management needs. These financing entities may be in the form of corporations, partnerships, limited liability companies or trusts, and are generally not consolidated on the Corporation’s Consolidated Balance Sheet. The majority of these activities are basic term or revolving securitization vehicles for mortgages, credit cards or other types of loans which are generally funded through term-amortizing debt structures. Other special purpose entities finance their activities by issuing short-term commercial paper. The securities issued from both types of vehicles are designed to be paid off from the underlying cash flows of the vehicles’ assets or the reissuance of commercial paper.

Securitizations

The Corporation securitizes, sells and services interests in residential mortgage loans and credit card loans, and from time to time, automobile, consumer finance and commercial loans. The accounting for these activities is governed by SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement No. 125” (SFAS 140). The securitization vehicles are Qualified Special Purpose Entities (QSPEs) which, in accordance with SFAS 140, are legally isolated, bankruptcy remote and beyond the control of the seller. QSPEs are not included in the consolidated financial statements of the seller. When the Corporation securitizes assets, it may retain interest- only strips, one or more subordinated tranches, subordinated interests in accrued interest and fees on the securitized receivables and, in some cases, cash reserve accounts which are generally considered residual interests in the securitized assets. The Corporation may also retain senior tranches in these securitizations. Gains and losses upon sale of the assets are based on an allocation of the previous carrying amount of the assets to the retained interests. Carrying amounts of assets transferred are allocated in proportion to the relative fair values of the assets sold and interests retained.

Quoted market prices are used to obtain fair values of senior retained interests. Generally, quoted market prices for retained residual interests are not available; therefore, the Corporation estimates fair values based upon the present value of the associated expected future cash flows. This may require management to estimate credit losses, prepayment speeds, forward interest yield curves, discount rates and other factors that impact the value of retained interests. See Note 9 of the Consolidated Financial Statements for further discussion.

Interest-only strips retained in connection with credit card securitizations are classified in Other Assets and carried at fair value, with changes in fair value recorded in Card Income. Other retained interests are primarily classified in Other Assets or AFS Securities and carried at fair value or amounts that approximate fair value with changes in fair value recorded in Accumulated OCI. The excess cash flows expected to be received over the amortized cost of these retained interests is recognized as Interest Income using the effective yield method. If the fair value of such retained interests has declined below its carrying amount and there has been an adverse change in estimated contractual cash flows of the underlying assets, then such decline is determined to be other-than-temporary and the retained interest is written down to fair value with a corresponding adjustment to earnings.

Other Special Purpose Financing Entities

Other special purpose financing entities are generally funded with short-term commercial paper. These financing entities are usually contractually limited to a narrow range of activities that facilitate the transfer of or access to various types of assets or financial instruments and provide the investors in the transaction protection from creditors of the Corporation in the event of bankruptcy or receivership of the Corporation. In certain situations, the Corporation provides liquidity commitments and/or loss protection agreements.

The Corporation determines whether these entities should be consolidated by evaluating the degree to which it maintains control over the financing entity and will receive the risks and rewards of the assets in the financing entity. In making this determination, the Corporation considers whether the entity is a QSPE, which is generally not required to be consolidated by the seller or investors in the entity. For non-QSPE structures or VIEs, the Corporation assesses whether it is the primary beneficiary of the entity. In accordance with FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46R), the primary beneficiary is the party that consolidates a VIE based on its assessment that it will absorb a majority of the expected losses or expected residual returns of the entity, or both. For additional information on other special purpose financing entities, see Note 9 of the Consolidated Financial Statements.

Income Taxes

The Corporation accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (SFAS 109), resulting in two components of Income Tax Expense: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the current period. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. These gross deferred tax assets and liabilities represent decreases or increases in taxes expected to be paid in the future because of future reversals of temporary differences in the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax assets have also been recognized for net operating loss carryforwards and tax credit carryforwards. Valuation allowances are then recorded to reduce deferred tax assets to the amounts management concludes are more likely than not to be realized. For additional information on income taxes, see Note 18 of the Consolidated Financial Statements.

Retirement Benefits

The Corporation has established qualified retirement plans covering substantially all full-time and certain part-time employees. Pension expense under these plans is charged to current operations and consists of several components of net pension cost based on various actuarial assumptions regarding future experience under the plans.

In addition, the Corporation has established unfunded supplemental benefit plans and supplemental executive retirement plans for selected officers of the Corporation and its subsidiaries (SERPS) that provide benefits that cannot be paid from a qualified retirement plan due to Internal Revenue Code restrictions. The SERPS are frozen and the executive offices do not accrue any additional benefits. These plans are nonqualified under the Internal Revenue Code and assets used to fund benefit payments are not segregated from other assets of the Corporation; therefore, in general, a participant’s or beneficiary’s claim to benefits under these plans is as a general creditor. In addition, the Corporation has established several postretirement healthcare and life insurance benefit plans.

The Corporation accounts for its retirement benefit plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” (SFAS 87), SFAS No. 88, “Employers’ Accounting for Settlements and Curtailment of Defined Benefit Pension Plans and for Termination Benefits,” and SFAS No. 106, “Employers Accounting for Postretirement Benefits Other Than Pensions,” as applicable.

On December 31, 2006, the Corporation adopted SFAS 158 which requires the recognition of a plan’s over-funded or under-funded status as an asset or liability with an offsetting adjustment to Accumulated OCI. SFAS 158 requires the determination of the fair values of a plan’s assets at a company’s year-end and recognition of actuarial gains and losses, prior service costs or credits, and transition assets or obligations as a component of Accumulated OCI. These amounts were previously netted against the plans’ funded status in the Corporation’s Consolidated Balance Sheet. These amounts will be subsequently recognized as components of net periodic benefit costs. Further, actuarial gains and losses that arise in subsequent periods that are not initially recognized as a component of net periodic benefit cost will be recognized as a component of Accumulated OCI. Those amounts will subsequently be recorded as a component of net periodic benefit cost as they are amortized during future periods.

Accumulated Other Comprehensive Income

The Corporation records gains and losses on cash flow hedges, unrealized gains and losses on AFS Securities, unrecognized actuarial gains and losses, transition obligation and prior service costs on Pension and Postretirement plans, foreign currency translation adjustments, and related hedges of net investments in foreign operations in Accumulated OCI, net of tax. Accumulated OCI also includes fair value adjustments on certain retained interests in the Corporation’s securitization transactions. Gains or losses on derivatives accounted for as cash flow hedges are reclassified to Net Income when the hedged transaction affects earnings. Gains and losses on AFS Securities are reclassified to Net Income as the gains or losses are realized upon sale of the securities. Other-than-temporary impairment charges are reclassified to Net Income at the time of the charge. Translation gains or losses on foreign currency translation adjustments are reclassified to Net Income upon the substantial sale or liquidation of investments in foreign operations.

Earnings Per Common Share

Earnings per Common Share is computed by dividing Net Income Available to Common Shareholders by the weighted average common shares issued and outstanding. For Diluted Earnings per Common Share, Net Income Available to Common

Shareholders can be affected by the conversion of the registrant’s convertible preferred stock. Where the effect of this conversion would have been dilutive, Net Income Available to Common Shareholders is adjusted by the associated preferred dividends. This adjusted Net Income is divided by the weighted average number of common shares issued and outstanding for each period plus amounts representing the dilutive effect of stock options outstanding, restricted stock, restricted stock units and the dilution resulting from the conversion of the registrant’s convertible preferred stock, if applicable. The effects of convertible preferred stock, restricted stock, restricted stock units and stock options are excluded from the computation of diluted earnings per common share in periods in which the effect would be antidilutive. Dilutive potential common shares are calculated using the treasury stock method.

Foreign Currency Translation

Assets, liabilities and operations of foreign branches and subsidiaries are recorded based on the functional currency of each entity. For certain of the foreign operations, the functional currency is the local currency, in which case the assets, liabilities and operations are translated, for consolidation purposes, at period-end rates from the local currency to the reporting currency, the U.S. dollar. The resulting unrealized gains or losses are reported as a component of Accumulated OCI on an after-tax basis. When the foreign entity’s functional currency is determined to be the U.S. dollar, the resulting remeasurement currency gains or losses on foreign denominated assets or liabilities are included in Net Income.

Credit Card Arrangements

Endorsing organization agreements

The Corporation contracts with other organizations to obtain their endorsement of the Corporation’s loan products. This endorsement may provide the Corporation exclusive rights to market to the organization’s members or to customers on behalf of the Corporation. These organizations endorse the Corporation’s loan products and provide the Corporation with their mailing lists and marketing activities. These agreements generally have terms that range from five to seven years. The Corporation typically pays royalties in exchange for their endorsement. These compensation costs to the Corporation are recorded as contra-revenue against Card Income.

Cardholder reward agreements

The Corporation offers reward programs that allow its cardholders to earn points that can be redeemed for a broad range of rewards including cash, travel and discounted products. The Corporation establishes a rewards liability based upon the points earned which are expected to be redeemed and the average cost per point redemption. The points to be redeemed are estimated based on past redemption behavior, card product type, account transaction activity and other historical card performance. The liability is reduced as the points are redeemed. The estimated cost of the rewards programs is recorded as contra-revenue against Card Income.

Stock-based Compensation

On January 1, 2006, the Corporation adopted SFAS 123R under the modified-prospective application. The Corporation had previously adopted the fair value-based method of accounting for stock-based employee compensation under SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123,” (SFAS 148) prospectively, on January 1, 2003. Had the Corporation adopted SFAS 148 retrospectively, the impact in 2005 and 2004 would not have been material. For additional information on stock-based employee compensation, see Note 17 of the Consolidated Financial Statements.

NOTE 2 – MBNA Merger and Restructuring Activity

The Corporation acquired 100 percent of the outstanding stock of MBNA on January 1, 2006, for $34.6 billion. In connection therewith 1,260 million shares of MBNA common stock were exchanged for 631 million shares of the

Corporation’s common stock. Prior to the MBNA merger, this represented approximately 16 percent of the Corporation’s outstanding common stock. MBNA shareholders also received cash of $5.2 billion. The MBNA merger was a tax-free merger for the Corporation. The acquisition expands the Corporation’s customer base and its opportunity to deepen customer relationships across the full breadth of the Corporation by delivering innovative deposit, lending and investment products and services to MBNA’s customer base. Additionally, the acquisition allows the Corporation to significantly increase its affinity relationships through MBNA’s credit card operations and sell these credit cards through our delivery channels (including the retail branch network). MBNA’s results of operations were included in the Corporation’s results beginning January 1, 2006.

The MBNA merger was accounted for under the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations.” The purchase price has been allocated to the assets acquired and the liabilities assumed based on their fair values at the MBNA merger date as summarized in the following table.

MBNA Purchase Price Allocation (In millions, except per share amounts)
Purchase price
Purchase price per share of the Corporation’s common stock (1)	$45.856
Exchange ratio	0.5009
Purchase price per share of the Corporation’s common stock exchanged	$22.969
Cash portion of the MBNA merger consideration	4.125
Implied value of one share of MBNA common stock	27.094
MBNA common stock exchanged	1,260
Total value of the Corporation’s common stock and cash exchanged		$34,139
Fair value of outstanding stock options and direct acquisition costs		467
Total purchase price		$34,606

Allocation of the purchase price
MBNA stockholders’ equity		$13,410
MBNA goodwill and other intangible assets		(3,564)
Adjustments to reflect assets acquired and liabilities assumed at fair value:
Loans and leases		(292)
Premises and equipment		(563)
Identified intangibles (2)		7,881
Other assets		(683)
Deposits		(97)
Exit and termination liabilities		(269)
Other personnel-related liabilities		(634)
Other liabilities and deferred income taxes		(564)
Long-term debt		(409)
Fair value of net assets acquired		14,216
Goodwill resulting from the MBNA merger (3)		$20,390

(1)

The value of the shares of common stock exchanged with MBNA shareholders was based upon the average of the closing prices of the Corporation’s common stock for the period commencing two trading days before, and ending two trading days after, June 30, 2005, the date of the MBNA merger announcement.

(2)

Includes purchased credit card relationships of $5,698 million, affinity relationships of $1,641 million, core deposit intangibles of $214 million, and other intangibles, including trademarks, of $328 million. The amortization life for core deposit intangibles is 10 years, purchased credit card relationships and affinity relationships are 15 years, and other intangibles over periods not exceeding 10 years. These intangibles are primarily amortized on an accelerated basis.

(3)	No Goodwill is expected to be deductible for tax purposes. Substantially all Goodwill was allocated to Global Consumer and Small Business Banking.

As a result of the MBNA merger, the Corporation acquired certain loans for which there was, at the time of the merger, evidence of deterioration of credit quality since origination and for which it was probable that all contractually required payments would not be collected. These loans were accounted for in accordance with SOP 03-3 which requires that purchased impaired loans be recorded at fair value as of the merger date. The purchase accounting adjustment to reduce impaired loans to fair value resulted in an increase in Goodwill. In addition, an adjustment was made to the Allowance for Loan and Lease Losses for those impaired loans resulting in a decrease in Goodwill. The outstanding balance and fair value of such loans was approximately $1.3 billion and $940 million as of the merger date. At December 31, 2006, there were no outstanding balances for such loans.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information presents the results of operations of the Corporation had the MBNA merger taken place at January 1, 2005 and 2004. Included in the 2004 pro forma amounts are FleetBoston results for the three months ended March 31, 2004.

	Pro Forma
(Dollars in millions)	2005	2004
Net interest income	$34,029	$32,831
Noninterest income	32,647	30,523
Total revenue	66,676	63,354
Provision for credit losses	5,082	3,983
Gains on sales of debt securities	1,084	1,775
Merger and restructuring charges	1,179	624
Other noninterest expense	34,411	34,373
Income before income taxes	27,088	26,149
Net income	18,157	17,300

Merger and Restructuring Charges in the above table include a nonrecurring restructuring charge related to legacy MBNA of $767 million for 2005. Pro forma Earnings per Common Share and Diluted Earnings per Common Share were $3.90 and $3.86 for 2005, and $3.68 and $3.62 for 2004.

Merger and Restructuring Charges

Merger and Restructuring Charges are recorded in the Consolidated Statement of Income and include incremental costs to integrate the operations of the Corporation and MBNA. These charges represent costs associated with these one-time activities and do not represent ongoing costs of the fully integrated combined organization. The following table presents severance and employee-related charges, systems integrations and related charges, and other merger-related charges. Merger and Restructuring Charges for 2005 and 2004 were $412 million and $618 million and primarily related to the FleetBoston merger.

(Dollars in millions)	2006
Severance and employee-related charges	$85
Systems integrations and related charges	552
Other	168
Total merger and restructuring charges	$805

Exit Costs and Restructuring Reserves

On January 1, 2006, the Corporation initially recorded liabilities of $468 million for MBNA’s exit and termination costs as purchase accounting adjustments resulting in an increase in Goodwill. Included in the $468 million were $409 million for severance, relocation and other employee-related expenses and $59 million for contract terminations. During 2006, the Corporation revised certain of its initial estimates due to lower severance costs and updated integration plans including site consolidations that resulted in the reduction of exit cost reserves of $199 million. This reduction in reserves consisted of $177 million related to severance, relocation and other employee-related expenses and $22 million related to contract termination estimates. Cash payments of $144 million in 2006 consisted of $111 million of severance, relocation and other employee-related costs, and $33 million of contract terminations. The impact of these items reduced the balance in the liability to $125 million at December 31, 2006.

Restructuring reserves were also established for legacy Bank of America associate severance, other employee-related expenses and contract terminations. During 2006, $160 million was recorded to the restructuring reserves. Of these amounts, $80 million was related to associate severance and other employee-related expenses, and another $80 million to contract terminations. During 2006, cash payments of $22 million for severance and other employee-related costs and $71 million for contract termination have reduced this liability. The net impact of these items resulted in a balance of $67 million at December 31, 2006.

Payments under exit costs and restructuring reserves associated with the MBNA merger are expected to be substantially completed in 2007. The following table presents the changes in Exit Costs and Restructuring Reserves for the year ended December 31, 2006.

(Dollars in millions)	Exit Cost Reserves (1)	Restructuring Reserves (2)
Balance, January 1, 2006	$—	$—
MBNA exit costs	269	—
Restructuring charges	—	160
Cash payments	(144)	(93)
Balance, December 31, 2006	$125	$67

(1)	Exit costs reserves were established in purchase accounting resulting in an increase in Goodwill.

(2)	Restructuring reserves were established by a charge to Merger and Restructuring Charges.

NOTE 3 – Trading Account Assets and Liabilities

The following table presents the fair values of the components of Trading Account Assets and Liabilities at December 31, 2006 and 2005.

	December 31
(Dollars in millions)	2006	2005
Trading account assets
Corporate securities, trading loans and other	$53,923	$46,554
U.S. government and agency securities (1)	36,656	31,091
Equity securities	27,103	31,029
Mortgage trading loans and asset-backed securities	15,449	12,290
Foreign sovereign debt	19,921	10,743
Total	$153,052	$131,707
Trading account liabilities
U.S. government and agency securities (2)	$26,760	$23,179
Equity securities	23,908	11,371
Foreign sovereign debt	9,261	8,915
Corporate securities and other	7,741	7,425
Total	$67,670	$50,890

(1)	Includes $22.7 billion and $20.9 billion at December 31, 2006 and 2005 of government-sponsored enterprise obligations that are not backed by the full faith and credit of the U.S. government.

(2)	Includes $2.2 billion and $1.4 billion at December 31, 2006 and 2005 of government-sponsored enterprise obligations that are not backed by the full faith and credit of the U.S. government.

NOTE 4 – Derivatives

The Corporation designates derivatives as trading derivatives, economic hedges, or as derivatives used for SFAS 133 accounting purposes. For additional information on our derivatives and hedging activities, see Note 1 of the Consolidated Financial Statements.

Credit Risk Associated with Derivative Activities

Credit risk associated with derivatives is measured as the net replacement cost in the event the counterparties with contracts in a gain position to the Corporation completely fail to perform under the terms of those contracts. In managing derivative credit risk, both the current exposure, which is the replacement cost of contracts on the measurement date, as well as an estimate of the potential change in value of contracts over their remaining lives are considered. The Corporation’s derivative activities are primarily with financial institutions and corporations. To minimize credit risk, the Corporation enters into legally enforceable master netting agreements which reduce risk by permitting the closeout and netting of transactions with the same counterparty upon occurrence of certain events. In addition, the Corporation reduces credit risk by obtaining collateral from counterparties. The determination of the need for and the levels of collateral will vary based on an assessment of the credit risk of the counterparty. Generally, the Corporation accepts collateral in the form of cash, U.S. Treasury securities and other marketable securities. The Corporation held $24.2 billion of collateral on derivative positions, of which $14.9 billion could be applied against credit risk at December 31, 2006.

A portion of the derivative activity involves exchange-traded instruments. Exchange-traded instruments conform to standard terms and are subject to policies set by the exchange involved, including margin and security deposit requirements. Management believes the credit risk associated with these types of instruments is minimal. The average fair value of Derivative Assets, less cash collateral, for 2006 and 2005 was $24.2 billion and $25.9 billion. The average fair value of Derivative Liabilities for 2006 and 2005 was $16.6 billion and $16.8 billion.

The following table presents the contract/notional amounts and credit risk amounts at December 31, 2006 and 2005 of all the Corporation’s derivative positions. These derivative positions are primarily executed in the over-the-counter market. The credit risk amounts take into consideration the effects of legally enforceable master netting agreements, and on an aggregate basis have been reduced by the cash collateral applied against Derivative Assets. At December 31, 2006 and 2005, the cash collateral applied against Derivative Assets on the Consolidated Balance Sheet was $7.3 billion and $9.3 billion. In addition, at December 31, 2006 and 2005, the cash collateral placed against Derivative Liabilities was $6.5 billion and $7.6 billion.

	December 31, 2006		December 31, 2005
(Dollars in millions)	Contract/ Notional	Credit Risk	Contract/ Notional	Credit Risk
Interest rate contracts
Swaps	$18,185,655	$9,601	$14,401,577	$11,085
Futures and forwards	2,283,579	103	2,113,717	—
Written options	1,043,933	—	900,036	—
Purchased options	1,308,888	2,212	869,471	3,345
Foreign exchange contracts
Swaps	451,462	4,241	333,487	3,735
Spot, futures and forwards	1,234,009	2,995	944,321	2,481
Written options	464,420	—	214,668	—
Purchased options	414,004	1,391	229,049	1,214
Equity contracts
Swaps	32,247	577	28,287	548
Futures and forwards	19,947	24	6,479	44
Written options	102,902	—	69,048	—
Purchased options	104,958	7,513	57,693	6,729
Commodity contracts
Swaps	4,868	1,129	8,809	2,475
Futures and forwards	13,513	2	5,533	—
Written options	9,947	—	7,854	—
Purchased options	6,796	184	3,673	546
Credit derivatives (1)	1,497,869	756	722,190	766

Credit risk before cash collateral		30,728		32,968
Less: Cash collateral applied		7,289		9,256
Total derivative assets		$23,439		$23,712
(1)	The December 31, 2005 notional amount has been reclassified to conform with new regulatory guidance, which defined the notional as the contractual loss protection for structured basket transactions.

ALM Activities

Interest rate contracts and foreign exchange contracts are utilized in the Corporation’s ALM activities. The Corporation maintains an overall interest rate risk management strategy that incorporates the use of interest rate contracts to minimize significant fluctuations in earnings that are caused by interest rate volatility. The Corporation’s goal is to manage interest rate sensitivity so that movements in interest rates do not significantly adversely affect Net Interest Income. As a result of interest rate fluctuations, hedged fixed-rate assets and liabilities appreciate or depreciate in market value. Gains or losses on the derivative instruments that are linked to the hedged fixed-rate assets and liabilities are expected to substantially offset this unrealized appreciation or depreciation. Interest Income and Interest Expense on hedged variable-rate assets and liabilities increase or decrease as a result of interest rate fluctuations. Gains and losses on the derivative instruments that are linked to these hedged assets and liabilities are expected to substantially offset this variability in earnings.

Interest rate contracts, which are generally non-leveraged generic interest rate and basis swaps, options and futures, allow the Corporation to manage its interest rate risk position. Non-leveraged generic interest rate swaps involve the exchange of fixed-rate and variable-rate interest payments based on the contractual underlying notional amount. Basis swaps involve the exchange of interest payments based on the contractual underlying notional amounts, where both the pay rate and the receive rate are floating rates based on different indices. Option products primarily consist of caps, floors and swaptions. Futures contracts used for the Corporation’s ALM activities are primarily index futures providing for cash payments based upon the movements of an underlying rate index.

The Corporation uses foreign currency contracts to manage the foreign exchange risk associated with certain foreign currency-denominated assets and liabilities, as well as the Corporation’s equity investments in foreign subsidiaries. Foreign exchange contracts, which include spot and forward contracts, represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price on an agreed-upon settlement date. Exposure to loss on these contracts will increase or decrease over their respective lives as currency exchange and interest rates fluctuate.

Fair Value and Cash Flow Hedges

The Corporation uses various types of interest rate and foreign currency exchange rate derivative contracts to protect against changes in the fair value of its assets and liabilities due to fluctuations in interest rates and exchange rates (fair value hedges). The Corporation also uses these types of contracts to protect against changes in the cash flows of its assets and liabilities, and other forecasted transactions (cash flow hedges).

For cash flow hedges, gains and losses on derivative contracts reclassified from Accumulated OCI to current period earnings are included in the line item in the Consolidated Statement of Income in which the hedged item is recorded and in the same period the hedged item affects earnings. During the next 12 months, net losses on derivative instruments included in Accumulated OCI of approximately $1.0 billion ($658 million after-tax) are expected to be reclassified into earnings. These net losses reclassified into earnings are expected to decrease income or increase expense on the respective hedged items.

The following table summarizes certain information related to the Corporation’s derivative hedges accounted for under SFAS 133 for 2006 and 2005:

(Dollars in millions)	2006	2005
Fair value hedges
Hedge ineffectiveness recognized in earnings (1)	$23	$166
Net gain (loss) excluded from assessment of effectiveness (2)	—	(13)
Cash flow hedges
Hedge ineffectiveness recognized in earnings (3)	18	(31)
Net investment hedges
Gains (losses) included in foreign currency translation adjustments within Accumulated OCI (4)	(475)	66

(1)	Hedge ineffectiveness was recognized primarily within Net Interest Income and Mortgage Banking Income in the Consolidated Statement of Income for 2006 and 2005, respectively.
(2)	Net gain (loss) excluded from assessment of effectiveness was recorded primarily within Mortgage Banking Income in the Consolidated Statement of Income for 2005.
(3)	Hedge ineffectiveness was recognized primarily within Net Interest Income in the Consolidated Statement of Income for 2006 and 2005.
(4)	Amount for 2006 primarily represents net investment hedges of certain foreign subsidiaries acquired in connection with the MBNA merger.

NOTE 5 – Securities

The amortized cost, gross unrealized gains and losses, and fair value of AFS debt and marketable equity securities at December 31, 2006 and 2005 were:

Available-for-sale securities
(Dollars in millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2006
U.S. Treasury securities and agency debentures	$697	$—	$(9)	$688
Mortgage-backed securities	161,693	4	(4,804)	156,893
Foreign securities	12,126	2	(78)	12,050
Other taxable securities (1)	16,776	10	(134)	16,652
Total taxable securities	191,292	16	(5,025)	186,283
Tax-exempt securities	6,493	64	(34)	6,523
Total available-for-sale debt securities	$197,785	$80	$(5,059)	$192,806
Available-for-sale marketable equity securities (2)	$2,799	$408	$(10)	$3,197
2005
U.S. Treasury securities and agency debentures	$730	$—	$(13)	$717
Mortgage-backed securities	197,101	198	(5,268)	192,031
Foreign securities	10,944	1	(54)	10,891
Other taxable securities (1)	13,198	126	(99)	13,225
Total taxable securities	221,973	325	(5,434)	216,864
Tax-exempt securities	4,693	31	(32)	4,692
Total available-for-sale debt securities	$226,666	$356	$(5,466)	$221,556
Available-for-sale marketable equity securities (2)	$575	$305	$(18)	$862

(1)	Includes corporate debt and asset-backed securities.
(2)	Represents those AFS marketable equity securities that are recorded in Other Assets on the Consolidated Balance Sheet.

At December 31, 2006, the amortized cost and fair value of both taxable and tax-exempt Held-to-maturity Securities was $40 million. At December 31, 2005, the amortized cost and fair value of both taxable and tax-exempt Held-to-maturity Securities was $47 million.

At December 31, 2006, accumulated net unrealized losses on AFS debt and marketable equity securities included in Accumulated OCI were $2.9 billion, net of the related income tax benefit of $1.7 billion. At December 31, 2005, accumulated net unrealized losses on these securities were $3.0 billion, net of the related income tax benefit of $1.8 billion.

The following table presents the current fair value and the associated gross unrealized losses only on investments in securities with gross unrealized losses at December 31, 2006 and 2005. The table also discloses whether these securities have had gross unrealized losses for less than twelve months, or for twelve months or longer.

	December 31, 2006
	Less than twelve months		Twelve months or longer		Total
(Dollars in millions)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Available-for-sale securities
U.S. Treasury securities and agency debentures	$387	$(9)	$—	$—	$387	$(9)
Mortgage-backed securities	4,684	(128)	151,092	(4,676)	155,776	(4,804)
Foreign securities	45	(1)	6,908	(77)	6,953	(78)
Other taxable securities	5,452	(125)	287	(9)	5,739	(134)
Total taxable securities	10,568	(263)	158,287	(4,762)	168,855	(5,025)
Tax-exempt securities	811	(4)	1,271	(30)	2,082	(34)
Total temporarily-impaired available-for-sale debt securities	11,379	(267)	159,558	(4,792)	170,937	(5,059)
Temporarily-impaired marketable equity securities	244	(10)	—	—	244	(10)
Total temporarily-impaired securities	$11,623	$(277)	$159,558	$(4,792)	$171,181	$(5,069)

	December 31, 2005
	Less than twelve months		Twelve months or longer		Total
(Dollars in millions)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Available-for-sale securities
U.S. Treasury securities and agency debentures	$251	$(9)	$163	$(4)	$414	$(13)
Mortgage-backed securities	149,979	(3,766)	40,236	(1,502)	190,215	(5,268)
Foreign securities	3,455	(41)	852	(13)	4,307	(54)
Other taxable securities	3,882	(79)	469	(20)	4,351	(99)
Total taxable securities	157,567	(3,895)	41,720	(1,539)	199,287	(5,434)
Tax-exempt securities	2,308	(27)	156	(5)	2,464	(32)
Total temporarily-impaired available-for-sale debt securities	159,875	(3,922)	41,876	(1,544)	201,751	(5,466)
Temporarily-impaired marketable equity securities	146	(18)	—	—	146	(18)
Total temporarily-impaired securities	$160,021	$(3,940)	$41,876	$(1,544)	$201,897	$(5,484)

Management evaluates securities for other-than-temporary impairment on a quarterly basis, and more frequently when conditions warrant such evaluation. Factors considered in determining whether an impairment is other-than-temporary include (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to hold the investment for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2006, the amortized cost of approximately 5,000 securities in AFS securities exceeded their fair value by $5.1 billion. Included in the $5.1 billion of gross unrealized losses on AFS securities at December 31, 2006, was $277 million of gross unrealized losses that have existed for less than twelve months and $4.8 billion of gross unrealized losses that have existed for a period of twelve months or longer. Of the gross unrealized losses existing for twelve months or more, $4.7 billion, or 98 percent, of the gross unrealized loss is related to approximately 1,500 mortgage-backed securities. These securities are predominately all investment grade, with more than 90 percent rated AAA. The gross unrealized losses on these mortgage-backed securities are due to overall increases in market interest rates. The Corporation has the ability and intent to hold these securities for a period of time sufficient to recover all gross unrealized losses. Accordingly, the Corporation has not recognized any other-than-temporary impairment for these securities.

The Corporation had investments in securities from the Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac) that exceeded 10 percent of consolidated Shareholders’ Equity as of December 31, 2006 and 2005. Those investments had market values of $109.9 billion and $42.0 billion at December 31,

2006, and $144.1 billion and $46.9 billion at December 31, 2005. In addition, these investments had total amortized costs of $113.5 billion and $43.3 billion at December 31, 2006, and $148.0 billion and $48.3 billion at December 31, 2005. As disclosed in the preceding paragraph, the Corporation has not recognized any other-than-temporary impairment for these securities.

Securities are pledged or assigned to secure borrowed funds, government and trust deposits and for other purposes. The carrying value of pledged securities was $83.8 billion and $116.7 billion at December 31, 2006 and 2005.

The expected maturity distribution of the Corporation’s mortgage-backed securities and the contractual maturity distribution of the Corporation’s other debt securities, and the yields of the Corporation’s AFS debt securities portfolio at December 31, 2006 are summarized in the following table. Actual maturities may differ from the contractual or expected maturities shown below since borrowers may have the right to prepay obligations with or without prepayment penalties.

	Due in one year or less		Due after one year through five years		Due after five years through ten years		Due after ten years (1)		Total
(Dollars in millions)	Amount	Yield (2)	Amount	Yield (2)	Amount	Yield (2)	Amount	Yield (2)	Amount	Yield (2)
Fair value of available-for-sale debt securities
U.S. Treasury securities and agency debentures	$78	4.08%	$524	3.96%	$80	4.31%	$6	5.73%	$688	4.03%
Mortgage-backed securities	17	5.59	11,456	4.40	143,370	5.04	2,050	8.62	156,893	5.04
Foreign securities	819	4.88	6,177	5.27	4,949	5.37	105	6.27	12,050	5.29
Other taxable securities	3,581	4.70	10,435	5.19	2,237	5.33	399	6.40	16,652	5.13
Total taxable	4,495	4.73	28,592	4.87	150,636	5.06	2,560	8.17	186,283	5.06
Tax-exempt securities (3)	1,000	5.82	1,169	5.90	3,226	5.82	1,128	6.44	6,523	5.94
Total available-for-sale debt securities	$5,495	4.93%	$29,761	4.91%	$153,862	5.07%	$3,688	7.64%	$192,806	5.09%
Amortized cost of available-for-sale debt securities	$5,495		$30,293		$158,301		$3,696		$197,785

(1)	Includes securities with no stated maturity.

(2)	Yields are calculated based on the amortized cost of the securities.

(3)	Yield of tax-exempt securities calculated on a fully taxable-equivalent (FTE) basis.

The components of realized gains and losses on sales of debt securities for 2006, 2005 and 2004 were:

(Dollars in millions)	2006	2005	2004
Gross gains	$87	$1,154	$2,270
Gross losses	(530)	(70)	(546)
Net gains (losses) on sales of debt securities	$(443)	$1,084	$1,724

The Income Tax Expense (Benefit) attributable to realized net gains (losses) on debt securities sales was $(163) million, $400 million, and $640 million in 2006, 2005 and 2004, respectively.

Pursuant to an agreement dated June 17, 2005, the Corporation agreed to purchase approximately nine percent, or 19.1 billion shares, of the stock of China Construction Bank (CCB). These shares are accounted for at cost as they are non-transferable until the third anniversary of the initial public offering in October 2008. The Corporation also holds an option to increase its ownership interest in CCB to 19.9 percent. This option expires in February 2011. At December 31, 2006, the investment in the CCB shares was included in Other Assets.

Additionally, the Corporation sold its Brazilian operations to Banco Itaú Holding Financeira S.A. (Banco Itaú) for approximately $1.9 billion in preferred stock. These shares are non-transferable for three years from the date of the agreement dated May 1, 2006 and are accounted for at cost. The sale closed in September 2006. At December 31, 2006, this $1.9 billion of preferred stock was included in Other Assets.

The shares of CCB and Banco Itaú are currently carried at cost but, as required by GAAP, will be accounted for as AFS marketable equity securities and carried at fair value with an offset to Accumulated OCI beginning in the fourth quarter of 2007 and second quarter of 2008, respectively. The fair values of the CCB shares and Banco Itaú shares were approximately $12.2 billion and $2.5 billion at December 31, 2006.

NOTE 6 – Outstanding Loans and Leases

Outstanding loans and leases at December 31, 2006 and 2005 were:

	December 31
(Dollars in millions)	2006	2005
Consumer
Residential mortgage	$241,181	$182,596
Credit card—domestic	61,195	58,548
Credit card—foreign	10,999	—
Home equity lines	74,888	62,098
Direct/Indirect consumer (1)	68,224	45,490
Other consumer (2)	9,218	6,725
Total consumer	465,705	355,457
Commercial
Commercial—domestic	161,982	140,533
Commercial real estate (3)	36,258	35,766
Commercial lease financing	21,864	20,705
Commercial—foreign	20,681	21,330
Total commercial	240,785	218,334
Total	$706,490	$573,791

(1)	Includes home equity loans of $12.8 billion and $8.1 billion at December 31, 2006 and 2005.

(2)	Includes foreign consumer loans of $6.2 billion and $3.8 billion at December 31, 2006 and 2005 and consumer finance loans of $2.8 billion for both December 31, 2006 and 2005.

(3)	Includes domestic commercial real estate loans of $35.7 billion and $35.2 billion, and foreign commercial real estate loans of $578 million and $585 million at December 31, 2006 and 2005.

The following table presents the recorded loan amounts, without consideration for the specific component of the Allowance for Loan and Lease Losses, that were considered individually impaired in accordance with SFAS 114 at December 31, 2006 and 2005. SFAS 114 impairment includes performing troubled debt restructurings and excludes all commercial leases.

	December 31
(Dollars in millions)	2006	2005
Commercial—domestic	$586	$613
Commercial real estate	118	49
Commercial—foreign	13	34
Total impaired loans	$717	$696

The average recorded investment in certain impaired loans for 2006, 2005 and 2004 was approximately $722 million, $852 million and $1.6 billion, respectively. At December 31, 2006 and 2005, the recorded investment in impaired loans requiring an Allowance for Loan and Lease Losses based on individual analysis per SFAS 114 guidelines was $567 million and $517 million, and the related Allowance for Loan and Lease Losses was $43 million and $55 million. For 2006, 2005 and 2004, Interest Income recognized on impaired loans totaled $36 million, $17 million and $21 million, respectively, all of which was recognized on a cash basis.

At December 31, 2006 and 2005, nonperforming loans and leases, including impaired loans and nonaccrual consumer loans, totaled $1.8 billion and $1.5 billion. In addition, included in Other Assets were nonperforming loans held-for-sale of $80 million and $69 million at December 31, 2006 and 2005.

The Corporation has loan products with varying terms (e.g., interest-only mortgages, option adjustable rate mortgages, etc.) and loans with high loan-to-value ratios. Exposure to any of these loan products does not result in a significant concentration of credit risk. Terms of loan products, collateral coverage, the borrower’s credit history, and the amount of these loans that are retained on our balance sheet are included in the Corporation’s assessment when establishing its Allowance for Loan and Lease Losses.

NOTE 7 – Allowance for Credit Losses

The following table summarizes the changes in the allowance for credit losses for 2006, 2005 and 2004:

(Dollars in millions)	2006	2005	2004
Allowance for loan and lease losses, January 1	$8,045	$8,626	$6,163
FleetBoston balance, April 1, 2004	—	—	2,763
MBNA balance, January 1, 2006	577	—	—
Loans and leases charged off	(5,881)	(5,794)	(4,092)
Recoveries of loans and leases previously charged off	1,342	1,232	979
Net charge-offs	(4,539)	(4,562)	(3,113)
Provision for loan and lease losses	5,001	4,021	2,868
Other	(68)	(40)	(55)
Allowance for loan and lease losses, December 31	9,016	8,045	8,626
Reserve for unfunded lending commitments, January 1	395	402	416
FleetBoston balance, April 1, 2004	—	—	85
Provision for unfunded lending commitments	9	(7)	(99)
Other	(7)	—	—
Reserve for unfunded lending commitments, December 31	397	395	402
Total allowance for credit losses	$9,413	$8,440	$9,028

NOTE 8 – Mortgage Servicing Rights

Effective January 1, 2006, the Corporation adopted SFAS 156 and accounts for consumer-related MSRs at fair value with changes in fair value recorded in the Consolidated Statement of Income in Mortgage Banking Income. The Corporation economically hedges these MSRs with certain derivatives such as options and interest rate swaps. Prior to January 1, 2006, consumer-related MSRs were accounted for on a lower of cost or market basis and hedged with derivatives that qualified for SFAS 133 hedge accounting.

The following table presents activity for consumer-related MSRs for 2006 and 2005.

(Dollars in millions)	2006	2005
Balance, January 1	$2,658	$2,358
MBNA balance, January 1, 2006	9	—
Additions	572	860
Sales of MSRs	(71)	(176)
Impact of customer payments	(713)	—
Amortization	—	(612)
Other changes in MSR market value (1)	414	228
Balance, December 31 (2)	$2,869	$2,658

(1)

For 2006, amount reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates. For 2005, amount reflects $291 million related to change in value attributed to SFAS 133 hedged MSRs, and $63 million of impairments.

(2)	Before the adoption of SFAS 156, there was an impairment allowance of $257 million at December 31, 2005.

Commercial-related MSRs are accounted for using the amortization method (i.e., lower of cost or market). Commercial-related MSRs were $176 million and $148 million at December 31, 2006 and 2005 and are not included in the table above.

The key economic assumptions used in valuations of MSRs included modeled prepayment rates and resultant weighted- average lives of the MSRs and the option adjusted spread (OAS) levels. An OAS model runs multiple interest rate scenarios and projects prepayments specific to each one of those interest rate scenarios.

As of December 31, 2006, the fair value of consumer-related MSRs was $2.9 billion, and the modeled weighted-average lives of MSRs related to fixed and adjustable rate loans (including hybrid Adjustable Rate Mortgages) were 4.98 years and 3.19 years. The following table presents the sensitivity of the weighted-average lives and fair value of MSRs to changes in modeled assumptions.

	December 31, 2006
	Change in Weighted-average lives
(Dollars in millions)	Fixed		Adjustable		Change in Fair value
Prepayment rates
Impact of 10% decrease	0.33	years	0.26	years	$135
Impact of 20% decrease	0.70		0.58		289

Impact of 10% increase	(0.29)		(0.23)		(120)
Impact of 20% increase	(0.55)		(0.42)		(227)
OAS level
Impact of 100 bps decrease	n/a		n/a		109
Impact of 200 bps decrease	n/a		n/a		227

Impact of 100 bps increase	n/a		n/a		(101)
Impact of 200 bps increase	n/a		n/a		(195)

NOTE 9 – Securitizations

The Corporation securitizes assets and may continue to hold a portion or all of the securities, subordinated tranches, interest-only strips, subordinated interests in accrued interest and fees on the securitized receivables, and, in some cases, cash reserve accounts, all of which are known as retained interests, which are carried at fair value or amounts that approximate fair value. Those assets may be serviced by the Corporation or by third parties.

Mortgage-related Securitizations

The Corporation securitizes a portion of its residential mortgage loan originations in conjunction with or shortly after loan closing. In addition, the Corporation may, from time to time, securitize commercial mortgages and first residential mortgages that it originates or purchases from other entities. In 2006 and 2005, the Corporation converted a total of $65.5 billion (including $15.5 billion originated by other entities) and $95.1 billion (including $15.9 billion originated by other entities), of commercial mortgages and first residential mortgages into mortgage-backed securities issued through Fannie Mae, Freddie Mac, Government National Mortgage Association, Bank of America, N.A. and Banc of America Mortgage Securities. At December 31, 2006 and 2005, the Corporation retained $5.5 billion (including $4.2 billion issued prior to 2006) and $7.2 billion (including $2.4 billion issued prior to 2005) of these securities. At December 31, 2006, these retained interests were valued using quoted market prices.

In 2006, the Corporation reported $341 million in gains on loans converted into securities and sold, of which gains of $329 million were from loans originated by the Corporation and $12 million were from loans originated by other entities. In 2005, the Corporation reported $575 million in gains on loans converted into securities and sold, of which gains of $592 million were from loans originated by the Corporation and losses of $17 million were from loans originated by other entities. At December 31, 2006 and 2005, the Corporation had recourse obligations of $412 million and $471 million with varying terms up to seven years on loans that had been securitized and sold.

In 2006 and 2005, the Corporation purchased $17.4 billion and $19.6 billion of mortgage-backed securities from third parties and resecuritized them. Net gains, which include Net Interest Income earned during the holding period, totaled $25 million and $13 million. The Corporation did not retain any of the securities issued in these transactions.

In 2006 and 2005, the Corporation also purchased an additional $4.9 billion and $7.2 billion of mortgage loans from third parties and securitized them. In 2006, the Corporation retained residual interests in these transactions which totaled $224 million at December 31, 2006 and are classified in Trading Account Assets, with changes in fair value recorded in earnings. These residual interests are included in the sensitivity table below which sets forth the sensitivity of the fair value of residual interests to changes in key assumptions. In 2005, the Corporation resecuritized the residual interests and did not retain a significant interest in the securitization trusts. The Corporation reported $16 million and $4 million in gains on these transactions in 2006 and 2005.

The Corporation has retained MSRs from the sale or securitization of mortgage loans. Servicing fee and ancillary fee income on all mortgage loans serviced, including securitizations, was $775 million and $789 million in 2006 and 2005. For more information on MSRs, see Note 8 of the Consolidated Financial Statements.

Credit Card and Other Securitizations

As a result of the MBNA merger, the Corporation acquired interests in credit card, other consumer, and commercial loan securitization vehicles. These acquired interests include interest-only strips, subordinated tranches, cash reserve accounts, and subordinated interests in accrued interest and fees on the securitized receivables. During 2006, the Corporation securitized $23.7 billion of credit card receivables resulting in $104 million in gains (net of securitization transaction costs of $28 million) which was recorded in Card Income. Aggregate debt securities outstanding for the MBNA credit card securitization trusts as of December 31, 2006 and January 1, 2006, were $96.0 billion and $81.6 billion. As of December 31, 2006 and January 1, 2006, the aggregate debt securities outstanding for the Corporation’s credit card securitization trusts, including MBNA, were $96.8 billion and $83.8 billion. The other consumer and commercial loan securitization vehicles acquired with MBNA were not material to the Corporation.

The Corporation also securitized $3.3 billion and $3.8 billion of automobile loans and recorded losses of $6 million and $17 million in 2006 and 2005. At December 31, 2006 and 2005, aggregate debt securities outstanding for the Corporation’s automobile securitization vehicles were $5.2 billion and $4.0 billion, and the Corporation held residual interests which totaled $130 million and $93 million.

At December 31, 2006 and 2005, the Corporation held investment grade securities issued by its securitization vehicles of $3.5 billion (none of which were issued in 2006) and $4.4 billion (including $2.6 billion issued in 2005), which are valued using quoted market prices, in the AFS securities portfolio. At December 31, 2006 and 2005, there were no recognized servicing assets or liabilities associated with any of these securitization transactions.

The Corporation has provided protection on a subset of one consumer finance securitization in the form of a guarantee with a maximum payment of $220 million that will only be paid if over-collateralization is not sufficient to absorb losses and certain other conditions are met. The Corporation projects no payments will be due over the remaining life of the contract, which is less than one year.

Key economic assumptions used in measuring the fair value of certain residual interests that continue to be held by the Corporation (included in Other Assets) in securitizations and the sensitivity of the current fair value of residual cash flows to changes in those assumptions are disclosed in the following table.

	Credit Card		Consumer Finance (1)
(Dollars in millions)	2006	2005	2006	2005
Carrying amount of residual interests (2)	$ 2,929	$ 203	$ 811	$ 290
Balance of unamortized securitized loans	98,295	2,237	6,153	2,667
Weighted average life to call or maturity (in years)	0.3	0.5	0.3-2.7	0.8
Revolving structures—monthly payment rate	11.2-19.8%	12.1%
Amortizing structures—annual constant prepayment rate:
Fixed rate loans			20.0-25.9%	26.3-28.9%
Adjustable rate loans			32.8-37.1	37.6
Impact on fair value of 10% favorable change	$ 43	$ 2	$ 7	$ 8
Impact on fair value of 25% favorable change	133	3	12	17
Impact on fair value of 10% adverse change	(38)	(2)	(15)	(16)
Impact on fair value of 25% adverse change	(82)	(3)	(23)	(39)
Expected credit losses (3)	3.8-5.8%	4.0-4.3%	4.4-5.9%	3.9-5.6%
Impact on fair value of 10% favorable change	$ 86	$ 3	$ 16	$ 7
Impact on fair value of 25% favorable change	218	8	42	18
Impact on fair value of 10% adverse change	(85)	(3)	(15)	(7)
Impact on fair value of 25% adverse change	(211)	(8)	(36)	(18)
Residual cash flows discount rate (annual rate)	12.5%	12.0%	16.0-30.0%	30.0%
Impact on fair value of 100 bps favorable change	$ 12	$ —	$ 5	$ 5
Impact on fair value of 200 bps favorable change	17	—	11	11
Impact on fair value of 100 bps adverse change	(14)	—	(5)	(5)
Impact on fair value of 200 bps adverse change	(27)	—	(10)	(10)

(1)	Consumer finance includes mortgage loans purchased and securitized in 2006 and originated consumer finance loans that were securitized in 2001, all of which are serviced by third parties.
(2)

Residual interests include interest-only strips, subordinated tranches, subordinated interests in accrued interest and fees on the securitized receivables and cash reserve accounts which are carried at fair value or amounts that approximate fair value. Residual interests in purchased mortgage loans totaling $224 million at December 31, 2006 are classified in Trading Account Assets. Other residual interests are classified in Other Assets.

(3)

Annual rates of expected credit losses are presented for credit card securitizations. Cumulative lifetime rates of expected credit losses (incurred plus projected) are presented for consumer finance securitizations.

The sensitivities in the preceding table are hypothetical and should be used with caution. As the amounts indicate, changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of an interest that continues to be held by the Corporation is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Additionally, the Corporation has the ability to hedge interest rate risk associated with retained residual positions. The above sensitivities do not reflect any hedge strategies that may be undertaken to mitigate such risk.

Static pool net credit losses are considered in determining the value of the retained interests of the consumer finance securitization. Static pool net credit losses include actual losses incurred plus projected credit losses divided by the original balance of each securitization pool. For consumer finance securitizations entered into in 2006, weighted average static pool net credit losses were 5.00 percent for the year ended December 31, 2006. For consumer finance securitizations entered into in 2001, weighted average static pool net credit losses were 5.29 percent for the year ended December 31, 2006, and 5.50 percent for the year ended December 31, 2005.

Principal proceeds from collections reinvested in revolving credit card securitizations were $163.4 billion and $4.5 billion in 2006 and 2005. Contractual credit card servicing fee income totaled $1.9 billion and $97 million in 2006 and 2005. Other cash flows received on retained interests, such as cash flow from interest-only strips, were $6.7 billion and $183 million in 2006 and 2005, for credit card securitizations. Proceeds from collections reinvested in revolving commercial loan securitizations were $4.6 billion and $8.7 billion in 2006 and 2005. Servicing fees and other cash flows received on retained interests, such as cash flows from interest-only strips, were $2 million and $15 million in 2006, and $3 million and $34 million in 2005 for commercial loan securitizations.

The Corporation also reviews its loans and leases portfolio on a managed basis. Managed loans and leases are defined as on-balance sheet Loans and Leases as well as those loans in revolving securitizations and other securitizations where servicing is retained that are undertaken for corporate management purposes, which include credit card, commercial loans, automobile and certain mortgage securitizations. Managed loans and leases exclude originate-to-distribute loans and other loans in securitizations where the Corporation has not retained servicing. New advances on accounts for which previous loan balances were sold to the securitization trusts will be recorded on the Corporation’s Consolidated Balance Sheet after the revolving period of the securitization, which has the effect of increasing Loans and Leases on the Corporation’s Consolidated Balance Sheet and increasing Net Interest Income and charge-offs, with a related reduction in Noninterest Income.

Portfolio balances, delinquency and historical loss amounts of the managed loans and leases portfolio for 2006 and 2005 were as follows:

	December 31, 2006			December 31, 2005 (1)
(Dollars in millions)	Total Loans and Leases	Accruing Loans and Leases Past Due 90 Days or More	Nonperforming Loans and Leases	Total Loans and Leases	Accruing Loans and Leases Past Due 90 Days or More	Nonperforming Loans and Leases
Residential mortgage (2)	$245,840	$118	$660	$188,380	$—	$570
Credit card—domestic	142,599	3,828	n/a	60,785	1,217	n/a
Credit card—foreign	27,890	608	n/a	—	—	n/a
Home equity lines	75,197	—	251	62,546	3	117
Direct/Indirect consumer	75,112	493	44	49,544	75	37
Other consumer	9,218	38	77	6,725	15	61
Total consumer	575,856	5,085	1,032	367,980	1,310	785
Commercial—domestic	163,274	265	598	142,447	117	581
Commercial real estate	36,258	78	118	35,766	4	49
Commercial lease financing	21,864	26	42	20,705	15	62
Commercial—foreign	20,681	9	13	21,330	32	34
Total commercial	242,077	378	771	220,248	168	726
Total managed loans and leases	817,933	5,463	1,803	588,228	1,478	1,511
Managed loans in securitizations	(111,443)	(2,407)	(16)	(14,437)	(23)	—
Total held loans and leases	$706,490	$3,056	$1,787	$573,791	$1,455	$1,511

	Year Ended December 31, 2006			Year Ended December 31, 2005 (1)
(Dollars in millions)	Average Loans and Leases Outstanding	Net Losses	Net Loss Ratio (3)	Average Loans and Leases Outstanding	Net Losses	Net Loss Ratio (3)
Residential mortgage	$213,097	$39	0.02%	$179,474	$27	0.02%
Credit card—domestic	138,592	5,395	3.89	59,048	4,086	6.92
Credit card—foreign	24,817	980	3.95	—	—	—
Home equity lines	69,071	51	0.07	56,821	31	0.05
Direct/Indirect consumer	68,227	839	1.23	46,719	248	0.53
Other consumer	10,713	303	2.83	6,908	275	3.99
Total consumer	524,517	7,607	1.45	348,970	4,667	1.34
Commercial—domestic	153,796	367	0.24	130,882	170	0.13
Commercial real estate	36,939	3	0.01	34,304	—	—
Commercial lease financing	20,862	(28)	(0.14)	20,441	231	1.13
Commercial—foreign	23,521	(8)	(0.04)	18,491	(72)	(0.39)
Total commercial	235,118	334	0.14	204,118	329	0.16
Total managed loans and leases	759,635	7,941	1.05	553,088	4,996	0.90
Managed loans in securitizations	(107,218)	(3,402)	3.17	(15,870)	(434)	2.73
Total held loans and leases	$652,417	$4,539	0.70%	$537,218	$4,562	0.85%

(1)

The amounts at and for the year ended December 31, 2005 have been adjusted to include certain mortgage and auto securitizations as these are now included in the Corporation’s definition of managed loans and leases.

(2)

Accruing loans and leases past due 90 days or more represent residential mortgage loans related to repurchases pursuant to our servicing agreements with Government National Mortgage Association mortgage pools whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs. In 2005, these loans were recorded in loans held-for-sale and amounted to $161 million.

(3)	The net loss ratio is calculated by dividing managed loans and leases net losses by average managed loans and leases outstanding for each loan and lease category.

Variable Interest Entities

At December 31, 2006 and 2005, the assets and liabilities of the Corporation’s multi-seller asset-backed commercial paper conduits that have been consolidated in accordance with FIN 46R were reflected in AFS Securities, Other Assets, and Commercial Paper and Other Short-term Borrowings. As of December 31, 2006 and 2005, the Corporation held $10.5 billion and $6.6 billion of assets in these entities, and in the unlikely event that all of the assets in the VIEs become worthless, the Corporation’s maximum loss exposure associated with these entities including unfunded lending commitments would be approximately $12.9 billion and $8.3 billion. In addition, the Corporation had net investments in leveraged lease trusts totaling $8.6 billion and $8.2 billion at December 31, 2006 and 2005. These amounts, which were reflected in Loans and Leases, represent the Corporation’s maximum loss exposure to these entities in the unlikely event that the leveraged lease investments become worthless. Debt issued by the leveraged lease trusts is nonrecourse to the Corporation. The Corporation also had contractual relationships with other consolidated VIEs that engage in leasing or lending activities or real estate joint ventures. As of December 31, 2006 and 2005, the amount of assets of these entities was $3.3 billion and $750 million, and in the unlikely event that all of the assets in the VIEs become worthless, the Corporation’s maximum possible loss exposure would be $1.6 billion and $212 million.

Additionally, the Corporation had significant variable interests in other VIEs that it did not consolidate because it was not deemed to be the primary beneficiary. In such cases, the Corporation does not absorb the majority of the entities’ expected losses nor does it receive a majority of the entities’ expected residual returns. These entities typically support the financing needs of the Corporation’s customers by facilitating their access to the commercial paper markets. The Corporation functions as administrator and provides either liquidity and letters of credit, or derivatives to the VIE. The Corporation also provides asset management and related services to or invests in other special purpose vehicles that engage in lending, investing, or real estate activities. Total assets of these entities at December 31, 2006 and 2005 were approximately $51.9 billion and $36.1 billion. Revenues associated with administration, liquidity, letters of credit and other services were approximately $136 million and $122 million for the year ended December 31, 2006 and 2005. At December 31, 2006 and 2005, in the unlikely event that all of the assets in the VIEs become worthless, the Corporation’s maximum loss exposure associated with these VIEs would be approximately $46.0 billion and $30.4 billion, which is net of amounts syndicated.

Management does not believe losses resulting from the Corporation’s involvement with the entities discussed above will be material. See Note 1 of the Consolidated Financial Statements for additional discussion of special purpose financing entities.

NOTE 10 – Goodwill and Intangible Assets

The following table presents allocated Goodwill at December 31, 2006 and 2005 for each business segment and All Other.

	December 31
(Dollars in millions)	2006	2005
Global Consumer and Small Business Banking	$38,760	$18,491
Global Corporate and Investment Banking	21,420	21,381
Global Wealth and Investment Management	5,243	5,243
All Other	239	239
Total	$65,662	$45,354

The gross carrying values and accumulated amortization related to Intangible Assets at December 31, 2006 and 2005 are presented below:

	December 31
	2006		2005
(Dollars in millions)	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Purchased credit card relationships	$6,790	$1,159	$977	$450
Core deposit intangibles	3,850	2,396	3,661	1,881
Affinity relationships	1,650	205	—	—
Other intangibles	1,525	633	1,376	489
Total	$13,815	$4,393	$6,014	$2,820

For information on the impact of the MBNA merger, see Note 2 of the Consolidated Financial Statements.

Amortization of Intangibles expense was $1.8 billion, $809 million and $664 million in 2006, 2005 and 2004, respectively. The increase for the year ended December 31, 2006 was primarily due to the MBNA merger. The Corporation estimates the aggregate amortization expense will be approximately $1.5 billion, $1.3 billion, $1.2 billion, $1.0 billion and $900 million for 2007, 2008, 2009, 2010 and 2011, respectively.

NOTE 11 – Deposits

The Corporation had domestic certificates of deposit of $100 thousand or more totaling $72.5 billion and $47.0 billion at December 31, 2006 and 2005. The Corporation had other domestic time deposits of $100 thousand or more totaling $1.9 billion and $1.4 billion at December 31, 2006 and 2005. Foreign certificates of deposit and other foreign time deposits of $100 thousand or more totaled $62.1 billion and $38.8 billion at December 31, 2006 and 2005.

Time deposits of $100 thousand or more

(Dollars in millions)	Three months or less	Over three months to six months	Over six months to twelve months	Thereafter	Total
Domestic certificates of deposit	$33,540	$14,205	$20,794	$4,006	$72,545
Domestic other time deposits	300	364	399	885	1,948
Foreign certificates of deposit and other time deposits	55,649	4,569	906	971	62,095

At December 31, 2006, the scheduled maturities for total time deposits were as follows:

(Dollars in millions)	Domestic	Foreign	Total
Due in 2007	$154,509	$88,396	$242,905
Due in 2008	7,283	218	7,501
Due in 2009	4,590	—	4,590
Due in 2010	2,179	1	2,180
Due in 2011	807	2	809
Thereafter	959	1,187	2,146
Total	$170,327	$89,804	$260,131

NOTE 12 – Short-term Borrowings and Long-term Debt

Short-term Borrowings

Bank of America Corporation and certain other subsidiaries issue commercial paper in order to meet short-term funding needs. Commercial paper outstanding at December 31, 2006 was $41.2 billion compared to $25.0 billion at December 31, 2005.

Bank of America, N.A. maintains a domestic program to offer up to a maximum of $50.0 billion, at any one time, of bank notes with fixed or floating rates and maturities of at least seven days from the date of issue. Short-term bank notes outstanding under this program totaled $24.5 billion at December 31, 2006, compared to $22.5 billion at December 31, 2005. These short-term bank notes, along with Treasury tax and loan notes, term federal funds purchased and commercial paper, are reflected in Commercial Paper and Other Short-term Borrowings on the Consolidated Balance Sheet.

Long-term Debt

The following table presents the balance of Long-term Debt at December 31, 2006 and 2005 and the related rates and maturity dates at December 31, 2006:

	December 31
(Dollars in millions)	2006	2005
Notes issued by Bank of America Corporation
Senior notes:
Fixed, with a weighted average rate of 4.51%, ranging from 0.84% to 7.50%, due 2007 to 2043	$38,587	$36,357
Floating, with a weighted average rate of 4.93%, ranging from 0.72% to 6.78%, due 2007 to 2041	26,695	19,050
Subordinated notes:
Fixed, with a weighted average rate of 6.08%, ranging from 2.94% to 10.20%, due 2007 to 2037	23,896	20,596
Floating, with a weighted average rate of 5.69%, ranging from 5.11% to 5.70% due 2016 to 2019	510	10
Junior subordinated notes (related to trust preferred securities):
Fixed, with a weighted average rate of 6.77%, ranging from 5.25% to 11.45%, due 2026 to 2055	13,665	10,337
Floating, with a weighted average rate of 6.07%, ranging from 5.92% to 8.72%, due 2027 to 2033	2,203	1,922
Total notes issued by Bank of America Corporation	105,556	88,272
Notes issued by Bank of America, N.A. and other subsidiaries
Senior notes:
Fixed, with a weighted average rate of 5.03%, ranging from 0.93% to 11.30%, due 2007 to 2033	6,450	1,096
Floating, with a weighted average rate of 5.28%, ranging from 3.69% to 6.78%, due 2007 to 2051	22,219	4,985
Subordinated notes:
Fixed, with a weighted average rate of 6.36%, ranging from 5.75% to 7.13%, due 2007 to 2036	4,294	1,871
Floating, with a weighted average rate of 5.63%, ranging from 5.36% to 5.64%, due 2016 to 2019	918	8
Total notes issued by Bank of America, N.A. and other subsidiaries	33,881	7,960
Notes issued by NB Holdings Corporation
Junior subordinated notes (related to trust preferred securities):
Fixed, with a weighted average rate of 8.02%, ranging from 7.95% to 8.06%, due 2026	515	515
Floating, 6.00%, due 2027	258	258
Total notes issued by NB Holdings Corporation	773	773
Other debt
Advances from the Federal Home Loan Bank of Atlanta
Floating, 5.49%, due 2007	500	2,750
Advances from the Federal Home Loan Bank of New York
Fixed, with a weighted average rate of 6.07%, ranging from 4.00% to 8.29%, due 2007 to 2016	285	296
Advances from the Federal Home Loan Bank of Seattle
Fixed, with a weighted average rate of 6.34%, ranging from 5.40% to 7.42%, due 2007 to 2031	125	578
Floating, with a weighted average rate of 5.33%, ranging from 5.30% to 5.35%, due 2007 to 2008	3,200	—
Advances from the Federal Home Loan Bank of Boston
Fixed, with a weighted average rate of 5.83%, ranging from 1.00% to 7.72%, due 2007 to 2026	146	178
Floating, with a weighted average rate of 5.43%, ranging from 5.30% to 5.50%, due 2008 to 2009	1,500	—
Other	34	41
Total other debt	5,790	3,843
Total long-term debt	$146,000	$100,848

The majority of the floating rates are based on three- and six-month London InterBank Offered Rates (LIBOR). Bank of America Corporation and Bank of America, N.A. maintain various domestic and international debt programs to offer both senior and subordinated notes. The notes may be denominated in U.S. dollars or foreign currencies. At December 31, 2006 and 2005, the amount of foreign currency denominated debt translated into U.S. dollars included in total long-term debt was $37.8 billion and $23.1 billion. Foreign currency contracts are used to convert certain foreign currency denominated debt into U.S. dollars.

At December 31, 2006 and 2005, Bank of America Corporation was authorized to issue approximately $58.1 billion and $27.0 billion of additional corporate debt and other securities under its existing shelf registration statements. At December 31, 2006 and 2005, Bank of America, N.A. was authorized to issue approximately $30.8 billion and $9.5 billion of bank notes and Euro medium-term notes.

The weighted average effective interest rates for total long-term debt, total fixed-rate debt and total floating-rate debt (based on the rates in effect at December 31, 2006) were 5.32 percent, 5.41 percent and 5.18 percent, respectively, at December 31, 2006 and (based on the rates in effect at December 31, 2005) were 5.22 percent, 5.53 percent and 4.31 percent, respectively, at December 31, 2005. These obligations were denominated primarily in U.S. dollars.

Aggregate annual maturities of long-term debt obligations (based on final maturity dates) at December 31, 2006 are as follows:

(Dollars in millions)	2007	2008	2009	2010	2011	Thereafter	Total
Bank of America Corporation	$4,377	$11,031	$15,260	$11,585	$7,943	$55,360	$105,556
Bank of America, N.A. and other subsidiaries	11,158	13,279	1,705	871	162	6,706	33,881
NB Holdings Corporation	—	—	—	—	—	773	773
Other	1,659	2,668	1,019	234	4	206	5,790
Total	$17,194	$26,978	$17,984	$12,690	$8,109	$63,045	$146,000

Trust Preferred Securities

Trust preferred securities (Trust Securities) are issued by the trust companies (the Trusts), which are not consolidated. These Trust Securities are mandatorily redeemable preferred security obligations of the Trusts. The sole assets of the Trusts are Junior Subordinated Deferrable Interest Notes of the Corporation (the Notes). The Trusts are 100 percent owned finance subsidiaries of the Corporation. Obligations associated with the Notes are included in the Long-term Debt table on the previous page. See Note 15 of the Consolidated Financial Statements for a discussion regarding the treatment for regulatory capital purposes of the Trust Securities.

At December 31, 2006, the Corporation had 38 Trusts which have issued Trust Securities to the public. Certain of the Trust Securities were issued at a discount and may be redeemed prior to maturity at the option of the Corporation. The Trusts have invested the proceeds of such Trust Securities in the Notes. Each issue of the Notes has an interest rate equal to the corresponding Trust Securities distribution rate. The Corporation has the right to defer payment of interest on the Notes at any time or from time to time for a period not exceeding five years provided that no extension period may extend beyond the stated maturity of the relevant Notes. During any such extension period, distributions on the Trust Securities will also be deferred, and the Corporation’s ability to pay dividends on its common and preferred stock will be restricted.

The Trust Securities are subject to mandatory redemption upon repayment of the related Notes at their stated maturity dates or their earlier redemption at a redemption price equal to their liquidation amount plus accrued distributions to the date fixed for redemption and the premium, if any, paid by the Corporation upon concurrent repayment of the related Notes.

Periodic cash payments and payments upon liquidation or redemption with respect to Trust Securities are guaranteed by the Corporation to the extent of funds held by the Trusts (the Preferred Securities Guarantee). The Preferred Securities Guarantee, when taken together with the Corporation’s other obligations, including its obligations under the Notes, will constitute a full and unconditional guarantee, on a subordinated basis, by the Corporation of payments due on the Trust Securities.

The following table is a summary of the outstanding Trust Securities and the Notes at December 31, 2006 as originated by Bank of America Corporation and the predecessor banks.

(Dollars in millions) Issuer	Issuance Date	Aggregate Principal Amount of Trust Securities	Aggregate Principal Amount of the Notes	Stated Maturity of the Notes	Per Annum Interest Rate of the Notes	Interest Payment Dates	Redemption Period
Bank of America
Capital Trust I	December 2001	$575	$593	December 2031	7.00%	3/15,6/15,9/15,12/15	On or after 12/15/06
Capital Trust II	January 2002	900	928	February 2032	7.00	2/1, 5/1,8/1,11/1	On or after 2/01/07
Capital Trust III	August 2002	500	516	August 2032	7.00	2/15, 5/15,8/15,11/15	On or after 8/15/07
Capital Trust IV	April 2003	375	387	May 2033	5.88	2/1, 5/1,8/1,11/1	On or after 5/01/08
Capital Trust V	November 2004	518	534	November 2034	6.00	2/3, 5/3,8/3,11/3	On or after 11/03/09
Capital Trust VI	March 2005	1,000	1,031	March 2035	5.63	3/8,9/8	Any time
Capital Trust VII	August 2005	1,665	1,717	August 2035	5.25	2/10,8/10	Any time
Capital Trust VIII	August 2005	530	546	August 2035	6.00	2/25,5/25,8/25,11/25	On or after 8/25/10
Capital Trust X	March 2006	900	928	March 2055	6.25	3/29,6/29,9/29,12/29	On or after 3/29/11
Capital Trust XI	May 2006	1,000	1,031	May 2036	6.63	5/23,11/23	Any time
Capital Trust XII	August 2006	863	890	August 2055	6.88	2/2,5/2,8/2,11/2	On or after 8/02/11
NationsBank
Capital Trust II	December 1996	365	376	December 2026	7.83	6/15,12/15	On or after 12/15/06
Capital Trust III	February 1997	500	515	January 2027	3-mo. LIBOR +55 bps	1/15,4/15,7/15,10/15	On or after 1/15/07
Capital Trust IV	April 1997	500	515	April 2027	8.25	4/15,10/15	On or after 4/15/07
BankAmerica
Institutional Capital A	November 1996	450	464	December 2026	8.07	6/30,12/31	On or after 12/31/06
Institutional Capital B	November 1996	300	309	December 2026	7.70	6/30,12/31	On or after 12/31/06
Capital II	December 1996	450	464	December 2026	8.00	6/15,12/15	On or after 12/15/06
Capital III	January 1997	400	412	January 2027	3-mo. LIBOR +57 bps	1/15,4/15, 7/15,10/15	On or after 1/15/02
Barnett
Capital I	November 1996	300	309	December 2026	8.06	6/1,12/1	On or after 12/01/06
Capital II	December 1996	200	206	December 2026	7.95	6/1,12/1	On or after 12/01/06
Capital III	January 1997	250	258	February 2027	3-mo. LIBOR +62.5 bps	2/1,5/1,8/1,11/1	On or after 2/01/07
Fleet
Capital Trust II	December 1996	250	258	December 2026	7.92	6/15,12/15	On or after 12/15/06
Capital Trust V	December 1998	250	258	December 2028	3-mo. LIBOR +100 bps	3/18, 6/18,9/18, 12/18	On or after 12/18/03
Capital Trust VIII	March 2002	534	550	March 2032	7.20	3/15, 6/15,9/15,12/15	On or after 3/08/07
Capital Trust IX	July 2003	175	180	August 2033	6.00	2/1, 5/1,8/1,11/1	On or after 7/31/08
BankBoston
Capital Trust I	November 1996	250	258	December 2026	8.25	6/15,12/15	On or after 12/15/06
Capital Trust II	December 1996	250	258	December 2026	7.75	6/15,12/15	On or after 12/15/06
Capital Trust III	June 1997	250	258	June 2027	3-mo. LIBOR +75 bps	3/15, 6/15,9/15,12/15	On or after 6/15/07
Capital Trust IV	June 1998	250	258	June 2028	3-mo. LIBOR +60 bps	3/8, 6/8,9/8,12/8	On or after 6/08/03
Summit
Capital Trust I	March 1997	150	155	March 2027	8.40	3/15,9/15	On or after 3/15/07
Progress
Capital Trust I	June 1997	9	9	June 2027	10.50	6/1,12/1	On or after 6/01/07
Capital Trust II	July 2000	6	6	July 2030	11.45	1/19,7/19	On or after 7/19/10
Capital Trust III	November 2002	10	10	November 2032	3-mo. LIBOR +335 bps	2/15,5/15,8/15,11/15	On or after 11/15/07
Capital Trust IV	December 2002	5	5	January 2033	3-mo. LIBOR +335 bps	1/7, 4/7,7/7,10/7	On or after 1/07/08
MBNA
Capital Trust A	December 1996	250	258	December 2026	8.28	6/1,12/1	On or after 12/01/06
Capital Trust B	January 1997	280	289	February 2027	3-mo. LIBOR +80 bps	2/1,5/1,8/1,11/1	On or after 2/01/07
Capital Trust D	June 2002	300	309	October 2032	8.13	1/1,4/1,7/1,10/1	On or after 10/01/07
Capital Trust E	November 2002	200	206	February 2033	8.10	2/15,5/15,8/15,11/15	On or after 2/15/08
Total		$15,960	$16,454

NOTE 13 – Commitments and Contingencies

In the normal course of business, the Corporation enters into a number of off-balance sheet commitments. These commitments expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and market risk limitation reviews as those instruments recorded on the Corporation’s Consolidated Balance Sheet.

Credit Extension Commitments

The Corporation enters into commitments to extend credit such as loan commitments, SBLCs and commercial letters of credit to meet the financing needs of its customers. The outstanding unfunded lending commitments shown in the following table have been reduced by amounts participated to other financial institutions of $30.5 billion and $30.4 billion at December 31, 2006 and 2005. The carrying amount for these commitments, which represents the liability recorded related to these instruments, at December 31, 2006 and 2005 was $444 million and $458 million. At December 31, 2006, the carrying amount included deferred revenue of $47 million and a reserve for unfunded lending commitments of $397 million. At December 31, 2005, the carrying amount included deferred revenue of $63 million and a reserve for unfunded lending commitments of $395 million.

	December 31
(Dollars in millions)	2006	2005
Loan commitments (1)	$338,205	$271,906
Home equity lines of credit	98,200	78,626
Standby letters of credit and financial guarantees	53,006	48,129
Commercial letters of credit	4,482	5,972
Legally binding commitments	493,893	404,633
Credit card lines (2)	853,592	192,967
Total	$1,347,485	$597,600

(1)	Included at December 31, 2006 and 2005, were equity commitments of $2.8 billion and $1.5 billion, related to obligations to further fund equity investments.

(2)	As part of the MBNA merger on January 1, 2006, the Corporation acquired $588.4 billion of unused credit card lines.

Legally binding commitments to extend credit generally have specified rates and maturities. Certain of these commitments have adverse change clauses that help to protect the Corporation against deterioration in the borrowers’ ability to pay.

The Corporation issues SBLCs and financial guarantees to support the obligations of its customers to beneficiaries. Additionally, in many cases, the Corporation holds collateral in various forms against these SBLCs. As part of its risk management activities, the Corporation continuously monitors the creditworthiness of the customer as well as SBLC exposure; however, if the customer fails to perform the specified obligation to the beneficiary, the beneficiary may draw upon the SBLC by presenting documents that are in compliance with the letter of credit terms. In that event, the Corporation either repays the money borrowed or advanced, makes payment on account of the indebtedness of the customer or makes payment on account of the default by the customer in the performance of an obligation to the beneficiary up to the full notional amount of the SBLC. The customer is obligated to reimburse the Corporation for any such payment. If the customer fails to pay, the Corporation would, as contractually permitted, liquidate collateral and/or offset accounts.

Commercial letters of credit, issued primarily to facilitate customer trade finance activities, are usually collateralized by the underlying goods being shipped to the customer and are generally short-term. Credit card lines are unsecured commitments that are not legally binding. Management reviews credit card lines at least annually, and upon evaluation of the customers’ creditworthiness, the Corporation has the right to terminate or change certain terms of the credit card lines.

The Corporation uses various techniques to manage risk associated with these types of instruments that include obtaining collateral and/or adjusting commitment amounts based on the borrower’s financial condition; therefore, the total commitment amount does not necessarily represent the actual risk of loss or future cash requirements. For each of these types of instruments, the Corporation’s maximum exposure to credit loss is represented by the contractual amount of these instruments.

Other Commitments

At December 31, 2006 and 2005, charge cards (nonrevolving card lines) to individuals and government entities guaranteed by the U.S. government in the amount of $9.6 billion and $9.4 billion were not included in credit card line commitments in the previous table. The outstanding balances related to these charge cards were $193 million and $171 million at December 31, 2006 and 2005.

At December 31, 2006, the Corporation had whole mortgage loan purchase commitments of $8.5 billion, all of which will settle in the first quarter of 2007. At December 31, 2005, the Corporation had whole mortgage loan purchase commitments of $4.0 billion, all of which settled in the first quarter of 2006.

The Corporation has entered into operating leases for certain of its premises and equipment. Commitments under these leases approximate $1.4 billion in 2007, $1.3 billion in 2008, $1.1 billion in 2009, $931 million in 2010, $801 million in 2011, and $6.0 billion for all years thereafter.

In 2005, the Corporation entered into an agreement for the committed purchase of retail automotive loans over a five-year period ending June 30, 2010. In 2005, the Corporation purchased $5.0 billion of such loans. In 2006, the Corporation purchased $7.5 billion of such loans. Under the agreement, the Corporation is committed to purchase up to $5.0 billion of such loans for the period July 1, 2006 through June 30, 2007 and up to $10.0 billion in each of the agreement’s next three fiscal years. As of December 31, 2006, the remaining commitment amount was $32.5 billion.

Other Guarantees

The Corporation sells products that offer book value protection primarily to plan sponsors of Employee Retirement Income Security Act of 1974 (ERISA) governed pension plans, such as 401(k) plans and 457 plans. The book value protection is provided on portfolios of intermediate/short-term investment grade fixed income securities and is intended to cover any shortfall in the event that plan participants withdraw funds when market value is below book value. The Corporation retains the option to exit the contract at any time. If the Corporation exercises its option, the purchaser can require the Corporation to purchase zero coupon bonds with the proceeds of the liquidated assets to assure the return of principal. To manage its exposure, the Corporation imposes significant restrictions and constraints on the timing of the withdrawals, the manner in which the portfolio is liquidated and the funds are accessed, and the investment parameters of the underlying portfolio. These constraints, combined with structural protections, are designed to provide adequate buffers and guard against payments even under extreme stress scenarios. These guarantees are booked as derivatives and marked to market in the trading portfolio. At December 31, 2006 and 2005, the notional amount of these guarantees totaled $33.2 billion and $34.0 billion with estimated maturity dates between 2007 and 2036. As of December 31, 2006 and 2005, the Corporation has not made a payment under these products, and management believes that the probability of payments under these guarantees is remote.

The Corporation also sells products that guarantee the return of principal to investors at a preset future date. These guarantees cover a broad range of underlying asset classes and are designed to cover the shortfall between the market value of the underlying portfolio and the principal amount on the preset future date. To manage its exposure, the Corporation requires that these guarantees be backed by structural and investment constraints and certain pre-defined triggers that would require the underlying assets or portfolio to be liquidated and invested in zero-coupon bonds that mature at the preset future date. The Corporation is required to fund any shortfall at the preset future date between the proceeds of the liquidated assets and the purchase price of the zero-coupon bonds. These guarantees are booked as derivatives and marked to market in the trading portfolio. At December 31, 2006 and 2005, the notional amount of these guarantees totaled $4.0 billion and $6.5 billion. These guarantees have various maturities ranging from 2007 to 2013. At December 31, 2006 and 2005, the Corporation had not made a payment under these products, and management believes that the probability of payments under these guarantees is remote.

The Corporation also has written put options on highly rated fixed income securities. Its obligation under these agreements is to buy back the assets at predetermined contractual yields in the event of a severe market disruption in the short-term funding market. These agreements have various maturities ranging from two to five years, and the pre-determined yields are based on the quality of the assets and the structural elements pertaining to the market disruption. The notional amount of these put options was $2.1 billion and $803 million at December 31, 2006 and 2005. Due to the high quality of the assets and various structural protections, management believes that the probability of incurring a loss under these agreements is remote.

In the ordinary course of business, the Corporation enters into various agreements that contain indemnifications, such as tax indemnifications, whereupon payment may become due if certain external events occur, such as a change in tax law. These agreements typically contain an early termination clause that permits the Corporation to exit the agreement upon these events. The maximum potential future payment under indemnification agreements is difficult to assess for several reasons, including the inability to predict future changes in tax and other laws, the difficulty in determining how such laws would apply to parties in contracts, the absence of exposure limits contained in standard contract language and the timing of the early termination clause. Historically, any payments made under these guarantees have been de minimis. Management has assessed the probability of making such payments in the future as remote.

The Corporation has entered into additional guarantee agreements, including lease end obligation agreements, partial credit guarantees on certain leases, real estate joint venture guarantees, sold risk participation swaps and sold put options that require gross settlement. The maximum potential future payment under these agreements was approximately $2.0 billion and $1.8 billion at December 31, 2006 and 2005. The estimated maturity dates of these obligations are between 2007 and 2033. The Corporation has made no material payments under these guarantees.

The Corporation provides credit and debit card processing services to various merchants, processing credit and debit card transactions on their behalf. In connection with these services, a liability may arise in the event of a billing dispute between the merchant and a cardholder that is ultimately resolved in the cardholder’s favor and the merchant defaults upon its obligation to reimburse the cardholder. A cardholder, through its issuing bank, generally has until the later of up to four months after the date a transaction is processed or the delivery of the product or service to present a chargeback to the Corporation as the merchant processor. If the Corporation is unable to collect this amount from the merchant, it bears the loss for the amount paid to the cardholder. In 2006 and 2005, the Corporation processed $377.8 billion and $352.9 billion of transactions and recorded losses as a result of these chargebacks of $20 million and $13 million.

At December 31, 2006 and 2005, the Corporation held as collateral approximately $32 million and $248 million of merchant escrow deposits which the Corporation has the right to offset against amounts due from the individual merchants. The Corporation also has the right to offset any payments with cash flows otherwise due to the merchant. Accordingly, the Corporation believes that the maximum potential exposure is not representative of the actual potential loss exposure. The Corporation believes the maximum potential exposure for chargebacks would not exceed the total amount of merchant transactions processed through Visa and MasterCard for the last four months, which represents the claim period for the cardholder, plus any outstanding delayed-delivery transactions. As of December 31, 2006 and 2005, the maximum potential exposure totaled approximately $114.5 billion and $118.2 billion.

Within the Corporation’s brokerage business, the Corporation has contracted with a third party to provide clearing services that include underwriting margin loans to the Corporation’s clients. This contract stipulates that the Corporation will indemnify the third party for any margin loan losses that occur in their issuing margin to the Corporation’s clients. The maximum potential future payment under this indemnification was $938 million and $1.1 billion at December 31, 2006 and 2005. Historically, any payments made under this indemnification have been immaterial. As these margin loans are highly collateralized by the securities held by the brokerage clients, the Corporation has assessed the probability of making such payments in the future as remote. This indemnification would end with the termination of the clearing contract.

For additional information on recourse obligations related to residential mortgage loans sold and other guarantees related to securitizations, see Note 9 of the Consolidated Financial Statements.

Litigation and Regulatory Matters

In the ordinary course of business, the Corporation and its subsidiaries are routinely defendants in or parties to many pending and threatened legal actions and proceedings, including actions brought on behalf of various classes of claimants. Certain of these actions and proceedings are based on alleged violations of consumer protection, securities, environmental, banking, employment and other laws. In certain of these actions and proceedings, claims for substantial monetary damages are asserted against the Corporation and its subsidiaries.

In the ordinary course of business, the Corporation and its subsidiaries are also subject to regulatory examinations, information gathering requests, inquiries and investigations. Certain subsidiaries of the Corporation are registered broker/ dealers or investment advisors and are subject to regulation by the SEC, the National Association of Securities Dealers, the New York Stock Exchange and state securities regulators. In connection with formal and informal inquiries by those agencies, such subsidiaries receive numerous requests, subpoenas and orders for documents, testimony and information in connection with various aspects of their regulated activities.

In view of the inherent difficulty of predicting the outcome of such litigation and regulatory matters, particularly where the claimants seek very large or indeterminate damages or where the matters present novel legal theories or involve a large number of parties, the Corporation cannot state with confidence what the eventual outcome of the pending matters will be, what the timing of the ultimate resolution of these matters will be, or what the eventual loss, fines or penalties related to each pending matter may be.

In accordance with SFAS No. 5, “Accounting for Contingencies”, the Corporation establishes reserves for litigation and regulatory matters when those matters present loss contingencies that are both probable and estimable. When loss contingencies are not both probable and estimable, the Corporation does not establish reserves. In some of the matters described below, including but not limited to a substantial portion of the Parmalat Finanziaria S.p.A. matters, loss contingencies are not both probable and estimable in the view of management, and, accordingly, reserves have not been established for those matters. Based on current knowledge, management does not believe that loss contingencies, if any, arising from pending litigation and regulatory matters, including the litigation and regulatory matters described below, will have a material adverse effect on the consolidated financial position or liquidity of the Corporation, but may be material to the Corporation’s operating results for any particular reporting period.

Adelphia Communications Corporation

Bank of America, N.A. (BANA), Banc of America Securities (BAS), Fleet National Bank and Fleet Securities, Inc. (FSI) are defendants in an adversary proceeding brought by the Official Committee of Unsecured Creditors (the Creditors’ Committee) on behalf of Adelphia and Adelphia as co-plaintiffs that had been pending in the U.S. Bankruptcy Court for the Southern District of New York (the Bankruptcy Court). The lawsuit names over 400 defendants and asserts over 50 claims under federal statutes, including the Bank Holding Company Act, state common law, and various provisions of the Bankruptcy Code. The plaintiffs seek avoidance and recovery of payments, equitable subordination, disallowance and re-characterization of claims, and recovery of damages in an unspecified amount. The Official Committee of Equity Security Holders of Adelphia intervened in this proceeding and filed its own complaint, which is similar to the unsecured creditors’ committee complaint and also asserts claims under RICO and additional state law theories. BANA, BAS and FSI have filed motions to dismiss both complaints. On February 9, 2006, the U.S. District Court for the Southern District of New York overseeing the Adelphia securities litigation granted the motions of the adversary defendants to withdraw the adversary proceeding from the Bankruptcy Court, except with respect to the pending motions to dismiss. On January 5, 2007, the Bankruptcy Court entered an order confirming a plan of reorganization of Adelphia and its subsidiaries, which provides that, effective on February 13, 2007, the adversary proceeding will be transferred to a liquidating trust created under the plan.

In re Initial Public Offering Securities

Beginning in 2001, Robertson Stephens, Inc. (an investment banking subsidiary of FleetBoston that ceased operations during 2002), BAS, other underwriters, and various issuers and others, were named as defendants in certain of the 309 purported class actions that have been consolidated in the U.S. District Court for the Southern District of New York as In re Initial Public Offering Securities Litigation. The plaintiffs contend that the defendants failed to make certain required disclosures and manipulated prices of IPO securities through, among other things, alleged agreements with institutional investors receiving allocations to purchase additional shares in the aftermarket and seek unspecified damages. On October 13, 2004, the district court granted in part and denied in part plaintiffs’ motions to certify as class actions six of the 309 cases. On December 5, 2006, the U.S. Court of Appeals for the Second Circuit (the Second Circuit) reversed the district court’s class certification order. The plaintiffs have petitioned the Second Circuit to reconsider its ruling. That petition is pending. The district court stayed all proceedings pending a decision on the petition.

On February 15, 2005, the district court conditionally approved a settlement between the plaintiffs and many of the issuer defendants, in which the issuer defendants guaranteed that the plaintiffs will receive at least $1 billion in the settled actions.

The district court has deferred a final ruling on this settlement until the Second Circuit decides whether it will reconsider its December 5, 2006 class certification ruling.

Robertson Stephens, Inc. and other underwriters also have been named as defendants in putative class action lawsuits filed in the U.S. District Court for the Southern District of New York under the federal antitrust laws alleging that the underwriters conspired to manipulate the aftermarkets for IPO securities and to extract anticompetitive fees in connection with IPOs. The complaints seek declaratory relief and unspecified treble damages. On September 28, 2005, the Second Circuit reversed the district court’s dismissal of these cases, remanding them to the district court for further proceedings. On December 7, 2006, the U.S. Supreme Court granted the underwriters’ petition seeking review of the Second Circuit’s decision.

Interchange Antitrust Litigation

The Corporation and certain of its subsidiaries are defendants in actions filed on behalf of a putative class of retail merchants that accept Visa and MasterCard payment cards. The first of these actions was filed in June 2005. On April 24, 2006, putative class plaintiffs filed a First Consolidated and Amended Class Action Complaint. Plaintiffs therein allege that the defendants conspired to fix the level of interchange and merchant discount fees and that certain other practices, including various Visa and MasterCard rules, violate federal and California antitrust laws. On May 22, 2006, the putative class plaintiffs filed a supplemental complaint against many of the same defendants, including the Corporation and certain of its subsidiaries, alleging additional federal antitrust claims and a fraudulent conveyance claim under New York Debtor and Creditor Law, all arising out of MasterCard’s 2006 initial public offering. The putative class plaintiffs seek unspecified treble damages and injunctive relief. Additional defendants in the putative class actions include Visa, MasterCard, and other financial institutions.

The putative class actions are coordinated for pre-trial proceedings in the U.S. District Court for the Eastern District of New York, together with additional, individual actions brought only against Visa and MasterCard, under the caption In Re Payment Card Interchange Fee and Merchant Discount Anti-Trust Litigation. Motions to dismiss portions of the First Consolidated and Amended Class Action Complaint and the supplemental complaint are pending.

Miller

On August 13, 1998, a predecessor of BANA was named as a defendant in a class action filed in Superior Court of California, County of San Francisco, entitled Paul J. Miller v. Bank of America, N.A., challenging its practice of debiting accounts that received, by direct deposit, governmental benefits to repay fees incurred in those accounts. The action alleges, among other claims, fraud, negligent misrepresentation and other violations of California law. On October 16, 2001, a class was certified consisting of more than one million California residents who have, had or will have, at any time after August 13, 1994, a deposit account with BANA into which payments of public benefits are or have been directly deposited by the government. The case proceeded to trial on January 20, 2004.

On March 4, 2005, the trial court entered a judgment that purported to award the plaintiff class restitution in the amount of $284 million, plus attorneys’ fees, and provided that class members whose accounts were assessed an insufficient funds fee in violation of law suffered substantial emotional or economic harm and, therefore, are entitled to an additional $1,000 statutory penalty. The judgment also purported to enjoin BANA, among other things, from engaging in the account balancing practices at issue. On November 22, 2005, the California Court of Appeal granted BANA’s request to stay the judgment, including the injunction, pending appeal.

On November 20, 2006, the California Court of Appeal reversed the judgment in its entirety, holding that BANA’s practice did not constitute a violation of California law. On December 14, 2006, the California Court of Appeal denied plaintiff’s petition for rehearing. Plaintiff has petitioned for review in the California Supreme Court.

Municipal Derivatives Matters

The Antitrust Division of the U.S. Department of Justice (DOJ), the SEC, and the Internal Revenue Service (IRS) are investigating possible anticompetitive bidding practices in the municipal derivatives industry involving various parties, including BANA, from the early 1990s to date. The activities at issue in these industry-wide government investigations concern the bidding process for municipal derivatives that are offered to states, municipalities and other issuers of tax-exempt bonds. The Corporation has cooperated, and continues to cooperate, with the DOJ, the SEC and the IRS.

On January 11, 2007, the Corporation entered into a Corporate Conditional Leniency Letter (the Letter) with DOJ. Under the Letter and subject to the Corporation’s continuing cooperation, DOJ will not bring any criminal antitrust prosecution against the Corporation in connection with the matters that the Corporation reported to DOJ. Subject to satisfying DOJ and the court presiding over any civil litigation of the Corporation’s cooperation, the Corporation is eligible for (i) a limit on liability to single, rather than treble, damages in any related civil antitrust actions, and (ii) relief from joint and several antitrust liability with other civil defendants. No such civil actions have been filed to date, but no assurances can be given that such actions will not be filed.

Parmalat Finanziaria S.p.A.

On December 24, 2003, Parmalat Finanziaria S.p.A. was admitted into insolvency proceedings in Italy, known as “extraordinary administration.” The Corporation, through certain of its subsidiaries, including BANA, provided financial services and extended credit to Parmalat and its related entities. On June 21, 2004, Extraordinary Commissioner Dr. Enrico Bondi filed with the Italian Ministry of Production Activities a plan of reorganization for the restructuring of the companies of the Parmalat group that are included in the Italian extraordinary administration proceeding.

In July 2004, the Italian Ministry of Production Activities approved the Extraordinary Commissioner’s restructuring plan, as amended, for the Parmalat group companies that are included in the Italian extraordinary administration proceeding. This plan was approved by the voting creditors and the Court of Parma, Italy in October of 2005.

Litigation and investigations relating to Parmalat are pending in both Italy and the United States, and the Corporation is responding to inquiries concerning Parmalat from regulatory and law enforcement authorities in Italy and the United States.

Proceedings in Italy

On May 26, 2004, The Public Prosecutor’s Office for the Court of Milan, Italy filed criminal charges against Luca Sala, Luis Moncada, and Antonio Luzi, three former employees, alleging the crime of market manipulation in connection with a press release issued by Parmalat. The Public Prosecutor’s Office also filed a related charge against the Corporation asserting administrative liability based on an alleged failure to maintain an organizational model sufficient to prevent the alleged criminal activities of its former employees. Preliminary hearings have begun on this administrative charge and trial is expected to begin in the first quarter of 2007.

The main trial of the market manipulation charges against Messrs. Luzi, Moncada, and Sala began in the Court of Milan, Italy on September 28, 2005. Hearing dates in this trial are currently set through July 2007. The Corporation is participating in this trial as a party that has been damaged by the alleged actions of defendants other than its former employees, including former Parmalat officials. Additionally, pursuant to a December 19, 2005 court ruling, other third parties are participating in the trial who claim damages against BANA as a result of the alleged criminal violations of the Corporation’s former employees and other defendants.

Separately, The Public Prosecutor’s Office for the Court of Parma, Italy is conducting an investigation into the collapse of Parmalat. The Corporation has cooperated, and continues to cooperate, with The Public Prosecutor’s Office with respect to this investigation. The Public Prosecutor’s Office has given notice of its intention to file charges, including a charge of the crime of fraudulent bankruptcy under Italian criminal law, in connection with this investigation against the same three former employees of the Corporation who are named in the Milan criminal proceedings, Messrs. Luzi, Moncada and Sala.

Proceedings in the United States

On March 5, 2004, a First Amended Complaint was filed in a securities action pending in the U.S. District Court for the Southern District of New York entitled Southern Alaska Carpenters Pension Fund et al. v. Bonlat Financing Corporation et al., which names the Corporation as a defendant. The action is brought on behalf of a putative class of purchasers of Parmalat securities and alleges violations of the federal securities laws against the Corporation and certain affiliates. After the court dismissed the initial complaint as to the Corporation, BANA and Banc of America Securities Limited (BASL), plaintiff filed a Second Amended Complaint, which seeks unspecified damages. Following the Corporation’s motion to dismiss the Second Amended Complaint, the court granted the Corporation’s motion to dismiss in part, allowing the plaintiff to proceed on claims with respect to two transactions entered into between the Corporation and Parmalat. The Corporation has filed an answer to the Second Amended Complaint. The putative class plaintiffs filed a motion for class certification on

September 21, 2006, which remains pending. The Corporation also filed on October 10, 2006 a motion to dismiss the claims of foreign purchaser plaintiffs for lack of subject matter jurisdiction.

On October 7, 2004, Enrico Bondi filed an action in the U.S. District Court for the Western District of North Carolina on behalf of Parmalat and its shareholders and creditors against the Corporation and various related entities, entitled Dr. Enrico Bondi, Extraordinary Commissioner of Parmalat Finanziaria, S.p.A., et al. v. Bank of America Corporation, et al. (the Bondi Action). The complaint alleged federal and state RICO claims and various state law claims, including fraud. The complaint sought damages in excess of $10 billion. The Bondi Action was transferred to the U.S. District Court for the Southern District of New York for coordinated pre-trial purposes with the putative class actions and other related cases against non-Bank of America defendants under the caption In re Parmalat Securities Litigation.

On August 5, 2005, the U.S. District Court for the Southern District of New York granted the Corporation’s motion to dismiss the Bondi Action in part, dismissing ten of the twelve counts. After the plaintiff’s filing of a First Amended Complaint and the Corporation’s motion to dismiss such complaint, the court granted the Corporation’s motion to dismiss in part, allowing the plaintiff to proceed on the previously dismissed federal and state RICO claims with respect to three transactions entered into between the Corporation and Parmalat. The Corporation has filed an answer and counterclaims (the Bank of America Counterclaims) seeking damages against Parmalat and a number of its subsidiaries and affiliates as compensation for financial losses and other damages suffered. Parmalat filed a motion to dismiss certain of the Bank of America Counterclaims, and that motion is pending. On November 21, 2006, Parmalat filed a motion to amend the First Amended Complaint to add a claim of breach of fiduciary duty by the Corporation to Parmalat. That motion is pending.

On November 23, 2005, the Official Liquidators of Food Holdings Ltd. and Dairy Holdings Ltd., two entities in liquidation proceedings in the Cayman Islands, filed a complaint against the Corporation and several related entities in the U.S. District Court for the Southern District of New York, entitled Food Holdings Ltd., et al. v. Bank of America Corp., et al, (the Food Holdings Action). Also on November 23, 2005, the Provisional Liquidators of Parmalat Capital Finance Ltd. (who are also the liquidators in the Food Holdings Action), filed a complaint against the Corporation and several related entities in North Carolina state court for Mecklenburg County, entitled Parmalat Capital Finance Limited v. Bank of America Corp., et al. (the PCFL Action). Both actions have been consolidated for pretrial purposes with the other pending actions in the In Re Parmalat Securities Litigation matter. The Food Holdings Action alleges that the Corporation and other defendants conspired with Parmalat in carrying out transactions involving the plaintiffs in connection with the funding of Parmalat’s Brazilian entities, and it asserts claims for fraud, breach of fiduciary duty, civil conspiracy and other related claims. The complaint seeks damages in excess of $400 million. The PCFL Action alleges that the Corporation and other defendants conspired with Parmalat insiders to loot and divert monies from PCFL, and it asserts claims for breach of fiduciary duty, civil conspiracy and other related claims. PCFL seeks “hundreds of millions of dollars” in damages. The Corporation has moved to dismiss both actions. The motions are pending.

Certain purchasers of Parmalat-related private placement offerings have filed complaints against the Corporation and various related entities in the following actions: Principal Global Investors, LLC, et al. v. Bank of America Corporation, et al. in the U.S. District Court for the Southern District of Iowa; Monumental Life Insurance Company, et al. v. Bank of America Corporation, et al. in the U.S. District Court for the Northern District of Iowa; Prudential Insurance Company of America and Hartford Life Insurance Company v. Bank of America Corporation, et al. in the U.S. District Court for the Northern District of Illinois; Allstate Life Insurance Company v. Bank of America Corporation, et al. in the U.S. District Court for the Northern District of Illinois; Hartford Life Insurance v. Bank of America Corporation, et al. in the U.S. District Court for the Southern District of New York; and John Hancock Life Insurance Company, et al. v. Bank of America Corporation et al. in the U.S. District Court for the District of Massachusetts. The actions variously allege violations of federal and state securities law and state common law, and seek rescission and unspecified damages based upon the Corporation’s and related entities’ alleged roles in certain private placement offerings issued by Parmalat-related companies. Except for the John Hancock Life Insurance case, the most recently filed matter, the cases have been transferred to the U.S. District Court for the Southern District of New York for coordinated pre-trial purposes with the In re Parmalat Securities Litigation matter. The plaintiffs seek rescission and unspecified damages resulting from alleged purchases of approximately $305 million in private placement instruments. In addition to claims relating to private placement transactions, the John Hancock Life Insurance case also claims damages relating to a separate Eurobond investment alleged in the amount of $25 million.

On January 18, 2006, Gerald K. Smith, in his capacity as Trustee of Farmland Dairies LLC Litigation Trust, filed a complaint against the Corporation, BANA, BAS, BASL, Bank of America National Trust & Savings Association and

BankAmerica International Limited, as well as other financial institutions and accounting firms, in the U.S. District Court for the Southern District of New York, entitled Gerald K. Smith, Litigation Trustee v. Bank of America Corporation, et al. (the Farmland Action). Prior to bankruptcy restructuring, Farmland Dairies LLC was a wholly-owned subsidiary of Parmalat USA Corporation, which was a wholly-owned subsidiary of Parmalat SpA. The Farmland Action asserts claims of aiding and abetting, breach of fiduciary duty, civil conspiracy and related claims against the Bank of America defendants and other defendants. The plaintiff seeks unspecified damages. On February 23, 2006, the plaintiff filed its First Amended Complaint, which was dismissed on August 16, 2006, with leave to file a Second Amended Complaint, which plaintiff filed on September 8, 2006. The Corporation has moved to dismiss the Second Amended Complaint.

On April 21, 2006, the Plan Administrator of the Plan of Liquidation of Parmalat-USA Corporation filed a complaint in the U.S. District Court for the Southern District of New York against the Corporation and certain of its subsidiaries, as well as other financial institutions and accounting firms entitled G. Peter Pappas in his capacity as the Plan Administrator of the Plan of Liquidation of Parmalat-USA Corporation v. Bank of America Corporation, et al. (the Parmalat USA Action). The Parmalat USA Action asserts claims of aiding and abetting, breach of fiduciary duty, civil conspiracy and related claims against the Bank of America defendants and other defendants. The plaintiff seeks unspecified damages. The Corporation has moved to dismiss the Parmalat USA Action. The motion is pending.

Pension Plan Matters

The Corporation is a defendant in a putative class action entitled William L. Pender, et al. v. Bank of America Corporation, et al. (formerly captioned Anita Pothier, et al. v. Bank of America Corporation, et al.), which was initially filed June 2004 in the U.S. District Court for the Southern District of Illinois and subsequently transferred to the U.S. District Court for the Western District of North Carolina. The action is brought on behalf of participants in or beneficiaries of The Bank of America Pension Plan (formerly known as the NationsBank Cash Balance Plan) and The Bank of America 401(k) Plan (formerly known as the NationsBank 401(k) Plan). The Third Amended Complaint names as defendants the Corporation, BANA, The Bank of America Pension Plan, The Bank of America 401(k) Plan, the Bank of America Corporation Corporate Benefits Committee and various members thereof, and PricewaterhouseCoopers LLP. The two named plaintiffs are alleged to be a current and a former participant in The Bank of America Pension Plan and 401(k) Plan.

The complaint alleges the defendants violated various provisions of ERISA, including that the design of The Bank of America Pension Plan violated ERISA’s defined benefit pension plan standards and that such plan’s definition of normal retirement age is invalid. In addition, the complaint alleges age discrimination in the design and operation of The Bank of America Pension Plan, unlawful lump sum benefit calculation, violation of ERISA’s “anti-backloading” rule, that certain voluntary transfers of assets by participants in The Bank of America 401(k) Plan to The Bank of America Pension Plan violated ERISA, and other related claims. The complaint alleges that current and former participants in these plans are entitled to greater benefits and seeks declaratory relief, monetary relief in an unspecified amount, equitable relief, including an order reforming The Bank of America Pension Plan, attorneys’ fees and interest.

On September 25, 2005, defendants moved to dismiss the complaint. On December 1, 2005, the named plaintiffs moved to certify classes consisting of, among others, (i) all persons who accrued or who are currently accruing benefits under The Bank of America Pension Plan and (ii) all persons who elected to have amounts representing their account balances under The Bank of America 401(k) Plan transferred to The Bank of America Pension Plan. The motion to dismiss and the motion for class certification are pending.

The IRS is conducting an audit of the 1998 and 1999 tax returns of The Bank of America Pension Plan and The Bank of America 401(k) Plan. This audit includes a review of voluntary transfers by participants of 401(k) Plan assets to The Bank of America Pension Plan and whether such transfers were in accordance with applicable law. In December 2005, the Corporation received a Technical Advice Memorandum from the National Office of the IRS that concluded that the amendments made to The Bank of America 401(k) Plan in 1998 to permit the voluntary transfers to The Bank of America Pension Plan violated the anti-cutback rule of Section 411(d)(6) of the Internal Revenue Code. In November 2006, the Corporation received another Technical Advice Memorandum denying the Corporation’s request that the conclusion reached in the first Technical Advice Memorandum be applied prospectively only. The Corporation continues to participate in administrative proceedings with the IRS regarding issues raised in the audit.

On September 29, 2004, a separate putative class action, entitled Donna C. Richards v. FleetBoston Financial Corp. and the FleetBoston Financial Pension Plan (Fleet Pension Plan), was filed in the U.S. District Court for the District of

Connecticut on behalf of all former and current Fleet employees who on December 31, 1996, were not at least age 50 with 15 years of vesting service and who participated in the Fleet Pension Plan before January 1, 1997, and who have participated in the Fleet Pension Plan at any time since January 1, 1997. The complaint alleged that FleetBoston or its predecessor violated ERISA by amending the Fleet Financial Group, Inc. Pension Plan (a predecessor to the Fleet Pension Plan) to add a cash balance benefit formula without notifying participants that the amendment reduced their plan benefits, by conditioning the amount of benefits payable under the Fleet Pension Plan upon the form of benefit elected, by reducing the rate of benefit accruals on account of age, and by failing to inform participants of the correct amount of their pensions and related claims. The complaint also alleged violation of the “anti-backloading” rule of ERISA. The complaint sought equitable and remedial relief, including a declaration that the amendment was ineffective, additional unspecified benefit payments, attorneys’ fees and interest.

On March 31, 2006, the court certified a class with respect to plaintiff’s claims that (i) the cash balance benefit formula reduces the rate of benefit accrual on account of age, (ii) the participants did not receive proper notice of the alleged reduction of future benefit accrual, and (iii) the summary plan description was not adequate. Plaintiff filed an amended complaint realleging the three claims as to which a class was certified and amending two claims the court had dismissed, and defendants moved to dismiss plaintiff’s amended claims. The court dismissed plaintiff’s amended anti-backloading claim and a portion of the plaintiff’s amended breach of fiduciary duty claim. The court subsequently certified a class as to the portions of plaintiff’s breach of fiduciary duty claim that were not dismissed. On December 12, 2006, plaintiff filed a second amended complaint adding new allegations to the breach of fiduciary duty and summary plan description claims, and a new claim alleging that the Fleet Pension Plan violated ERISA in calculating lump-sum distributions. On December 22, 2006, plaintiff filed a motion to extend class certification to the new allegations and claim in the second amended complaint.

Refco

Beginning in October 2005, BAS was named as a defendant in several putative class action lawsuits filed in the U.S. District Court for the Southern District of New York relating to Refco Inc. (Refco). The lawsuits, which have been consolidated and seek unspecified damages, name as other defendants Refco’s outside auditors, certain officers and directors of Refco, other financial services companies, and other individuals and companies. The lawsuits allege violations of the disclosure requirements of the federal securities laws in connection with Refco’s senior subordinated notes offering in August 2004 and Refco’s initial public offering in August 2005. BAS and certain other underwriter defendants have moved to dismiss the claims relating to the notes offering. BAS is also responding to various regulatory inquiries relating to Refco.

Trading and Research Activities

The SEC has been conducting a formal investigation with respect to certain trading and research-related activities of BAS. These matters primarily arose during the period 1999-2001 in BAS’ San Francisco operations. In September 2005, the SEC staff advised BAS that it intends to recommend to the SEC an enforcement action against BAS in connection with these matters. This matter remains pending.

NOTE 14 – Shareholders’ Equity and Earnings Per Common Share

Common Stock

The following table presents share repurchase activity for the three months and years ended December 31, 2006, 2005 and 2004, including total common shares repurchased under announced programs, weighted average per share price and the remaining buyback authority under announced programs.

Share Repurchase Activity

	Number of Common Shares Repurchased under Announced Programs (1)	Weighted Average Per Share Price	Remaining Buyback Authority under Announced Programs (2)
(Dollars in millions, except per share information; shares in thousands)			Amounts	Shares
Three months ended March 31, 2006	88,450	$46.02	$5,847	65,738
Three months ended June 30, 2006	83,050	48.16	11,169	182,688
Three months ended September 30, 2006	59,500	51.51	8,104	123,188
October 1-31, 2006	16,000	53.82	7,243	107,188
November 1-30, 2006	22,100	54.33	6,042	85,088
December 1-31, 2006	22,000	53.16	4,873	63,088
Three months ended December 31, 2006	60,100	53.77
Year ended December 31, 2006	291,100	49.35

	Number of Common Shares Repurchased under Announced Programs (3)	Weighted Average Per Share Price	Remaining Buyback Authority under Announced Programs (2)
(Dollars in millions, except per share information; shares in thousands)			Amounts	Shares
Three months ended March 31, 2005	43,214	$46.05	$14,688	237,411
Three months ended June 30, 2005	40,300	45.38	11,865	197,111
Three months ended September 30, 2005	10,673	43.32	11,403	186,438
October 1-31, 2005	—	—	11,403	186,438
November 1-30, 2005	11,550	45.38	10,879	174,888
December 1-31, 2005	20,700	46.42	9,918	154,188
Three months ended December 31, 2005	32,250	46.05
Year ended December 31, 2005	126,437	45.61

	Number of Common Shares Repurchased under Announced Programs (4)	Weighted Average Per Share Price	Remaining Buyback Authority under Announced Programs (2)
(Dollars in millions, except per share information; shares in thousands)			Amounts	Shares
Three months ended March 31, 2004	24,306	$40.03	$12,378	204,178
Three months ended June 30, 2004	49,060	41.07	7,978	155,118
Three months ended September 30, 2004	40,430	43.56	6,217	114,688
October 1-31, 2004	16,102	44.24	5,505	98,586
November 1-30, 2004	11,673	45.84	4,969	86,913
December 1-31, 2004	6,288	46.32	4,678	80,625
Three months ended December 31, 2004	34,063	45.17
Year ended December 31, 2004	147,859	42.52

(1)

Reduced Shareholders’ Equity by $14.4 billion and increased diluted earnings per common share by $0.10 in 2006. These repurchases were partially offset by the issuance of approximately 118.4 million shares of common stock under employee plans, which increased Shareholders’ Equity by $4.8 billion, net of $39 million of deferred compensation related to restricted stock awards, and decreased diluted earnings per common share by $0.05 in 2006.

(2)

On April 26, 2006, our Board of Directors (the Board) authorized a stock repurchase program of up to 200 million shares of the Corporation’s common stock at an aggregate cost not to exceed $12.0 billion and to be completed within a period of 12 to 18 months. On March 22, 2005, the Board authorized a stock repurchase program of up to 200 million shares of the Corporation’s common stock at an aggregate cost not to exceed $12.0 billion and to be completed within a period of 18 months. This repurchase plan was completed during the second quarter of 2006. On January 28, 2004, the Board authorized a stock repurchase program of up to 180 million shares of the Corporation’s common stock at an aggregate cost not to exceed $9.0 billion. This repurchase plan was completed during the second quarter of 2005. On January 22, 2003, the Board authorized a stock repurchase program of up to 260 million shares of the Corporation’s common stock at an aggregate cost of $12.5 billion. This repurchase plan was completed during the second quarter of 2004.

(3)

Reduced Shareholders’ Equity by $5.8 billion and increased diluted earnings per common share by $0.05 in 2005. These repurchases were partially offset by the issuance of approximately 79.6 million shares of common stock under employee plans, which increased Shareholders’ Equity by $3.1 billion, net of $145 million of deferred compensation related to restricted stock awards, and decreased diluted earnings per common share by $0.04 in 2005.

(4)

Reduced Shareholders’ Equity by $6.3 billion and increased diluted earnings per common share by $0.06 in 2004. These repurchases were partially offset by the issuance of approximately 121.1 million shares of common stock under employee plans, which increased Shareholders’ Equity by $3.9 billion, net of $127 million of deferred compensation related to restricted stock awards, and decreased diluted earnings per common share by $0.06 in 2004.

The Corporation will continue to repurchase shares, from time to time, in the open market or in private transactions through the Corporation’s approved repurchase program. The Corporation expects to continue to repurchase a number of shares of common stock at least equal to any shares issued under the Corporation’s employee stock plans.

Effective for the third quarter dividend, the Board increased the quarterly cash dividend on common stock from $0.50 to $0.56. In October 2006, the Board declared a fourth quarter cash dividend, which was paid on December 22, 2006 to common shareholders of record on December 1, 2006.

Preferred Stock

In November 2006, the Corporation authorized 85,100 shares and issued 81,000 shares, or $2.0 billion, of Bank of America Corporation Floating Rate Non-Cumulative Preferred Stock, Series E (Series E Preferred Stock) with a par value of $0.01 per share. Ownership is held in the form of depositary shares, each representing a 1/1,000th interest in a share of Series E Preferred Stock, paying a quarterly cash dividend on the liquidation preference of $25,000 per share of Series E Preferred Stock at an annual rate equal to the greater of (a) three-month LIBOR plus 0.35 percent and (b) 4.00 percent, payable quarterly in arrears. On any dividend date on or after November 15, 2011, the Corporation may redeem Series E Preferred Stock, in whole or in part, at its option, at $25,000 per share, plus accrued and unpaid dividends.

In September 2006, the Corporation authorized 34,500 shares and issued 33,000 shares, or $825 million, of Bank of America Corporation 6.204% Non-Cumulative Preferred Stock, Series D (Series D Preferred Stock) with a par value of $0.01 per share. Ownership is held in the form of depositary shares, each representing a 1/1,000th interest in a share of Series D Preferred Stock, paying a quarterly cash dividend on the liquidation preference of $25,000 per share of Series D Preferred Stock at an annual rate of 6.204 percent. On any dividend date on or after September 14, 2011, the Corporation may redeem Series D Preferred Stock, in whole or in part, at its option, at $25,000 per share, plus accrued and unpaid dividends.

Series E Preferred Stock and Series D Preferred Stock (these Series) shares are not subject to the operations of a sinking fund, have no participation rights and are not convertible. The holders of these Series have no general voting rights. If any quarterly dividend payable on these Series is in arrears for six or more quarterly dividend periods (whether consecutive or not), the holders of these Series and any other class or series of preferred stock ranking equally as to payment of dividends and upon which equivalent voting rights have been conferred and are exercisable (voting as a single class) will be entitled to vote for the election of two additional directors. These voting rights terminate when the Corporation has paid in full dividends on these Series for at least four quarterly dividend periods following the dividend arrearage.

During October 2006, the Board declared a $0.38775 regular cash dividend on the Series D Preferred Stock. The dividend was payable December 14, 2006, to shareholders of record on November 30, 2006.

On July 14, 2006, the Corporation redeemed its 6.75% Perpetual Preferred Stock with a stated value of $250 per share. The 382,450 shares, or $96 million, outstanding of preferred stock were redeemed at the stated value of $250 per share, plus accrued and unpaid dividends.

On July 3, 2006, the Corporation redeemed its Fixed/Adjustable Rate Cumulative Preferred Stock with a stated value of $250 per share. The 700,000 shares, or $175 million, outstanding of preferred stock were redeemed at the stated value of $250 per share, plus accrued and unpaid dividends.

In addition to the preferred stock described above, the Corporation had 35,045 shares authorized and 7,739 shares, or $1 million, outstanding of the Series B Preferred Stock with a stated value of $100 per share paying dividends quarterly at an annual rate of 7.00 percent.

All preferred stock outstanding has preference over our common stock with respect to the payment of dividends and distribution of our assets in the event of a liquidation or dissolution. Except in certain circumstances, the holders of preferred stock have no voting rights.

Accumulated OCI

The following table presents the changes in Accumulated OCI for 2006, 2005, and 2004, net of tax.

(Dollars in millions)	Securities (1,2)	Derivatives (3)	Other (4)	Total
Balance, December 31, 2003	$(70)	$(2,094)	$(270)	$(2,434)
Net change in fair value recorded in Accumulated OCI	1,088	(294)	(18)	776
Net realized (gains) losses reclassified into earnings (5)	(1,215)	109	—	(1,106)
Balance, December 31, 2004	(197)	(2,279)	(288)	(2,764)
Net change in fair value recorded in Accumulated OCI	(1,907)	(2,225)	48	(4,084)
Net realized (gains) losses reclassified into earnings (5)	(874)	166	—	(708)
Balance, December 31, 2005	(2,978)	(4,338)	(240)	(7,556)
Net change in fair value recorded in Accumulated OCI	465	534	(1,091)	(92)
Net realized (gains) losses reclassified into earnings (5)	(220)	107	50	(63)
Balance, December 31, 2006	$(2,733)	$(3,697)	$(1,281)	$(7,711)

(1)

In 2006, 2005, and 2004, the Corporation reclassified net realized (gains) losses into earnings on the sales of AFS debt securities of $279 million, $(683) million, and $(1.1) billion, respectively, and (gains) losses on the sales of AFS marketable equity securities of $(499) million, $(191) million, and $(129) million, respectively.

(2)	Accumulated OCI includes fair value gain of $135 million on certain retained interests in the Corporation’s securitization transactions at December 31, 2006.

(3)

The amount included in Accumulated OCI for terminated derivative contracts were losses of $3.2 billion and $2.5 billion, net-of-tax, at December 31, 2006 and 2005, and gains of $143 million, net-of-tax, at December 31, 2004.

(4)	At December 31, 2006, Accumulated OCI includes the accumulated adjustment to initially apply FASB Statement No. 158 of $(1,428) million.

(5)

Included in this line item are amounts related to derivatives used in cash flow hedge relationships. These amounts are reclassified into earnings in the same year or years during which the hedged forecasted transactions affect earnings. This line item also includes gains (losses) on AFS securities. These amounts are reclassified into earnings upon sale of the related security.

Earnings per Common Share

The calculation of earnings per common share and diluted earnings per common share for 2006, 2005, and 2004 is presented below. See Note 1 of the Consolidated Financial Statements for a discussion on the calculation of earnings per common share.

(Dollars in millions, except per share information; shares in thousands)	2006	2005	2004
Earnings per common share
Net income	$21,133	$16,465	$13,947
Preferred stock dividends	(22)	(18)	(16)
Net income available to common shareholders	$21,111	$16,447	$13,931
Average common shares issued and outstanding	4,526,637	4,008,688	3,758,507
Earnings per common share	$4.66	$4.10	$3.71

Diluted earnings per common share
Net income available to common shareholders	$21,111	$16,447	$13,931
Convertible preferred stock dividends	—	—	2
Net income available to common shareholders and assumed conversions	$21,111	$16,447	$13,933
Average common shares issued and outstanding	4,526,637	4,008,688	3,758,507
Dilutive potential common shares (1, 2)	69,259	59,452	65,436
Total diluted average common shares issued and outstanding	4,595,896	4,068,140	3,823,943
Diluted earnings per common share	$4.59	$4.04	$3.64

(1)

For 2006, 2005 and 2004, average options to purchase 355 thousand, 39 million and 62 million shares, respectively, were outstanding but not included in the computation of earnings per common share because they were antidilutive.

(2)	Includes incremental shares from restricted stock units, restricted stock shares and stock options.

NOTE 15 – Regulatory Requirements and Restrictions

The Board of Governors of the Federal Reserve System (FRB) requires the Corporation’s banking subsidiaries to maintain reserve balances based on a percentage of certain deposits. Average daily reserve balances required by the FRB were $5.6 billion and $6.4 billion for 2006 and 2005. Currency and coin residing in branches and cash vaults (vault cash) are used to partially satisfy the reserve requirement. The average daily reserve balances, in excess of vault cash, held with the FRB amounted to $27 million and $361 million for 2006 and 2005.

The primary source of funds for cash distributions by the Corporation to its shareholders is dividends received from its banking subsidiaries Bank of America, N.A. and FIA Card Services, N.A. Effective June 10, 2006, MBNA America Bank, N.A. was renamed FIA Card Services, N.A. Additionally, on October 20, 2006, Bank of America, N.A. (USA) merged into FIA Card Services, N.A. In 2006, Bank of America Corporation received $16.0 billion in dividends from its banking subsidiaries. In 2007, Bank of America, N.A. and FIA Card Services, N.A. can declare and pay dividends to Bank of America Corporation of $11.4 billion and $356 million plus an additional amount equal to their net profits for 2007, as defined by statute, up to the date of any such dividend declaration. The other subsidiary national banks can initiate aggregate dividend payments in 2007 of $68 million plus an additional amount equal to their net profits for 2007, as defined by statute, up to the date of any such dividend declaration. The amount of dividends that each subsidiary bank may declare in a calendar year without approval by the Office of the Comptroller of the Currency (OCC) is the subsidiary bank’s net profits for that year combined with its net retained profits, as defined, for the preceding two years.

The FRB, the OCC and the Federal Deposit Insurance Corporation (collectively, the Agencies) have issued regulatory capital guidelines for U.S. banking organizations. Failure to meet the capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a material effect on the Corporation’s financial statements. At December 31, 2006, the Corporation, Bank of America, N.A. and FIA Card Services, N.A. were classified as “well-capitalized” under this regulatory framework. At December 31, 2005, the Corporation, Bank of America N.A. and Bank of America. N.A. (USA) were also classified as “well-capitalized.” There have been no conditions or events since December 31, 2006 that management believes have changed the Corporation’s, Bank of America, N.A.’s and FIA Card Services, N.A.’s capital classifications.

The regulatory capital guidelines measure capital in relation to the credit and market risks of both on and off-balance sheet items using various risk weights. Under the regulatory capital guidelines, Total Capital consists of three tiers of capital. Tier 1 Capital includes Common Shareholders’ Equity, Trust Securities, minority interests and qualifying Preferred Stock, less Goodwill and other adjustments. Tier 2 Capital consists of Preferred Stock not qualifying as Tier 1 Capital, mandatory convertible debt, limited amounts of subordinated debt, other qualifying term debt, the allowance for credit losses up to 1.25 percent of risk-weighted assets and other adjustments. Tier 3 Capital includes subordinated debt that is unsecured, fully paid, has an original maturity of at least two years, is not redeemable before maturity without prior approval by the FRB and includes a lock-in clause precluding payment of either interest or principal if the payment would cause the issuing bank’s risk-based capital ratio to fall or remain below the required minimum. Tier 3 Capital can only be used to satisfy the Corporation’s market risk capital requirement and may not be used to support its credit risk requirement. At December 31, 2006 and 2005, the Corporation had no subordinated debt that qualified as Tier 3 Capital.

Certain corporate sponsored trust companies which issue Trust Securities are not consolidated under FIN 46R. As a result, the Trust Securities are not included on our Consolidated Balance Sheet. On March 1, 2005, the FRB issued Risk-Based Capital Standards: Trust Preferred Securities and the Definition of Capital (the Final Rule) which allows Trust Securities to continue to qualify as Tier 1 Capital with revised quantitative limits that would be effective after a five-year transition period. As a result, Trust Securities are included in Tier 1 Capital.

The FRB’s Final Rule limits restricted core capital elements to 15 percent for internationally active bank holding companies. Internationally active bank holding companies are those with consolidated assets greater than $250 billion or on-balance sheet exposure greater than $10 billion. In addition, the FRB revised the qualitative standards for capital instruments included in regulatory capital. At December 31, 2006, our restricted core capital elements comprised 17.3 percent of total core capital elements. We expect to be fully compliant with the revised limits prior to the implementation date of March 31, 2009.

To meet minimum, adequately-capitalized regulatory requirements, an institution must maintain a Tier 1 Capital ratio of four percent and a Total Capital ratio of eight percent. A well-capitalized institution must generally maintain capital ratios 200 bps higher than the minimum guidelines. The risk-based capital rules have been further supplemented by a leverage ratio, defined as Tier 1 Capital divided by adjusted quarterly average Total Assets, after certain adjustments. The leverage ratio guidelines establish a minimum of three percent. Banking organizations must maintain a leverage capital ratio of at least five percent to be classified as “well-capitalized.” As of December 31, 2006, the Corporation was classified as “well-capitalized” for regulatory purposes, the highest classification.

Net Unrealized Gains (Losses) on AFS Debt Securities, Net Unrealized Gains on AFS Marketable Equity Securities, Net Unrealized Gains (Losses) on Derivatives, and the impact of SFAS No. 158 included in Shareholders’ Equity at December 31, 2006 and 2005, are excluded from the calculations of Tier 1 Capital and leverage ratios. The Total Capital ratio excludes all of the above with the exception of up to 45 percent of Net Unrealized Gains on AFS Marketable Equity Securities.

Regulatory Capital Developments

On September 25, 2006, the Agencies officially published updates specific to U.S. market implementation of the risk-based capital rules originally published by the Basel Committee of Banking Supervision in June 2004. These updates provided clarification and additional guidance related to the rules and their implementation, as well as started an official comment period, which was subsequently extended in December 2006 for an additional 90 days.

Several of our international units have begun local parallel implementation reporting Basel II ratios to their host countries during 2006, with full implementation expected during 2007. With the recently published updates, revised market risk rules are scheduled to be fully implemented in 2008, while credit and operational risk rules are subject to a parallel test period, supervisory approval and subsequent implementation. During the parallel testing environment, current regulatory capital measures will be utilized simultaneously with the new rules. During the three-year implementation period, the U.S. will impose floors (limits) on capital reductions when compared to current measures.

Regulatory Capital

	December 31
	2006			2005
	Actual		Minimum Required (1)	Actual		Minimum Required (1)
(Dollars in millions)	Ratio	Amount		Ratio	Amount
Risk-based capital
Tier 1
Bank of America Corporation	8.64%	$91,064	$42,181	8.25%	$74,375	$36,059
Bank of America, N.A.	8.89	76,174	34,264	8.70	69,547	31,987
FIA Card Services, N.A. (2)	14.08	19,562	5,558	—	—	—
Bank of America, N.A. (USA) (3)	—	—	—	8.66	5,567	2,570

Total
Bank of America Corporation	11.88	125,226	84,363	11.08	99,901	72,118
Bank of America, N.A.	11.19	95,867	68,529	10.73	85,773	63,973
FIA Card Services, N.A. (2)	17.02	23,648	11,117	—	—	—
Bank of America, N.A. (USA) (3)	—	—	—	11.46	7,361	5,140

Tier 1 Leverage
Bank of America Corporation	6.36	91,064	42,935	5.91	74,375	37,732
Bank of America, N.A.	6.63	76,174	34,487	6.69	69,547	31,192
FIA Card Services, N.A. (2)	16.88	19,562	3,478	—	—	—
Bank of America, N.A. (USA) (3)	—	—	—	9.37	5,567	1,783

(1)	Dollar amount required to meet guidelines for adequately capitalized institutions.
(2)	FIA Card Services, N.A. is presented for periods subsequent to December 31, 2005.
(3)	Bank of America, N.A. (USA) merged into FIA Card Services, N.A. on October 20, 2006.

NOTE 16 – Employee Benefit Plans

Pension and Postretirement Plans

The Corporation sponsors noncontributory trusteed qualified pension plans that cover substantially all officers and employees. The plans provide defined benefits based on an employee’s compensation, age and years of service. The Bank of America Pension Plan (the Pension Plan) provides participants with compensation credits, based on age and years of service. The Pension Plan allows participants to select from various earnings measures, which are based on the returns of certain funds or common stock of the Corporation. The participant-selected earnings measures determine the earnings rate on the individual participant account balances in the Pension Plan. Participants may elect to modify earnings measure allocations on a periodic basis subject to the provisions of the Pension Plan. The benefits become vested upon completion of five years of service. It is the policy of the Corporation to fund not less than the minimum funding amount required by ERISA.

The Pension Plan has a balance guarantee feature, applied at the time a benefit payment is made from the plan, that protects participant balances transferred and certain compensation credits from future market downturns. The Corporation is responsible for funding any shortfall on the guarantee feature.

As a result of recent mergers, the Corporation assumed the obligations related to the pension plans of former FleetBoston and MBNA. The Bank of America Pension Plan for Legacy Fleet (the Fleet Pension Plan) is substantially similar to the Bank of America Plan discussed above; however, the Fleet Pension Plan does not allow participants to select various earnings measures; rather the earnings rate is based on a benchmark rate. The Bank of America Pension Plan for Legacy MBNA (the MBNA Pension Plan) retirement benefits are based on the number of years of benefit service and a percentage of the participant’s average annual compensation during the five highest paid consecutive years of their last ten years of employment.

The Corporation sponsors a number of noncontributory, nonqualified pension plans. As a result of mergers, the Corporation assumed the obligations related to the noncontributory, nonqualified pension plans of former FleetBoston and MBNA. These plans, which are unfunded, provide defined pension benefits to certain employees.

In addition to retirement pension benefits, full-time, salaried employees and certain part-time employees may become eligible to continue participation as retirees in health care and/or life insurance plans sponsored by the Corporation. Based on the other provisions of the individual plans, certain retirees may also have the cost of these benefits partially paid by the Corporation. The obligations assumed as a result of the merger with FleetBoston are substantially similar to the Corporation’s Postretirement Health and Life Plans. The MBNA Postretirement Health and Life Plan provides certain health care and life insurance benefits for a closed group upon early retirement.

The tables within this Note include the information related to the MBNA plans described above beginning January 1, 2006 and the FleetBoston plans beginning April 1, 2004.

On December 31, 2006, the Corporation adopted SFAS 158 which requires the recognition of a plan’s over-funded or under-funded status as an asset or liability with an offsetting adjustment to Accumulated OCI. SFAS 158 requires the determination of the fair values of a plan’s assets at a company’s year-end and recognition of actuarial gains and losses, prior service costs or credits, and transition assets or obligations as a component of Accumulated OCI. These amounts were previously netted against the plans’ funded status in the Corporation’s Consolidated Balance Sheet pursuant to the provisions of SFAS 87. These amounts will be subsequently recognized as components of net periodic benefit costs. Further, actuarial gains and losses that arise in subsequent periods that are not initially recognized as a component of net periodic benefit cost will be recognized as a component of Accumulated OCI. Those amounts will subsequently be recognized as a component of net periodic benefit cost as they are amortized during future periods.

The incremental effects of adopting the provisions of SFAS 158 on the Corporation’s Consolidated Balance Sheet at December 31, 2006 are presented in the following table. The adoption of SFAS 158 had no effect on the Corporation’s Consolidated Statement of Income for the year ended December 31, 2006, or for any year presented.

(Dollars in millions)	Before Application of Statement 158	Adjustments	After Application of Statement 158
Other assets (1)	$121,649	$(1,966)	$119,683
Total assets	1,461,703	(1,966)	1,459,737
Accrued expenses and other liabilities (2)	42,790	(658)	42,132
Total liabilities	1,325,123	(658)	1,324,465
Accumulated OCI (3)	(6,403)	(1,308)	(7,711)
Total shareholders’ equity	136,580	(1,308)	135,272
Total liabilities and shareholders’ equity	1,461,703	(1,966)	1,459,737

(1)	Represents adjustments to plans in an asset position of $(1,966) million.

(2)

Represents adjustments to plans in a liability position of $301 million, the reversal of the additional minimum liability adjustment of $(190) million and an adjustment to deferred tax liabilities of $(769) million.

(3)	Includes employee benefit plan adjustments of $(1,428) million, net of tax, and the reversal of the additional minimum liability adjustment of $120 million, net of tax.

Amounts included in Accumulated OCI (pre-tax) at December 31, 2006 were as follows:

(Dollars in millions)	Qualified Pension Plans	Nonqualified Pension Plans	Postretirement Health and Life Plans	Total
Net actuarial loss	$1,765	$224	$(68)	$1,921
Transition obligation	—	—	189	189
Prior service cost	201	(44)	—	157
Amount recognized in Accumulated OCI (1)	$1,966	$180	$121	$2,267

(1)	Amount recognized in Accumulated OCI net-of-tax is $1,428 million.

The estimated net actuarial loss and prior service cost for the Qualified Pension Plans that will be amortized from Accumulated OCI, (pre-tax), into net periodic benefit cost during 2007 are $130 million and $46 million. The estimated net actuarial loss and prior service cost for the Nonqualified Pension Plans that will be amortized from Accumulated OCI, (pre-tax), into net periodic benefit cost during 2007 are $19 million and $(8) million. The estimated net actuarial loss and transition obligation for the Postretirement Health and Life Plans that will be amortized from Accumulated OCI, (pre-tax), into net periodic benefit cost during 2007 is $(22) million and $31 million.

The following table summarizes the changes in the fair value of plan assets, changes in the projected benefit obligation (PBO), the funded status of both the accumulated benefit obligation (ABO) and the PBO, and the weighted average assumptions used to determine benefit obligations for the pension plans and postretirement plans at December 31, 2006 and 2005. Amounts recognized at December 31, 2006 and 2005 are reflected in Other Assets, and Accrued Expenses and Other Liabilities on the Consolidated Balance Sheet. The discount rate assumption is based on a cash flow matching technique and is subject to change each year. This technique utilizes a yield curve based upon Aa rated corporate bonds with cash flows that match estimated benefit payments to produce the discount rate assumption. For the Pension Plan, the FleetBoston Pension Plan, and the MBNA Pension Plan, (the Qualified Pension Plans), the Nonqualified Pension Plans, and the Postretirement Health and Life Plans, the discount rate at December 31, 2006, was 5.75 percent. For both the Qualified Pension Plans and the Postretirement Health and Life Plans, the expected long-term return on plan assets is 8.00 percent for 2007. The expected return on plan assets is determined using the calculated market-related value for the Qualified Pension Plans and the fair value for the Postretirement Health and Life Plans. The asset valuation method for the Qualified Pension Plans recognizes 60 percent of the market gains or losses in the first year, with the remaining 40 percent spread equally over the next four years.

	Qualified Pension Plans (1)		Nonqualified Pension Plans (1)		Postretirement Health and Life Plans (1)
(Dollars in millions)	2006	2005	2006	2005	2006	2005
Change in fair value of plan assets
(Primarily listed stocks, fixed income and real estate)
Fair value, January 1	$13,097	$12,153	$1	$1	$126	$166
MBNA balance, January 1, 2006	555	—	—	—	—	—
Actual return on plan assets	1,829	803	—	—	15	11
Company contributions (2)	2,200	1,000	321	118	52	27
Plan participant contributions	—	—	—	—	98	98
Benefits paid	(888)	(859)	(322)	(118)	(213)	(176)
Federal subsidy on benefits paid	n/a	n/a	n/a	n/a	12	n/a
Fair value, December 31	$16,793	$13,097	$—	$1	$90	$126

Change in projected benefit obligation
Projected benefit obligation, January 1	$11,690	$11,461	$1,108	$1,094	$1,420	$1,352
MBNA balance, January 1, 2006	695	—	486	—	278	—
Service cost	306	261	13	11	13	11
Interest cost	676	643	78	61	86	78
Plan participant contributions	—	—	—	—	98	98
Plan amendments	33	(77)	—	(1)	—	—
Actuarial (gains) losses	168	261	(18)	61	(145)	57
Benefits paid	(888)	(859)	(322)	(118)	(213)	(176)
Federal subsidy on benefits paid	n/a	n/a	n/a	n/a	12	n/a
Projected benefit obligation, December 31	$12,680	$11,690	$1,345	$1,108	$1,549	$1,420

Funded status, December 31
Accumulated benefit obligation	$12,151	$11,383	$1,345	$1,085	n/a	n/a
Overfunded (unfunded) status of ABO	4,642	1,714	(1,345)	(1,084)	n/a	n/a
Provision for future salaries	529	307	—	23	n/a	n/a
Projected benefit obligation	12,680	11,690	1,345	1,108	1,549	1,420
Overfunded (unfunded) status of PBO	$4,113	$1,407	$(1,345)	$(1,107)	$(1,459)	$(1,294)
Unrecognized net actuarial loss (3)	n/a	2,621	n/a	262	n/a	92
Unrecognized transition obligation (3)	n/a	—	n/a	—	n/a	221
Unrecognized prior service cost (3)	n/a	209	n/a	(52)	n/a	—
Amount recognized, December 31	$4,113	$4,237	$(1,345)	$(897)	$(1,459)	$(981)

Weighted average assumptions, December 31
Discount rate	5.75%	5.50%	5.75%	5.50%	5.75%	5.50%
Expected return on plan assets	8.00	8.50	n/a	n/a	8.00	8.50
Rate of compensation increase	4.00	4.00	4.00	4.00	n/a	n/a

(1)	The measurement date for the Qualified Pension Plans, Nonqualified Pension Plans, and Postretirement Health and Life Plans was December 31 of each year reported.
(2)

The Corporation’s best estimate of its contributions to be made to the Qualified Pension Plans, Nonqualified Pension Plans, and Postretirement Health and Life Plans in 2007 is $0, $97 million and $95 million.

(3)

Upon the adoption of SFAS 158 on December 31, 2006, unrecognized net actuarial losses, unrecognized transition obligations, and unrecognized prior service costs are now recorded as an adjustment to Accumulated OCI.

n/a = not applicable

Amounts recognized in the Consolidated Financial Statements at December 31, 2006 and 2005 were as follows:

	December 31, 2006
(Dollars in millions)	Qualified Pension Plans	Nonqualified Pension Plans	Postretirement Health and Life Plans
Other assets	$4,113	$—	$—
Accrued expenses and other liabilities	—	(1,345)	(1,459)
Net amount recognized at December 31	$4,113	$(1,345)	$(1,459)

	December 31, 2005
(Dollars in millions)	Qualified Pension Plans	Nonqualified Pension Plans	Postretirement Health and Life Plans
Prepaid benefit cost	$4,237	$—	$—
Accrued benefit cost	—	(897)	(981)
Additional minimum liability	—	(187)	—
SFAS 87 Accumulated OCI adjustment (1)	—	187	—
Net amount recognized at December 31	$4,237	$(897)	$(981)

(1)	Amount recognized in Accumulated OCI net of tax is $118 million.

Net periodic benefit cost for 2006, 2005 and 2004 included the following components:

	Qualified Pension Plans			Nonqualified Pension Plans			Postretirement Health and Life Plans
(Dollars in millions)	2006	2005	2004	2006	2005	2004	2006	2005	2004
Components of net periodic benefit cost
Service cost	$306	$261	$257	$13	$11	$27	$13	$11	$9
Interest cost	676	643	623	78	61	62	86	78	76
Expected return on plan assets	(1,034)	(983)	(915)	—	—	—	(10)	(14)	(16)
Amortization of transition obligation	—	—	—	—	—	—	31	31	32
Amortization of prior service cost (credits)	41	44	55	(8)	(8)	3	—	—	1
Recognized net actuarial loss	229	182	92	20	24	14	12	80	74
Recognized loss due to settlements and curtailments	—	—	—	—	9	—	—	—	—
Net periodic benefit cost	$218	$147	$112	$103	$97	$106	$132	$186	$176
Weighted average assumptions used to determine net cost for years ended December 31
Discount rate (1)	5.50%	5.75%	6.25%	5.50%	5.75%	6.25%	5.50%	5.75%	6.25%
Expected return on plan assets	8.00	8.50	8.50	n/a	n/a	n/a	8.00	8.50	8.50
Rate of compensation increase	4.00	4.00	4.00	4.00	4.00	4.00	n/a	n/a	n/a

(1)	In connection with the FleetBoston merger, their plans were remeasured on April 1, 2004, using a discount rate of 6.00 percent.

n/a = not applicable

Net periodic postretirement health and life expense was determined using the “projected unit credit” actuarial method. Gains and losses for all benefits except postretirement health care are recognized in accordance with the standard amortization provisions of the applicable accounting standards. For the Postretirement Health Care Plans, 50 percent of the unrecognized gain or loss at the beginning of the fiscal year (or at subsequent remeasurement) is recognized on a level basis during the year.

Assumed health care cost trend rates affect the postretirement benefit obligation and benefit cost reported for the Postretirement Health Care Plans. The assumed health care cost trend rate used to measure the expected cost of benefits covered by the Postretirement Health Care Plans was 9.0 percent for 2007, reducing in steps to 5.0 percent in 2012 and later years. A one-percentage-point increase in assumed health care cost trend rates would have increased the service and interest costs and the benefit obligation by $3 million and $51 million in 2006, $3 million and $51 million in 2005, and $4 million and $56 million in 2004. A one-percentage-point decrease in assumed health care cost trend rates would have lowered the service and interest costs and the benefit obligation by $3 million and $44 million in 2006, $3 million and $43 million in 2005, and $3 million and $48 million in 2004.

Plan Assets

The Qualified Pension Plans have been established as retirement vehicles for participants, and trusts have been established to secure benefits promised under the Qualified Pension Plans. The Corporation’s policy is to invest the trust assets in a prudent manner for the exclusive purpose of providing benefits to participants and defraying reasonable expenses of administration. The Corporation’s investment strategy is designed to provide a total return that, over the long-term, increases the ratio of assets to liabilities. The strategy attempts to maximize the investment return on assets at a level of risk deemed appropriate by the Corporation while complying with ERISA and any applicable regulations and laws. The investment strategy utilizes asset allocation as a principal determinant for establishing the risk/reward profile of the assets. Asset allocation ranges are established, periodically reviewed, and adjusted as funding levels and liability characteristics change. Active and passive investment managers are employed to help enhance the risk/return profile of the assets. An additional aspect of the investment strategy used to minimize risk (part of the asset allocation plan) includes matching the equity exposure of participant-selected earnings measures. For example, the common stock of the Corporation held in the trust is maintained as an offset to the exposure related to participants who selected to receive an earnings measure based on the return performance of common stock of the Corporation. No plan assets are expected to be returned to the Corporation during 2007.

The Expected Return on Asset Assumption (EROA assumption) was developed through analysis of historical market returns, historical asset class volatility and correlations, current market conditions, anticipated future asset allocations, the funds’ past experience, and expectations on potential future market returns. The EROA assumption represents a long-term average view of the performance of the Qualified Pension Plans and Postretirement Health and Life Plan assets, a return that may or may not be achieved during any one calendar year. In a simplistic analysis of the EROA assumption, the building blocks used to arrive at the long-term return assumption would include an implied return from equity securities of 8.75 percent, debt securities of 5.75 percent, and real estate of 7.00 percent for all pension plans and postretirement health and life plans.

The Qualified Pension Plans’ and Postretirement Health and Life Plans’ asset allocations at December 31, 2006 and 2005 and target allocations for 2007 by asset category are as follows:

Asset Category	Qualified Pension Plans			Postretirement Health and Life Plans
		Percentage of Plan Assets at December 31			Percentage of Plan Assets at December 31
	2007 Target Allocation	2006	2005	2007 Target Allocation	2006	2005
Equity securities	65 - 80%	68%	71%	50 - 70%	61%	57%
Debt securities	20 - 35	30	27	30 - 50	36	41
Real estate	0 - 5	2	2	0 - 5	3	2
Total		100%	100%		100%	100%

Equity securities for the Qualified Pension Plans include common stock of the Corporation in the amounts of $882 million (5.25 percent of total plan assets) and $798 million (6.10 percent of total plan assets) at December 31, 2006 and 2005.

The Bank of America and MBNA Postretirement Health and Life Plans had no investment in the common stock of the Corporation at December 31, 2006 or 2005. The FleetBoston Postretirement Health and Life Plans included common stock of the Corporation in the amount of $0.4 million (0.46 percent of total plan assets) and $0.3 million (0.27 percent of total plan assets) at December 31, 2006 and December 31, 2005, respectively.

Projected Benefit Payments

Benefit payments projected to be made from the Qualified Pension Plans, the Nonqualified Pension Plans and the Postretirement Health and Life Plans are as follows:

	Qualified Pension Plans (1)	Nonqualified Pension Plans (2)	Postretirement Health and Life Plans

(Dollars in millions)			Net Payments (3)	Medicare Subsidy
2007	$1,007	$97	$135	$(12)
2008	1,022	101	135	(12)
2009	1,026	104	137	(12)
2010	1,035	103	138	(12)
2011	1,051	105	138	(12)
2012 - 2016	5,262	518	656	(58)

(1)	Benefit payments expected to be made from the plans’ assets.

(2)	Benefit payments expected to be made from the Corporation’s assets.

(3)	Benefit payments (net of retiree contributions) expected to be made from a combination of the plans’ and the Corporation’s assets.

Defined Contribution Plans

The Corporation maintains qualified defined contribution retirement plans and nonqualified defined contribution retirement plans. As a result of the FleetBoston merger, beginning on April 1, 2004, the Corporation maintains the defined contribution plans of former FleetBoston. As a result of the MBNA merger on January 1, 2006, the Corporation also maintains the defined contribution plans of former MBNA.

The Corporation contributed approximately $328 million, $274 million and $267 million for 2006, 2005 and 2004, in cash and stock, respectively. At December 31, 2006 and 2005, an aggregate of 99 million shares and 106 million shares of the Corporation’s common stock were held by the 401(k) Plans. During 2004, the Corporation converted the ESOP Preferred Stock held by the Bank of America 401(k) Plan to common stock so that there were no outstanding shares of preferred stock at December 31, 2004 in the 401(k) Plans.

Under the terms of the Employee Stock Ownership Plan (ESOP) Preferred Stock provision for the Bank of America 401(k) Plan, payments to the plan for dividends on the ESOP Preferred Stock were $4 million for 2004. Payments to the Bank of America 401(k) Plan and legacy FleetBoston 401(k) Plan for dividends on Common Stock were $208 million, $207 million and $181 million during 2006, 2005 and 2004, respectively. Payments to the MBNA 401(k) Plan for dividends on the Corporation’s common stock were $8 million in 2006.

In addition, certain non-U.S. employees within the Corporation are covered under defined contribution pension plans that are separately administered in accordance with local laws.

Rewarding Success Plan

In 2005, the Corporation introduced a broad-based cash incentive plan for associates that meet certain eligibility criteria and are below certain compensation levels. The amount of the cash award is determined based on the Corporation’s operating net income and common stock price performance for the full year. During 2006 and 2005, the Corporation recorded an expense of $237 million and $145 million for this Plan.

NOTE 17 – Stock-Based Compensation Plans

On January 1, 2006, the Corporation adopted SFAS 123R under the modified-prospective application.

The compensation cost recognized in income for the plans described below was $1.0 billion, $805 million and $536 million in 2006, 2005 and 2004, respectively. The related income tax benefit recognized in income was $382 million, $294 million and $188 million for 2006, 2005 and 2004, respectively.

Prior to the adoption of SFAS 123R, awards granted to retirement-eligible employees were expensed over the stated vesting period. SFAS 123R requires that the Corporation recognize stock compensation cost immediately for any awards granted to retirement-eligible employees, or over the vesting period or the period from the grant date to the date retirement eligibility is achieved, whichever is shorter. Upon the grant of awards in the first quarter of 2006, the Corporation recognized approximately $320 million in equity-based compensation due to awards being granted to retirement-eligible employees.

Prior to the adoption of SFAS 123R, the Corporation presented tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Consolidated Statement of Cash Flows. SFAS 123R requires the cash flows resulting from the tax benefits due to tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The Corporation classified $477 million in excess tax benefits as a financing cash inflow for 2006.

Prior to January 1, 2006, the Corporation estimated the fair value of stock options granted on the date of grant using the Black-Scholes option-pricing model. On January 1, 2006, the Corporation began using a lattice option-pricing model to estimate the grant date fair value of stock options granted. The table below presents the assumptions used to estimate the fair value of stock options granted on the date of grant using the lattice option-pricing model for 2006. Lattice option-pricing models incorporate ranges of assumptions for inputs and those ranges are disclosed in the table below. The risk-free rate for periods within the contractual life of the stock option is based on the U.S. Treasury yield curve in effect at the time of grant. Expected volatilities are based on implied volatilities from traded stock options on the Corporation’s common stock, historical volatility of the Corporation’s common stock, and other factors. The Corporation uses historical data to estimate stock option exercise and employee termination within the model. The expected term of stock options granted is derived from the output of the model and represents the period of time that stock options granted are expected to be outstanding. The table below also includes the assumptions used to estimate the fair value of stock options granted on the date of grant using the Black-Scholes option-pricing model for 2005 and 2004. The estimates of fair value from these models are theoretical values for stock options and changes in the assumptions used in the models could result in materially different fair value estimates. The actual value of the stock options will depend on the market value of the Corporation’s common stock when the stock options are exercised.

	2006	2005	2004
Risk-free interest rate	4.59 – 4.70%	3.94%	3.36%
Dividend yield	4.50	4.60	4.56
Expected volatility	17.00 – 27.00	20.53	22.12
Weighted-average volatility	20.30	n/a	n/a
Expected lives (years)	6.5	6	5

The Corporation has equity compensation plans that were approved by its shareholders. These plans are the Key Employee Stock Plan and the Key Associate Stock Plan. Additionally one equity compensation plan (2002 Associates Stock Option Plan) was not approved by the Corporation’s shareholders. Descriptions of the material features of these plans follow.

Key Employee Stock Plan

The Key Employee Stock Plan, as amended and restated, provided for different types of awards. These include stock options, restricted stock shares and restricted stock units. Under the plan, ten-year options to purchase approximately 260 million shares of common stock were granted through December 31, 2002, to certain employees at the closing market price on the respective grant dates. Options granted under the plan generally vest in three or four equal annual installments. At December 31, 2006, approximately 66 million options were outstanding under this plan. No further awards may be granted.

Key Associate Stock Plan

On April 24, 2002, the shareholders approved the Key Associate Stock Plan to be effective January 1, 2003. This approval authorized and reserved 200 million shares for grant in addition to the remaining amount under the Key Employee Stock Plan as of December 31, 2002, which was approximately 34 million shares plus any shares covered by awards under the Key Employee Stock Plan that terminate, expire, lapse or are cancelled after December 31, 2002. Upon the FleetBoston merger, the shareholders authorized an additional 102 million shares and on April 26, 2006, the shareholders authorized an additional 180 million shares for grant under the Key Associate Stock Plan. At December 31, 2006, approximately 135 million options were outstanding under this plan. Approximately 18 million shares of restricted stock and restricted stock units were granted in 2006. These shares of restricted stock generally vest in three equal annual installments beginning one year from the grant date. The Corporation incurred restricted stock expense of $778 million, $486 million, and $288 million in 2006, 2005 and 2004.

2002 Associates Stock Option Plan

The Bank of America Corporation 2002 Associates Stock Option Plan was a broad-based plan that covered all employees below a specified executive grade level and was not approved by the Corporation’s shareholders. Under the plan, eligible employees received a one-time award of a predetermined number of options entitling them to purchase shares of the Corporation’s common stock. All options are nonqualified and have an exercise price equal to the fair market value on the date of grant. Approximately 108 million options were granted on February 1, 2002. The award included two performance-based vesting triggers, which were subsequently achieved. At December 31, 2006, approximately 5 million options were outstanding under this plan. The options expire on January 31, 2007. No further awards may be granted.

The following table presents information on equity compensation plans at December 31, 2006:

	Number of Shares to be Issued (1, 3)	Weighted Average Exercise Price of Outstanding Options (2)	Number of Shares Remaining for Future Issuance Under Equity Compensation Plans
Plans approved by shareholders	215,115,189	$37.59	304,107,699
Plan not approved by shareholders (4)	5,148,042	30.68	—
Total	220,263,231	37.42	304,107,699

(1)	Includes 13,871,207 unvested restricted stock units.

(2)	Does not take into account unvested restricted stock units.

(3)

In addition to the securities presented in the table above, there were outstanding options to purchase 38,681,146 shares of the Corporation’s common stock and 502,760 unvested restricted stock units granted to employees of predecessor companies assumed in mergers. The weighted average option price of the assumed options was $34.07 at December 31, 2006.

(4)	Shareholder approval of these broad-based stock option plans was not required by applicable law or New York Stock Exchange rules.

The following table presents the status of all option plans at December 31, 2006, and changes during 2006:

Employee stock options	December 31, 2006
	Shares	Weighted Average Exercise Price
Outstanding at January 1, 2006	298,132,802	$35.13
Options assumed through acquisition	31,506,268	32.70
Granted	31,534,150	44.42
Exercised	(111,615,059)	32.93
Forfeited	(4,484,991)	41.48
Outstanding at December 31, 2006	245,073,170	36.89
Options exercisable at December 31, 2006	178,277,236	34.17
Options vested and expected to vest (1)	244,223,346	36.87

(1)	Includes vested shares and nonvested shares after a forfeiture rate is applied.

The weighted average remaining contractual term and aggregate intrinsic value of options outstanding was 5.7 years and $4.0 billion, options exercisable was 4.7 years and $3.4 billion, and options vested and expected to vest was 5.7 years and $4.0 billion at December 31, 2006.

The weighted average grant-date fair value of options granted in 2006, 2005 and 2004 was $6.90, $6.48 and $5.59. The total intrinsic value of options exercised in 2006 was $2.0 billion.

The following table presents the status of the nonvested shares at December 31, 2006, and changes during 2006:

Restricted stock/unit awards	December 31, 2006
	Shares	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2006	27,278,106	$42.79
Share obligations assumed through acquisition	754,740	30.40
Granted	18,128,115	44.43
Vested	(12,319,864)	41.41
Cancelled	(2,251,755)	44.52
Outstanding at December 31, 2006	31,589,342	43.85

At December 31, 2006, there was $766 million of total unrecognized compensation cost related to share-based compensation arrangements for all awards that is expected to be recognized over a weighted average period of .86 years. The total fair value of restricted stock vested in 2006 was $559 million.

NOTE 18 – Income Taxes

The components of Income Tax Expense for 2006, 2005 and 2004 were as follows:

(Dollars in millions)	2006	2005	2004
Current income tax expense
Federal	$7,398	$5,229	$6,392
State	796	676	683
Foreign	796	415	405
Total current expense	8,990	6,320	7,480
Deferred income tax expense (benefit)
Federal	1,807	1,577	(512)
State	45	85	(23)
Foreign	(2)	33	16
Total deferred expense (benefit)	1,850	1,695	(519)
Total income tax expense (1)	$10,840	$8,015	$6,961

(1)

Does not reflect the deferred tax effects of Unrealized Gains and Losses on AFS Debt and Marketable Equity Securities, Foreign Currency Translation Adjustments, Derivatives, and the accumulated adjustment to apply SFAS No. 158 that are included in Accumulated OCI. As a result of these tax effects, Accumulated OCI increased $378 million, $2,863 million and $303 million in 2006, 2005 and 2004. Also, does not reflect tax benefits associated with the Corporation’s employee stock plans which increased Common Stock and Additional Paid-in Capital $674 million, $416 million and $401 million in 2006, 2005 and 2004. Goodwill was reduced $195 million, $22 million and $101 million in 2006, 2005 and 2004, reflecting the tax benefits attributable to exercises of employee stock options issued by MBNA and FleetBoston which had vested prior to the merger dates.

Income Tax Expense for 2006, 2005 and 2004 varied from the amount computed by applying the statutory income tax rate to Income before Income Taxes. A reconciliation between the expected federal income tax expense using the federal statutory tax rate of 35 percent to the Corporation’s actual Income Tax Expense and resulting effective tax rate for 2006, 2005 and 2004 follows:

	2006		2005		2004
(Dollars in millions)	Amount	Percent	Amount	Percent	Amount	Percent
Expected federal income tax expense	$11,191	35.0%	$8,568	35.0%	$7,318	35.0%
Increase (decrease) in taxes resulting from:
Tax-exempt income, including dividends	(630)	(2.0)	(605)	(2.5)	(526)	(2.5)
State tax expense, net of federal benefit	547	1.7	495	2.0	429	2.1
Low income housing credits/other credits	(537)	(1.7)	(423)	(1.7)	(352)	(1.7)
Foreign tax differential	(291)	(0.9)	(99)	(0.4)	(78)	(0.4)
TIPRA—FSC/ETI	175	0.5	—	—	—	—
Other	385	1.3	79	0.3	170	0.8
Total income tax expense	$10,840	33.9%	$8,015	32.7%	$6,961	33.3%

The IRS is currently examining the Corporation’s federal income tax returns for the years 2000 through 2002. In addition, the federal income tax returns of FleetBoston and certain other subsidiaries are currently under examination for years ranging from 1997 through 2004 as well as the federal income tax returns of MBNA for years ranging from 2001 through 2004. The Corporation’s current estimate of the resolution of these various examinations is reflected in accrued income taxes; however, final settlement of the examinations or changes in the Corporation’s estimate may result in future income tax expense or benefit.

Significant components of the Corporation’s net deferred tax liability at December 31, 2006 and 2005 are presented in the following table.

	December 31
(Dollars in millions)	2006	2005
Deferred tax liabilities
Equipment lease financing	$6,895	$6,455
Intangibles	1,198	506
Fee income	1,065	386
Mortgage servicing rights	787	632
Foreign currency	659	251
State income taxes	353	168
Fixed assets	—	152
Loan fees and expenses	—	142
Other	1,232	1,137
Gross deferred tax liabilities	12,189	9,829
Deferred tax assets
Allowance for credit losses	3,054	2,623
Security valuations	2,703	3,208
Available-for-sale securities	1,632	1,845
Accrued expenses	1,283	1,235
Employee compensation and retirement benefits	1,273	559
Foreign tax credit carryforward	117	169
Other	198	429
Gross deferred tax assets	10,260	10,068
Valuation allowance (1)	(122)	(253)
Total deferred tax assets, net of valuation allowance	10,138	9,815
Net deferred tax liabilities (2)	$2,051	$14

(1)

At December 31, 2006 and 2005, $43 million and $53 million of the valuation allowance related to gross deferred tax assets was attributable to the MBNA and FleetBoston mergers. Future recognition of the tax attributes associated with these gross deferred tax assets would result in tax benefits being allocated to reduce Goodwill.

(2)

The Corporation’s net deferred tax liabilities were adjusted during 2006 and 2005 to include $565 million and $279 million of net deferred tax liabilities related to business combinations accounted for under the purchase method.

The valuation allowance at December 31, 2006 and 2005 is attributable to deferred tax assets generated in certain state and foreign jurisdictions for which management believes it is more likely than not that realization of these assets will not occur. The decrease in the valuation allowance primarily resulted from a remeasurement of certain state temporary differences against which valuation allowances had been recorded and the conclusion of state tax examinations.

The foreign tax credit carryforward reflected in the table above represents foreign income taxes paid that are creditable against future U.S. income taxes. If not used, these credits begin to expire after 2013 and could fully expire after 2016.

The Tax Increase Prevention and Reconciliation Act of 2005 (TIPRA) was signed into law in 2006. Among other things, TIPRA repealed certain provisions of prior law relating to transactions entered into under the extraterritorial income and foreign sales corporation regimes. The TIPRA repeal results in an increase in the U.S. taxes expected to be paid on certain portions of the income earned from such transactions after December 31, 2006. Accounting for the change in law resulted in the recognition of a $175 million charge to Income Tax Expense during 2006.

The American Jobs Creation Act of 2004 (the Act) provides U.S. companies with the ability to elect to apply a special one-time tax deduction equal to 85 percent of certain earnings remitted from foreign subsidiaries, provided certain criteria are met. Management elected to apply the Act for 2005 and recorded a one-time tax benefit of $70 million for the year ended December 31, 2005.

At December 31, 2006 and 2005, federal income taxes had not been provided on $4.4 billion and $1.4 billion of undistributed earnings of foreign subsidiaries, earned prior to 1987 and after 1997 that have been reinvested for an indefinite period of time. If the earnings were distributed, an additional $573 million and $249 million of tax expense, net of credits for foreign taxes paid on such earnings and for the related foreign withholding taxes, would have resulted in 2006 and 2005.

NOTE 19 – Fair Value of Financial Instruments

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments” (SFAS 107), requires the disclosure of the estimated fair value of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Since no quoted market prices exist for certain of the Corporation’s financial instruments, the fair values of such instruments have been derived based on management’s assumptions, the estimated amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, the net realizable values could be materially different from the estimates presented below. In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Corporation.

The provisions of SFAS 107 do not require the disclosure of the fair value of lease financing arrangements and nonfinancial instruments, including Goodwill and Intangible Assets such as purchased credit card, affinity, and trust relationships.

Short-term Financial Instruments

The carrying value of short-term financial instruments, including cash and cash equivalents, time deposits placed, federal funds sold and purchased, resale and repurchase agreements, commercial paper and other short-term investments and borrowings, approximates the fair value of these instruments. These financial instruments generally expose the Corporation to limited credit risk and have no stated maturities or have short-term maturities and carry interest rates that approximate market.

Financial Instruments Traded in the Secondary Market and Strategic Investments

Held-to-maturity securities, AFS debt and marketable equity securities, trading account instruments, long-term debt traded actively in the secondary market and strategic investments have been valued using quoted market prices. The fair values of trading account instruments, securities and strategic investments are reported in Notes 3 and 5 of the Consolidated Financial Statements.

Derivative Financial Instruments

All derivatives are recognized on the Consolidated Balance Sheet at fair value, net of cash collateral held and taking into consideration the effects of legally enforceable master netting agreements that allow the Corporation to settle positive and negative positions with the same counterparty on a net basis. For exchange-traded contracts, fair value is based on quoted market prices. For non-exchange traded contracts, fair value is based on dealer quotes, pricing models or quoted prices for instruments with similar characteristics. The fair value of the Corporation’s derivative assets and liabilities is presented in Note 4 of the Consolidated Financial Statements.

Loans

Fair values were estimated for groups of similar loans based upon type of loan and maturity. The fair value of loans was determined by discounting estimated cash flows using interest rates approximating the Corporation’s current origination rates for similar loans and adjusted to reflect the inherent credit risk. Where quoted market prices were available, primarily for certain residential mortgage loans and commercial loans, such market prices were utilized as estimates for fair values.

Substantially all of the foreign loans reprice within relatively short timeframes. Accordingly, for foreign loans, the net carrying values were assumed to approximate their fair values.

Deposits

The fair value for deposits with stated maturities was calculated by discounting contractual cash flows using current market rates for instruments with similar maturities. The carrying value of foreign time deposits approximates fair value. For deposits with no stated maturities, the carrying amount was considered to approximate fair value and does not take into account the significant value of the cost advantage and stability of the Corporation’s long-term relationships with depositors.

The book and fair values of certain financial instruments at December 31, 2006 and 2005 were as follows:

	December 31
	2006		2005
(Dollars in millions)	Book Value	Fair Value	Book Value	Fair Value
Financial assets
Loans (1)	$675,544	$679,738	$545,238	$542,626
Financial liabilities
Deposits	693,497	693,041	634,670	633,928
Long-term debt	146,000	148,120	100,848	101,446

(1)	Presented net of the Allowance for Loan and Lease Losses.

NOTE 20 – Business Segment Information

The Corporation reports the results of its operations through three business segments: Global Consumer and Small Business Banking, Global Corporate and Investment Banking, and Global Wealth and Investment Management. The Corporation changed its basis of presentation to present Global Consumer and Small Business Banking on a managed basis with a corresponding offset recorded in All Other. Also, the financial results of certain businesses that are expected to be or have been sold have been transferred to All Other. In addition, certain management accounting methodologies and related allocations were refined. Certain prior period amounts have been reclassified to conform to current period presentation. These changes did not have an impact on the previously reported consolidated results of the Corporation.

Global Consumer and Small Business Banking

Global Consumer and Small Business Banking provides a diversified range of products and services to individuals and small businesses. The Corporation reports its Global Consumer and Small Business Banking’s results, specifically credit card, business card and certain unsecured lending portfolios, on a managed basis. This basis of presentation excludes the Corporation’s securitized mortgage and home equity portfolios for which the Corporation retains servicing. Reporting on a managed basis is consistent with the way that management as well as analysts evaluate the results of Global Consumer and Small Business Banking. Managed basis assumes that loans that have been securitized were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. Loan securitization is an alternative funding process that is used by the Corporation to diversify funding sources. Loan securitization removes loans from the Consolidated Balance Sheet through the sale of loans to an off-balance sheet qualified special purpose entity which is excluded from the Corporation’s Consolidated Financial Statements in accordance with GAAP.

The performance of the managed portfolio is important in understanding Global Consumer and Small Business Banking’s results as it demonstrates the results of the entire portfolio serviced by the business. Securitized loans continue to be serviced by the business and are subject to the same underwriting standards and ongoing monitoring as held loans. In addition, retained excess servicing income is exposed to similar credit risk and repricing of interest rates as held loans. Global Consumer and Small Business Banking’s managed income statement line items differ from a held basis as follows:

•

Managed Net Interest Income includes Global Consumer and Small Business Banking’s Net Interest Income on held loans and interest income on the securitized loans less the internal funds transfer pricing allocation related to securitized loans.

•

Managed Noninterest Income includes Global Consumer and Small Business Banking’s Noninterest Income on a held basis less the reclassification of certain components of Card Income (e.g., excess servicing income) to record managed Net Interest Income and Managed Credit Impact. Noninterest Income, both on a held and managed basis, also includes the impact of adjustments to the interest-only strip that are recorded in Card Income as management continues to manage this impact within Global Consumer and Small Business Banking.

•	The Managed Credit Impact represents the Provision for Credit Losses on held loans combined with realized credit losses associated with the securitized loan portfolio.

Global Corporate and Investment Banking

Global Corporate and Investment Banking provides a wide range of financial services to both our issuer and investor clients that range from business banking clients to large international corporate and institutional investor clients using a strategy to deliver value-added financial products and advisory solutions. Global Corporate and Investment Banking also includes the results of Banc of America Specialist.

Global Wealth and Investment Management

Global Wealth and Investment Management offers investment and brokerage services, estate management, financial planning services, fiduciary management, credit and banking expertise, and diversified asset management products to institutional clients, as well as affluent and high net-worth individuals. Global Wealth and Investment Management also includes the impact of migrated qualifying affluent customers, including their related deposit balances and associated Net Interest Income from Global Consumer and Small Business Banking.

All Other

All Other consists of equity investment activities including Principal Investing, Corporate Investments and Strategic Investments, the residual impacts of the allowance for credit losses and the cost allocation processes, Merger and Restructuring Charges, intersegment eliminations, and the results of certain businesses that are expected to be or have been sold or liquidated (e.g., our Brazilian operations, Asia Commercial Banking business and operations in Chile and Uruguay). All Other also includes certain amounts associated with ALM activities, including the residual impact of funds transfer pricing allocation methodologies, amounts associated with the change in the value of derivatives used as economic hedges of interest rate and foreign exchange rate fluctuations that did not qualify for SFAS 133 hedge accounting treatment, certain gains or losses on sales of whole mortgage loans, and Gains (Losses) on Sales of Debt Securities. In addition, Global Consumer and Small Business Banking is reported on a managed basis which includes a “securitization impact” adjustment which has the effect of assuming that loans that have been securitized were not sold and presenting these loans in a manner similar to the way loans that have not been sold are presented. All Other’s results include a corresponding “securitization offset” which removes the impact of these securitized loans in order to present the consolidated results of the Corporation on a held basis.

Basis of Presentation

Total Revenue includes Net Interest Income on a fully taxable-equivalent (FTE) basis and Noninterest Income. The adjustment of Net Interest Income to a FTE basis results in a corresponding increase in Income Tax Expense. The Net Interest Income of the businesses includes the results of a funds transfer pricing process that matches assets and liabilities with similar interest rate sensitivity and maturity characteristics. Net Interest Income of the business segments also includes an allocation of Net Interest Income generated by the Corporation’s ALM activities.

Certain expenses not directly attributable to a specific business segment are allocated to the segments based on pre-determined means. The most significant of these expenses include data processing costs, item processing costs and certain centralized or shared functions. Data processing costs are allocated to the segments based on equipment usage. Item processing costs are allocated to the segments based on the volume of items processed for each segment. The costs of certain centralized or shared functions are allocated based on methodologies which reflect utilization.

The following table presents Total Revenue on a FTE basis and Net Income in 2006, 2005 and 2004, and Total Assets at December 31, 2006 and 2005 for each business segment, as well as All Other.

Business Segments

At and for the Year Ended December 31	Total Corporation (1)			Global Consumer and Small Business Banking ( 2, 3)
(Dollars in millions)	2006	2005	2004	2006	2005	2004
Net interest income (4)	$35,815	$31,569	$28,677	$28,244	$17,585	$16,527
Noninterest income	38,432	25,354	21,005	17,217	11,314	8,771
Total revenue	74,247	56,923	49,682	45,461	28,899	25,298
Provision for credit losses (5)	5,010	4,014	2,769	8,534	4,677	3,855
Gains (losses) on sales of debt securities	(443)	1,084	1,724	(2)	(2)	117
Amortization of intangibles	1,755	809	664	1,511	551	441
Other noninterest expense	33,842	27,872	26,348	17,172	12,416	11,729
Income before income taxes	33,197	25,312	21,625	18,242	11,253	9,390
Income tax expense (4)	12,064	8,847	7,678	6,722	4,040	3,413
Net income	$21,133	$16,465	$13,947	$11,520	$7,213	$5,977
Period-end total assets	$1,459,737	$1,291,803		$398,286	$336,021

	Global Corporate and Investment Banking			Global Wealth and Investment Management (2)
(Dollars in millions)	2006	2005	2004	2006	2005	2004
Net interest income (4)	$9,830	$10,332	$10,090	$3,672	$3,553	$2,847
Noninterest income	10,765	9,037	7,709	3,687	3,321	2,937
Total revenue	20,595	19,369	17,799	7,359	6,874	5,784
Provision for credit losses (5)	10	24	(697)	(39)	(5)	(20)
Gains (losses) on sales of debt securities	34	117	(10)	—	—	—
Amortization of intangibles	160	169	148	72	74	62
Other noninterest expense	11,201	10,271	9,632	3,838	3,559	3,363
Income before income taxes	9,258	9,022	8,706	3,488	3,246	2,379
Income tax expense (4)	3,426	3,289	3,127	1,290	1,165	864
Net income	$5,832	$5,733	$5,579	$2,198	$2,081	$1,515
Period-end total assets	$683,239	$614,432		$125,324	$115,881

	All Other (3)
(Dollars in millions)	2006	2005	2004
Net interest income (4)	$(5,931)	$99	$(787)
Noninterest income	6,763	1,682	1,588
Total revenue	832	1,781	801
Provision for credit losses (5)	(3,495)	(682)	(369)
Gains (losses) on sales of debt securities	(475)	969	1,617
Amortization of intangibles	12	15	13
Other noninterest expense	1,631	1,626	1,624
Income before income taxes	2,209	1,791	1,150
Income tax expense (4)	626	353	274
Net income	$1,583	$1,438	$876
Period-end total assets	$252,888	$225,469

(1)	There were no material intersegment revenues among the segments.
(2)	Total Assets include asset allocations to match liabilities (i.e., deposits).
(3)	Global Consumer and Small Business Banking is presented on a managed basis with a corresponding offset recorded in All Other.
(4)	Fully taxable-equivalent basis
(5)

Provision for credit losses represents: For Global Consumer and Small Business Banking—Provision for Credit Losses on held loans combined with realized credit losses associated with the securitized loan portfolio and for All Other—Provision for Credit Losses combined with the Global Consumer and Small Business Banking securitization offset.

Global Consumer and Small Business Banking is reported on a managed basis which includes a “securitization impact” adjustment which has the effect of assuming that loans that have been securitized were not sold and presenting these loans in a manner similar to the way loans that have not been sold are presented. All Other’s results include a corresponding “securitization offset” which removes the impact of these securitized loans in order to present the consolidated results of the Corporation on a held basis. The tables below reconcile Global Consumer and Small Business Banking and All Other to a held basis by reclassifying Net Interest Income, all other income and realized credit losses associated with the securitized loans to Card Income.

Global Consumer and Small Business Banking – Reconciliation

	2006			2005			2004
(Dollars in millions)	Managed Basis	Securitization Impact (1)	Held Basis	Managed Basis	Securitization Impact (1)	Held Basis	Managed Basis	Securitization Impact (1)	Held Basis
Net interest income (2)	$28,244	$(7,593)	$20,651	$17,585	$(503)	$17,082	$16,527	$(731)	$15,796
Noninterest income:
Card income	9,788	4,566	14,354	4,973	69	5,042	3,896	207	4,103
Service charges	5,343	—	5,343	4,996	—	4,996	4,329	—	4,329
Mortgage banking income	877	—	877	1,012	—	1,012	589	—	589
All other income	1,209	(335)	874	333	—	333	(43)	—	(43)
Total noninterest income	17,217	4,231	21,448	11,314	69	11,383	8,771	207	8,978
Total revenue	45,461	(3,362)	42,099	28,899	(434)	28,465	25,298	(524)	24,774

Credit impact (3)	8,534	(3,362)	5,172	4,677	(434)	4,243	3,855	(524)	3,331
Gains (losses) on sales of debt securities	(2)	—	(2)	(2)	—	(2)	117	—	117
Noninterest expense	18,683	—	18,683	12,967	—	12,967	12,170	—	12,170
Income before income taxes	18,242	—	18,242	11,253	—	11,253	9,390	—	9,390
Income tax expense (2)	6,722	—	6,722	4,040	—	4,040	3,413	—	3,413
Net income	$11,520	$—	$11,520	$7,213	$—	$7,213	$5,977	$—	$5,977

All Other – Reconciliation

	2006			2005			2004
(Dollars in millions)	Reported Basis	Securitization Offset (1)	As Adjusted	Reported Basis	Securitization Offset (1)	As Adjusted	Reported Basis	Securitization Offset (1)	As Adjusted
Net interest income (2)	$(5,931)	$7,593	$1,662	$99	$503	$602	$(787)	$731	$(56)
Noninterest income:
Card income	3,796	(4,566)	(770)	157	(69)	88	218	(207)	11
Equity investment gains	2,866	—	2,866	1,964	—	1,964	912	—	912
All other income	101	335	436	(439)	—	(439)	458	—	458
Total noninterest income	6,763	(4,231)	2,532	1,682	(69)	1,613	1,588	(207)	1,381
Total revenue	832	3,362	4,194	1,781	434	2,215	801	524	1,325

Credit impact (3)	(3,495)	3,362	(133)	(682)	434	(248)	(369)	524	155
Gains (losses) on sales of debt securities	(475)	—	(475)	969	—	969	1,617	—	1,617
Merger and restructuring charges	805	—	805	412	—	412	618	—	618
All other noninterest expense	838	—	838	1,229	—	1,229	1,019	—	1,019
Income before income taxes	2,209	—	2,209	1,791	—	1,791	1,150	—	1,150
Income tax expense (2)	626	—	626	353	—	353	274	—	274
Net income	$1,583	$—	$1,583	$1,438	$—	$1,438	$876	$—	$876

(1)	The securitization impact on Net Interest Income is on a funds transfer pricing methodology consistent with the way funding costs are allocated to the businesses.
(2)	Fully taxable-equivalent basis
(3)

Credit impact represents: For Global Consumer and Small Business Banking—Provision for Credit Losses on held loans combined with realized credit losses associated with the securitized loan portfolio and for All Other—Provision for Credit Losses combined with the Global Consumer and Small Business Banking securitization offset.

The following tables present reconciliations of the three business segments’ Total Revenue on a FTE basis and Net Income to the Consolidated Statement of Income, and Total Assets to the Consolidated Balance Sheet. The adjustments presented in the table below include consolidated income and expense amounts not specifically allocated to individual business segments.

	Year Ended December 31
(Dollars in millions)	2006	2005	2004
Segments’ total revenue (1)	$73,415	$55,142	$48,881
Adjustments:
ALM activities (2)	(441)	(501)	20
Equity investment gains	2,866	1,964	911
Liquidating businesses	2,652	1,791	1,352
FTE basis adjustment	(1,224)	(832)	(717)
Managed securitization impact to total revenue	(3,362)	(434)	(524)
Other	(883)	(1,039)	(958)
Consolidated revenue	$73,023	$56,091	$48,965

Segments’ net income	$19,550	$15,027	$13,071
Adjustments, net of taxes:
ALM activities (2, 3, 4)	(816)	52	869
Equity investment gains	1,806	1,257	583
Liquidating businesses	1,139	857	508
Merger and restructuring charges	(507)	(275)	(411)
Other	(39)	(453)	(673)
Consolidated net income	$21,133	$16,465	$13,947

(1)     Fully taxable-equivalent basis

(2)     Includes Revenue associated with derivative instruments which did not qualify for SFAS 133 hedge accounting treatment of $(675) million and $86 million in 2005 and 2004.

(3)     Includes Net Income associated with derivative instruments which did not qualify for SFAS 133 hedge accounting treatment of $(421) million and $(196) million in 2005 and 2004.

(4)     Includes pre-tax Gains (Losses) on Sales of Debt Securities of $(494) million, $820 million and $1,613 million in 2006, 2005 and 2004, respectively.

	December 31
(Dollars in millions)	2006	2005
Segments’ total assets	$1,206,849	$1,066,334
Adjustments:
ALM activities, including securities portfolio	378,211	365,060
Equity investments	15,639	13,960
Liquidating businesses	10,224	23,242
Elimination of segment excess asset allocations to match liabilities	(76,227)	(195,123)
Elimination of managed securitized loans (1)	(101,865)	(2,237)
Other	26,906	20,567
Consolidated total assets	$1,459,737	$1,291,803

(1)	Represents Global Consumer and Small Business Banking’s, specifically Card Services, securitized loans.

NOTE 21 – Parent Company Information

The following tables present the Parent Company Only financial information:

Condensed Statement of Income

	Year Ended December 31
(Dollars in millions)	2006	2005	2004
Income
Dividends from subsidiaries:
Bank subsidiaries	$15,950	$10,400	$8,100
Other subsidiaries	111	63	133
Interest from subsidiaries	3,944	2,581	1,085
Other income	2,346	1,719	2,463
Total income	22,351	14,763	11,781
Expense
Interest on borrowed funds	5,799	3,843	2,876
Noninterest expense	3,019	2,636	2,057
Total expense	8,818	6,479	4,933
Income before income taxes and equity in undistributed earnings of subsidiaries	13,533	8,284	6,848
Income tax benefit	1,002	791	360
Income before equity in undistributed earnings of subsidiaries	14,535	9,075	7,208
Equity in undistributed earnings of subsidiaries:
Bank subsidiaries	5,613	6,518	6,165
Other subsidiaries	985	872	574
Total equity in undistributed earnings of subsidiaries	6,598	7,390	6,739
Net income	$21,133	$16,465	$13,947
Net income available to common shareholders	$21,111	$16,447	$13,931

Condensed Balance Sheet

	December 31
(Dollars in millions)	2006	2005
Assets
Cash held at bank subsidiaries	$54,989	$49,670
Securities	2,932	2,285
Receivables from subsidiaries:
Bank subsidiaries	17,063	14,581
Other subsidiaries	20,661	18,766
Investments in subsidiaries:
Bank subsidiaries	162,291	119,210
Other subsidiaries	6,488	2,472
Other assets	19,118	13,685
Total assets	$283,542	$220,669
Liabilities and shareholders’ equity
Commercial paper and other short-term borrowings	$31,852	$19,333
Accrued expenses and other liabilities	9,929	7,228
Payables to subsidiaries:
Bank subsidiaries	857	1,824
Other subsidiaries	76	2,479
Long-term debt	105,556	88,272
Shareholders’ equity	135,272	101,533
Total liabilities and shareholders’ equity	$283,542	$220,669

Condensed Statement of Cash Flows

	Year Ended December 31
(Dollars in millions)	2006	2005	2004
Operating activities
Net income	$21,133	$16,465	$13,947
Reconciliation of net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(6,598)	(7,390)	(6,739)
Other operating activities, net	2,159	(1,035)	(1,487)
Net cash provided by operating activities	16,694	8,040	5,721
Investing activities
Net (purchases) sales of securities	(705)	403	(1,348)
Net payments from (to) subsidiaries	(13,673)	(3,145)	821
Other investing activities, net	(1,300)	(3,001)	3,348
Net cash provided by (used in) investing activities	(15,678)	(5,743)	2,821
Financing activities
Net increase (decrease) in commercial paper and other short-term borrowings	12,519	(292)	15,937
Proceeds from issuance of long-term debt	28,412	20,477	19,965
Retirement of long-term debt	(15,506)	(11,053)	(9,220)
Proceeds from issuance of preferred stock	2,850	—	—
Redemption of preferred stock	(270)	—	—
Proceeds from issuance of common stock	3,117	2,846	3,712
Common stock repurchased	(14,359)	(5,765)	(6,286)
Cash dividends paid	(9,661)	(7,683)	(6,468)
Other financing activities, net	(2,799)	1,705	520
Net cash provided by financing activities	4,303	235	18,160
Net increase in cash held at bank subsidiaries	5,319	2,532	26,702
Cash held at bank subsidiaries at January 1	49,670	47,138	20,436
Cash held at bank subsidiaries at December 31	$54,989	$49,670	$47,138

NOTE 22 – Performance by Geographical Area

Since the Corporation’s operations are highly integrated, certain asset, liability, income and expense amounts must be allocated to arrive at Total Assets, Total Revenue, Income Before Income Taxes and Net Income by geographic area. The Corporation identifies its geographic performance based upon the business unit structure used to manage the capital or expense deployed in the region as applicable. This requires certain judgments related to the allocation of revenue so that revenue can be appropriately matched with the related expense or capital deployed in the region.

	Year	At December 31	Year Ended December 31
(Dollars in millions)		Total Assets (1)	Total Revenue (2)	Income Before Income Taxes	Net Income
Domestic (3)	2006	$1,300,711	$64,189	$28,041	$18,605
	2005	1,183,953	51,860	21,880	14,778
	2004		45,767	19,369	12,943
Asia	2006	32,886	1,117	637	420
	2005	32,272	909	521	344
	2004		718	286	204
Europe, Middle East and Africa	2006	113,129	5,470	1,843	1,193
	2005	57,226	1,783	920	603
	2004		1,420	605	395
Latin America and the Caribbean	2006	13,011	2,247	1,452	915
	2005	18,352	1,539	1,159	740
	2004		1,060	648	405
Total Foreign	2006	159,026	8,834	3,932	2,528
	2005	107,850	4,231	2,600	1,687
	2004		3,198	1,539	1,004
Total Consolidated	2006	$1,459,737	$73,023	$31,973	$21,133
	2005	1,291,803	56,091	24,480	16,465
	2004		48,965	20,908	13,947

(1)	Total Assets includes long-lived assets, which are primarily located in the U.S.
(2)	There were no material intercompany revenues between geographic regions for any of the periods presented.
(3)

Includes the Corporation’s Canadian operations, which had Total Assets of $7.9 billion and $4.3 billion at December 31, 2006 and 2005; Total Revenue of $641 million, $115 million and $90 million; Income Before Income Taxes of $244 million, $67 million and $49 million; and Net Income of $159 million, $56 million and $41 million for the years ended December 31, 2006, 2005 and 2004, respectively.